年度報告 2019 Annual Report 2019 Annual Report 年度報告 (853) 2888-9966 Wynn Macau, Limited Wynn www.wynnmacau.com Rua Cidade de Sintra, NAPE, Macau

2 Corporate Information 4 Highlights 5 Management Discussion and Analysis 48 Directors and Senior Management Contents 62 Report of the Directors 95 Corporate Governance Report 110 Independent Auditor’s Report 117 Financial Statements 210 Financial Summary 211 Definitions 219 Glossary

2 Wynn Macau, Limited

Corporate Information

BOARD OF DIRECTORS

Executive Directors

Mr. Matthew O. Maddox
Mr. Ian Michael Coughlan
Ms. Linda Chen (Vice Chairman of the Board)

Non-Executive Director

Mr. Craig S. Billings

Independent Non-Executive Directors

Dr. Allan Zeman, GBM, GBS, JP
(Chairman of the Board)
Mr. Jeffrey Kin-fung Lam, GBS, JP
Mr. Bruce Rockowitz
Mr. Nicholas Sallnow-Smith
Ms. Leah Dawn Xiaowei Ye

AUDIT AND RISK COMMITTEE

Mr. Nicholas Sallnow-Smith (Chairman)
Mr. Bruce Rockowitz
Dr. Allan Zeman, GBM, GBS, JP

REMUNERATION COMMITTEE

Mr. Nicholas Sallnow-Smith (Chairman)
Mr. Craig S. Billings
Mr. Jeffrey Kin-fung Lam, GBS, JP
Mr. Bruce Rockowitz

NOMINATION AND CORPORATE GOVERNANCE COMMITTEE

Mr. Jeffrey Kin-fung Lam, GBS, JP (Chairman)
Mr. Nicholas Sallnow-Smith
Ms. Leah Dawn Xiaowei Ye
Dr. Allan Zeman, GBM, GBS, JP

COMPANY SECRETARY

Ms. Ho Wing Tsz Wendy, FCIS, FCS

AUTHORIZED REPRESENTATIVES

Dr. Allan Zeman, GBM, GBS, JP
Ms. Ho Wing Tsz Wendy, FCIS, FCS

AUDITOR

Ernst & Young
Certified Public Accountants

LEGAL ADVISORS

As to Hong Kong law:
Kirkland & Ellis
Mayer Brown

As to Macau law:
Alexandre Correia da Silva

As to Cayman Islands law:
Maples and Calder

Annual Report 2019 3 Corporate Information REGISTERED OFFICE PRINCIPAL SHARE REGISTRAR AND P.O. Box 309   TRANSFER OFFICE Ugland House Estera Trust (Cayman) Limited Grand Cayman KY1-1104 HONG KONG SHARE REGISTRAR Cayman Islands Computershare Hong Kong Investor   Services Limited HEADQUARTERS IN MACAU Rua Cidade de Sintra STOCK CODE NAPE, Macau SAR 1128 PRINCIPAL PLACE OF BUSINESS IN COMPANY WEBSITE   HONG KONG www.wynnmacaulimited.com Level 54, Hopewell Centre 183 Queen’s Road East Hong Kong

4 Wynn Macau, Limited Highlights FINANCIAL HIGHLIGHTS For the year ended 31 December 2019 2018 HK$ HK$ (in thousands, except per share amounts or otherwise stated) Casino revenues 30,850,256 34,096,436 Other revenues 5,311,435 5,495,377 Adjusted EBITDA 9,568,361 10,777,018 Profit attributable to owners 5,056,661 6,245,390 Earnings per Share — basic (HK$) 0.98 1.20 Earnings per Share — diluted (HK$) 0.97 1.20 KEY SHAREHOLDER DATES FOR 2020 Annual general meeting May 2020 Release of announcement of interim results in respect of August 2020   the six months ending 30 June 2020 Release of interim report in respect of the six months ending 30 June 2020 September 2020

Annual Report 2019 5 Management Discussion and Analysis OVERVIEW We are a developer, owner and operator of two integrated destination casino resorts, Wynn Palace and Wynn Macau, located in the Greater Bay Area region of the People’s Republic of China. Our resorts in Macau include world-class hotel facilities, a variety of regional and international dining options, retail outlets and an array of one-of-a-kind entertainment options, many of which are free to the general public. Our strategy in the Greater Bay Area encompasses investment in our integrated resorts, in our people and in the broader community. To attract and retain our customers, we design and continually make enhancements to refresh, improve and expand our resorts. Most recently, we have commenced the design phase for the Crystal Pavilion, a unique world-class cultural destination, incorporating art, theater and interactive installations, expansive food and beverage offerings, additional hotel rooms, and several signature entertainment features. The Crystal Pavilion will be constructed on a 7- acre parcel located adjacent to Wynn Palace. We also maintain numerous programs to invest in our over 13,000 Macau-based employees. Through a robust emphasis on human resources and staff training, we provide opportunities for movement within our company to ensure employees can pursue their career goals with us and to elevate their functional and leadership skills. Through our “Wynn Care” program, we facilitate reinvestment in our community, encourage volunteerism and promote responsible gaming. Since launching this program, we have centralized our community- focused initiatives under one umbrella and expanded our efforts from various volunteer activities and community events in Macau into the Greater Bay Area and beyond. We are also fully committed to the sustainable development for the benefit of Macau and the planet by monitoring and reducing inefficient consumption and embracing technologies that help us to responsibly use our resources. Wynn Palace Wynn Palace, a 6 million square foot integrated resort, was opened to the public on 22 August 2016 in the Cotai area of Macau, conveniently located minutes from both Macau International Airport and the Macau Taipa Ferry Terminal, and directly adjacent to a stop serviced by Macau’s light rail system, which recently commenced operations in Cotai. We are in the preliminary planning and design stages of developing the Crystal Pavilion at Wynn Palace. We currently expect that the Crystal Pavilion will become a unique world-class cultural destination, incorporating art, theater and interactive installations, expansive food and beverage offerings, additional hotel rooms, and several signature entertainment features. We expect construction of the initial phase of the Crystal Pavilion will begin in late 2021.

6 Wynn Macau, Limited

Management Discussion and Analysis

Wynn Palace features:

- Approximately 424,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons and sky casinos;
- Free public entertainment attractions including an 8-acre performance lake, animated floral art displays and fine art displays;
- A luxury hotel with a total of 1,706 spacious rooms, suites and villas;
- 14 food and beverage outlets;
- Approximately 106,000 square feet of high-end, brand-name retail shopping;
- Recreation and leisure facilities, including a cable car ("SkyCab") ride, health club, spa, salon and pool; and
- Approximately 37,000 square feet of meeting and convention space.

The following table presents the number of casino games available at Wynn Palace:

	As at 31 December	
	2019	2018
VIP table games	**100**	112
Mass market table games	**223**	211
Slot machines	**1,011**	1,119

Wynn Macau

Wynn Macau, a 3 million square foot integrated resort, was opened to the public on 6 September 2006 in the heart of the Macau Peninsula. We completed expansion works at Wynn Macau in December 2007 and November 2009, which added more gaming space and additional food and beverage and retail amenities. Encore at Wynn Macau, a further expansion of Wynn Macau that added hotel accommodations and a range of gaming and non-gaming amenities, opened in April 2010.

Annual Report 2019 7 Management Discussion and Analysis In November 2019, we opened the first phase of our “Lakeside Casino” expansion at Wynn Macau which features 44 mass market table games and a refurbished high-limit slot area. We expect to open the second phase, which will include two new restaurants and approximately 7,000 square feet of additional retail space, in the first half of 2020. Additionally, we completed the Encore tower room refresh project in December 2019. All 410 rooms in the tower were refreshed to replace selected furniture and fixtures. The project also includes upgrades to the room control system, entry door system and selected lighting upgrades. Wynn Macau features: • Approximately 252,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons, sky casinos and a poker pit; • Free public entertainment attractions including a rotunda show featuring a Chinese zodiac- inspired ceiling along with gold “tree of prosperity” and “dragon of fortune” attractions and a performance lake; • Two luxury hotel towers with a total of 1,010 spacious rooms and suites; • 12 food and beverage outlets; • Approximately 59,000 square feet of high-end, brand-name retail shopping; • Recreation and leisure facilities, including two health clubs and spas, a salon and a pool; and • Approximately 31,000 square feet of meeting and convention space. The following table presents the number of casino games available at Wynn Macau: As at 31 December 2019 2018 VIP table games 91 110 Mass market table games 231 206 Slot machines 838 777 Poker tables 9 13

8 Wynn Macau, Limited Management Discussion and Analysis FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION Set forth below are the key factors affecting our results of operations and financial condition. There are also risks and uncertainties inherent in our operations, many of which are beyond our control. For example, in response to the outbreak of a new strain of coronavirus (“COVID-19”), on 4 February 2020, the Macau government announced a 15-day closure of all casino operations in Macau, including those at Wynn Palace and Wynn Macau. Casino operations at Wynn Palace and Wynn Macau resumed on 20 February 2020 on a reduced basis. On 20 March 2020, our casinos operations were fully restored in terms of tables, slot machines and electronic gaming stations being activated, however certain health safeguards, such as limiting the number of seats per table game, slot machine spacing, temperature checks, mask protection, and health declarations remain in effect at the present time. Our results of operations will continue to be materially impacted if regional, cross- border or international travel bans, travel and entry restrictions and conditions, quarantine measures or significant impediments and uncertainties remain in place for an extended period. For further details, see the section headed “Management Discussion and Analysis — Material Risk Factors” of this annual report. Macau Macau, which was a territory under Portuguese administration for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located in the Greater Bay Area and approximately 37 miles southwest of Hong Kong. The journey between Macau and Hong Kong takes approximately 15 minutes by helicopter, 30 minutes by motor vehicle since the opening of the Hong Kong – Zhuhai – Macau Bridge in October 2018 and one hour by jetfoil ferry. Macau, which has been a casino destination for more than 55 years, consists principally of a peninsula on mainland China, and two neighboring islands, Taipa and Coloane, between which the Cotai area is located. We believe that Macau is located in one of the world’s largest concentrations of potential gaming customers. Since the introduction of new casinos starting in 2004, the Macau market has experienced a significant increase in annual gaming revenue from the HK$21.53 billion generated in 2002. According to Macau statistical information, casinos in Macau, the largest gaming market in the world, generated approximately HK$283.94 billion in gaming revenue during the year ended 31 December 2019, a slight decrease of approximately 3.4% compared to the approximate HK$294.03 billion generated in the year ended 31 December 2018.

Annual Report 2019 9 Management Discussion and Analysis Tourism The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau grew significantly from liberalization in 2002 to 2014. From the first quarter of 2015 until the second quarter of 2016, the Macau gaming market experienced a period of decline in visitation. Beginning in the third quarter of 2016, visitation improved and for the year ended 31 December 2019, tourist arrivals to Macau increased by 10.1% compared to the year ended 31 December 2018. However, visitation to Macau has meaningfully decreased since the outbreak of COVID-19 in January 2020, driven by outbreak’s strong deterrent effect on travel and social activities, the Chinese government’s suspension of its visa and group tour schemes that allow mainland Chinese residents to travel to Macau, travel and entry restrictions in Macau, Hong Kong and certain cities and regions in mainland China, the suspension of ferry services and other modes of transportation within Macau and regionally, and, most recently, the ban on entry or enhanced quarantine requirements, depending on the person’s residency and their recent travel history, for any Macau residents, PRC citizens, Hong Kong residents and Taiwan residents attempting to enter Macau. Persons who are not residents of Greater China are barred from entry to Macau as at the printing date of this report. The Macau market has experienced tremendous growth in capacity since the opening of Wynn Macau in 2006. As at 31 December 2019, there were 38,300 hotel rooms, 6,739 table games and 17,009 slots in Macau, compared to 12,978 hotel rooms, 2,762 table games and 6,546 slots as at 31 December 2006. Tourist arrivals were 39.4 million in 2019 compared to 35.8 million in 2018. Customers traveling to Macau typically come from nearby destinations in Asia, including mainland China, Hong Kong, Taiwan, South Korea and the Philippines. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, over 90.0% of visitors to Macau for the year ended 31 December 2019 were from mainland China, Hong Kong and Taiwan. Tourism levels in Macau are affected by a number of factors, all of which are beyond our control. Factors affecting tourism levels in Macau may include, among others: the prevailing economic conditions in mainland China and Asia; restrictions, conditions or other factors which affect visitation by citizens of mainland China to Macau; various countries’ policies on currency exchange controls, currency export, currency withdrawal, credit and debit card usage and travel restrictions or policies impacting the issuance of travel visas that may be in place from time to time; and competition from other destinations which offer gaming and/or leisure activities. Natural and man-made disasters, extreme weather conditions (such as typhoons and heavy rainstorms), outbreaks of highly infectious diseases (such as the outbreak of COVID-19, in January 2020), public incidents of violence, security alerts, riots and demonstrations, war and other events, particularly in Macau and nearby regions, may result in decreases to visitor arrivals to Macau from mainland China and elsewhere and disrupt travel to and between our resorts. Any of these events may also interfere with our operations and could have a material adverse effect on our business, financial condition and results of operations.

10 Wynn Macau, Limited Management Discussion and Analysis Although we have insurance coverage with respect to some of these events, we cannot assure you that any such coverage will be sufficient to indemnify us fully against all direct and indirect costs, including any loss of business that could result from substantial damage to, or partial or complete destruction of, any of our properties. For details of the outbreak of COVID-19 in January 2020, see “Management Discussion and Analysis — Material Risk Factors — The outbreak of COVID-19 has had and will likely continue to have an adverse effect on our business, operations, financial condition and operating results, and our ability to pay dividends” of this annual report. Gaming Promoters A significant amount of our casino play is brought to us by gaming promoters. Gaming promoters have historically played a critical role in the Macau gaming market and are important to our casino business. Gaming promoters introduce premium players to Wynn Palace and Wynn Macau and often assist those players with their travel and entertainment arrangements. In addition, gaming promoters often grant credit to their players. In exchange for their services, Wynn Palace and Wynn Macau pay the gaming promoters a commission which is a percentage of the gross gaming win generated by each gaming promoter. The total amount of commissions paid to gaming promoters is netted against casino revenues. We typically advance commissions to certain selected gaming promoters with strong operational performance history at the beginning of each month to facilitate their working capital requirements. These advances are provided to a gaming promoter and are offset by the commissions earned by such gaming promoter during the applicable month. The aggregate amounts of exposure to our gaming promoters is the difference between commissions advanced to each individual gaming promoter, and the net commissions payable to each such gaming promoter. At the end of each month, any commissions outstanding are cleared no later than the fifth business day of the succeeding month and prior to the advancement of any further funds to a gaming promoter. We believe we have developed strong relationships with our gaming promoters. In addition to commissions, each gaming promoter receives a monthly complimentary allowance based on a percentage of the turnover its clients generate. The allowance is available for room, food and beverage and other products and services for discretionary use with such gaming promoter’s clients. Gaming promoters may experience certain difficulties in their Macau operations, including intensified competition in attracting patrons to come to Macau depending on certain factors, including Chinese government policies. For example, the outbreak of COVID-19, in January 2020 adversely affected the business volume of gaming promoters due to a decrease of visitor arrivals to Macau from mainland China and elsewhere. These factors may cause gaming promoters to face a decrease in liquidity, limiting their ability to grant credit to their patrons, and difficulty in collecting credit they extend.

Annual Report 2019 11 Management Discussion and Analysis Premium Credit Play We selectively extend credit to certain customers contingent upon our marketing team’s knowledge of the customers, their financial background and payment history. We follow a series of credit procedures and require various signed documents from each credit recipient that are intended to ensure that, among other things, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the customer resides. In the event the customer does not reside in a jurisdiction where gaming debts are legally enforceable, we can attempt to assert jurisdiction over assets the customer maintains in jurisdictions where the debt is recognized. In addition, we typically require a check in the amount of the applicable credit line from credit customers, collateralizing the credit we grant. Number and Mix of Table Games and Slot Machines The mix of VIP table games, mass table games and slot machines in operation at our resorts changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of our games may affect casino profitability. Renovation, Development and Construction Projects Our current and future renovation, development and construction projects are and will be subject to significant development and construction risks. Such risks include unanticipated costs or cost increases, shortages in qualified labor, changes in laws and regulations and unforeseen engineering problems. Construction, equipment or staffing problems or difficulties in obtaining the requisite licenses, permits and authorizations from regulatory or governmental authorities could materially increase the total cost, delay or prevent the construction or opening of our projects or affect the project’s design and features, which may adversely impact the success of the project. There can be no assurance that our proposed plans and specifications will not change, and we cannot guarantee that our proposed projects will be approved, commenced or completed as contemplated by us. Failure to complete the projects on schedule or within budget may also have a significant negative effect on us and on our ability to make payments on our debt. ADJUSTED EBITDA Adjusted EBITDA is earnings before finance costs, finance revenues, net foreign currency differences, loss on extinguishment of debt, income taxes, depreciation and amortization, pre-opening costs, property charges and other, share-based payments, Wynn Macau, Limited corporate expenses, and other non-operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted Property EBITDA presented by Wynn Resorts, Limited for its Macau segments in its filings with the SEC, primarily due to the inclusion of license fees, adjustments for IFRS differences with U.S. GAAP, corporate support and other support services in arriving at operating profit.

12 Wynn Macau, Limited Management Discussion and Analysis The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement and operating profit. For the year ended 31 December 2019 2018 HK$ HK$ (in thousands) Operating profit 6,365,214 7,698,455 Add Depreciation and amortization 2,922,543 2,726,414 Pre-opening costs 17,424 — Property charges and other 34,044 153,916 Share-based payments 124,125 106,303 Wynn Macau, Limited corporate expenses 105,011 91,930 Adjusted EBITDA 9,568,361 10,777,018

Annual Report 2019 13 Management Discussion and Analysis REVIEW OF HISTORICAL OPERATING RESULTS Summary Breakdown Table The following table presents certain selected consolidated statement of profit or loss and other comprehensive income line items and certain other data. For the year ended 31 December 2019 2018 HK$ HK$ (in thousands) Wynn Palace: Casino(1) 16,771,781 18,463,485 Rooms 1,368,158 1,332,801 Food and beverage 919,861 867,036 Retail and other 877,586 947,127 Wynn Macau: Casino(1) 14,078,475 15,632,951 Rooms 865,067 889,536 Food and beverage 639,290 598,513 Retail and other 641,473 860,364 Total operating revenues 36,161,691 39,591,813

14 Wynn Macau, Limited Management Discussion and Analysis For the year ended 31 December 2019 2018 HK$ HK$ (in thousands, except for averages, win per unit per day figures and number of tables and slot machines) Wynn Palace: VIP: VIP table games turnover 359,366,164 478,816,743 VIP table games win(1) 11,909,047 14,688,804 VIP table games win as a percentage of turnover 3.31% 3.07% Average number of gaming tables(2) 109 114 Table games win per unit per day(3) 299,636 352,732 Mass market: Mass market table drop 40,149,551 38,607,230 Mass market table games win(1) 9,811,997 9,452,821 Mass market table games win percentage 24.44% 24.48% Average number of gaming tables(2) 216 209 Table games win per unit per day(3) 124,633 124,085 Slot machine handle 30,709,664 30,820,957 Slot machine win(1) 1,531,101 1,595,137 Average number of slots(2) 1,054 1,065 Slot machine win per unit per day(3) 3,981 4,103 Wynn Macau: VIP: VIP table games turnover 277,690,676 452,647,270 VIP table games win(1) 8,481,086 12,443,934 VIP table games win as a percentage of turnover 3.05% 2.75% Average number of gaming tables(2) 106 111 Table games win per unit per day(3) 218,421 306,501 Mass market: Mass market table drop 42,402,598 39,641,216 Mass market table games win(1) 8,615,621 7,950,476 Mass market table games win percentage 20.32% 20.06% Average number of gaming tables(2) 207 203 Table games win per unit per day(3) 113,783 107,347

Annual Report 2019 15 Management Discussion and Analysis For the year ended 31 December 2019 2018 HK$ HK$ (in thousands, except for averages, win per unit per day figures and number of tables and slot machines) Slot machine handle 27,790,245 29,311,945 Slot machine win(1) 1,335,140 1,264,695 Average number of slots(2) 807 877 Slot machine win per unit per day(3) 4,532 3,950 Notes: (1) Total casino revenues do not equal the sum of “VIP table games win”, “mass market table games win” and “slot machine win” because casino revenues are reported net of the relevant commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues). The following table presents a reconciliation of the sum of “VIP table games win”, “mass market table games win” and “slot machine win” to total casino revenues. For the year ended 31 December 2019 2018 HK$ HK$ (in thousands) VIP table games win 20,390,133 27,132,738 Mass market table games win 18,427,618 17,403,297 Slot machine win 2,866,241 2,859,832 Poker revenues 163,286 164,403 Commissions and others (including complimentary revenues allocated   from casino revenues to rooms, food and beverage, retail and   other revenues) (10,997,022) (13,463,834) Total casino revenues 30,850,256 34,096,436 (2) For purposes of this table, we calculate average number of gaming tables and average number of slots as the average numbers of gaming tables and slot machines in service on each day in the year. (3) Table games win per unit per day and slot machine win per unit per day are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Palace, Wynn Macau and Encore were open in the applicable year.

16 Wynn Macau, Limited Management Discussion and Analysis Discussion of Results of Operations Financial results for the year ended 31 December 2019 compared to financial results for the year ended 31 December 2018 Operating Revenues Total operating revenues decreased by 8.7%, from HK$39.59 billion in 2018 to HK$36.16 billion in 2019, primarily due to a decrease in VIP table games win, partially offset by an increase in mass market table games win, at both Wynn Palace and Wynn Macau. Casino Revenues Casino revenues decreased by 9.5%, from HK$34.10 billion (86.1% of total operating revenues) in 2018 to HK$30.85 billion (85.3% of total operating revenues) in 2019. The components and reasons are as follows: VIP casino gaming operations.  VIP table games win decreased by 24.9%, from HK$27.13 billion in 2018 to HK$20.39 billion in 2019. The decrease was driven by lower business volumes of both Wynn Palace and Wynn Macau, with total VIP table games turnover down 31.6%, from HK$931.46 billion in 2018 to HK$637.06 billion in 2019, partially offset by an increase in VIP table games win as a percentage of turnover at both Wynn Palace and Wynn Macau. Mass market casino gaming operations.  Mass market table games win increased by 5.9%, from HK$17.40 billion in 2018 to HK$18.43 billion in 2019. The increase was driven by an increase in business volumes of both Wynn Palace and Wynn Macau and an increase in mass market table games win percentage at Wynn Macau. Slot machine gaming operations.  Slot machine win remained relatively flat from HK$2.86 billion in 2018 to HK$2.87 billion in 2019. A decline in business volumes with total slot machine handle down 2.7% from HK$60.13 billion in 2018 to HK$58.50 billion in 2019, and a decrease in average number of slots at both Wynn Palace and Wynn Macau, were offset by an increase in slot machine win per unit per day at Wynn Macau.

Annual Report 2019 17 Management Discussion and Analysis Non-casino Revenues Net non-casino revenues, which include rooms, food and beverage and retail and other revenues, decreased by 3.3% from HK$5.50 billion (13.9% of total operating revenues) in 2018 to HK$5.31 billion (14.7% of total operating revenues) in 2019. Rooms.  Our room revenues remained relatively flat from HK$2.22 billion in 2018 to HK$2.23 billion in 2019, primarily due to higher Average Daily Rate at both Wynn Palace and Wynn Macau and a higher occupancy rate at Wynn Palace, partially offset by rooms out of service for renovations at Wynn Macau during 2019. We completed our Encore tower room renovation at Wynn Macau in the last quarter of 2019. The following table presents additional information about our room revenues for Wynn Palace and Wynn Macau: Room revenues information For the year ended 31 December 2019 2018 Wynn Palace: Average Daily Rate HK$2,110 HK$2,074 Occupancy(1) 97.2% 96.5% REVPAR HK$2,050 HK$2,002 Wynn Macau: Average Daily Rate HK$2,244 HK$2,221 Occupancy(1) 99.2% 99.2% REVPAR HK$2,226 HK$2,202 Note: (1) Occupancy is the number of total hotel room nights occupied as a percentage of the number of total hotel room nights available in the applicable year. Available hotel rooms exclude those rooms out of service for renovation during the applicable year.

18 Wynn Macau, Limited Management Discussion and Analysis Food and beverage.  Food and beverage revenues increased by 6.4% from HK$1.47 billion in 2018 to HK$1.56 billion in 2019, primarily due to increased covers at restaurants of both Wynn Palace and Wynn Macau. Retail and other.  Our retail and other revenues decreased by 16.0% from HK$1.81 billion in 2018 to HK$1.52 billion in 2019, primarily due to the closure of certain owned retail outlets and their conversion to leased outlets at our Macau Operations. Additionally, the higher retail and other revenues in 2018 was partly due to the total business interruption insurance proceeds of HK$84.5 million related to the full settlement of claims from Typhoon Hato in 2017. Operating Costs and Expenses Gaming taxes and premiums.  Gaming taxes and premiums decreased by 11.5%, from HK$18.93 billion for the year ended 31 December 2018 to HK$16.75 billion for the same period of 2019. The decrease was commensurate with the 9.5% decrease in casino revenues. WRM is subject to a 35% gaming tax on gross gaming win. In addition, WRM is also required to pay 4% of its gross gaming win as contributions for public development and social facilities. Staff costs.  Staff costs increased by 4.8%, from HK$4.99 billion for the year ended 31 December 2018 to HK$5.23 billion for the same period of 2019. The increase was primarily due to general salary increment and an increase in number of full-time equivalent employees due in part to the opening of new restaurants. Other operating expenses.  Other operating expenses decreased by 4.6% from HK$5.10 billion for the year ended 31 December 2018 to HK$4.86 billion for the same period of 2019, driven mainly by decrease in business volume related expenses such as license fees, cost of sales and contracted service expenditures. The provision for doubtful accounts increased from HK$23.1 million for the year ended 31 December 2018 to HK$44.5 million for the same period of 2019. The increase was primarily due to the impact of historical collection patterns and current collection trends, as well as the specific review of customer accounts, on our estimated allowance for the respective periods. Depreciation and amortization.  Depreciation and amortization increased by 7.2% from HK$2.73 billion for the year ended 31 December 2018 to HK$2.92 billion for the same period of 2019. The increase was mainly due to the recognition of right-of-use assets depreciation for leases resulting from the adoption of a new international financial reporting standard on 1 January 2019.

Annual Report 2019 19 Management Discussion and Analysis Property charges and other.  Property charges and other decreased from HK$153.9 million for the year ended 31 December 2018 to HK$34.0 million for the same period of 2019. Amounts in each year primarily represent the gain/loss on the sale of equipment and other assets as well as costs related to assets retired or abandoned as a result of renovating certain assets of the Group in response to customer preferences and changes in market demand. In 2019, the amount was partially offset by insurance reimbursement of HK$37.4 million related to claims to property damage caused by typhoons in prior years. As a result of the foregoing, total operating costs and expenses decreased by 6.6%, from HK$31.89 billion in 2018 to HK$29.80 billion in 2019. Finance Revenues Finance revenues decreased from HK$102.6 million in 2018 to HK$76.1 million in 2019. The decrease was primarily due to holding lower average cash balances in 2019 compared to 2018. During 2019 and 2018, our short-term investment strategy has been to preserve capital while retaining sufficient liquidity. The majority of our cash equivalents were primarily in time deposits and fixed deposits with a maturity of three months or less. Finance Costs Finance costs remained relatively flat from HK$1.50 billion in 2018 to HK$1.49 billion in 2019. Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin of 1.50% to 2.25% per annum based on WRM’s leverage ratio. Despite both HIBOR and LIBOR increasing in 2019 compared to 2018, the effect was partially offset by a decrease in amounts outstanding under the Wynn Macau Credit Facilities. Income Tax Expense Income tax expense was HK$12.4 million in 2018 and 2019. Our income tax expense relates to the current tax expense recorded by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement. Net Profit Attributable to Owners of the Company As a result of the foregoing, net profit attributable to owners of the Company decreased by 19.0%, from HK$6.25 billion in 2018 to HK$5.06 billion in 2019.

20 Wynn Macau, Limited Management Discussion and Analysis LIQUIDITY AND CAPITAL RESOURCES Capital Resources Since the opening of Wynn Palace and Wynn Macau on 22 August 2016 and 6 September 2006, respectively, we have generally funded our working capital and recurring expenses as well as capital expenditures from cash flow from operations, notes issuance, cash on hand and availability under our credit facilities. Our cash balances as at 31 December 2019 were approximately HK$14.09 billion. This cash is available for operations, new development activities, enhancements to our operating properties, debt service and retirement, and general corporate purposes. As at 31 December 2019, the Group had approximately HK$3.11 billion of available borrowing capacity under the Wynn Macau Credit Facilities. The term loan facility of the Wynn Macau Credit Facilities is repayable in graduating installments of between 2.875% and 4.50% of the principal amount on a quarterly basis commencing 30 September 2020, with a final installment of 75% of the principal amount repayable on 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day). On 17 December 2019, the Company completed the issuance of 5.125% senior notes due 2029 with an aggregate principal amount of US$1 billion (approximately HK$7.79 billion). The Company expects to use certain amounts from the net proceeds from the WML 2029 Notes to facilitate the repayment of US$1 billion (approximately HK$7.79 billion) of the term loan of the Wynn Macau Credit Facilities over the next two years, subject to generating sufficient operating cash flow from our Macau Operations.

Annual Report 2019 21 Management Discussion and Analysis Gearing Ratio The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. The table below presents the calculation of our gearing ratio. As at 31 December 2019 2018 HK$ HK$ (in thousands, except for percentages) Interest-bearing borrowings 38,594,738 33,078,147 Accounts payable 402,395 723,473 Construction payables and accruals and   construction retentions payable 491,695 438,149 Other payables and accruals 7,914,121 9,907,813 Amounts due to related companies 111,527 160,196 Other liabilities 213,549 243,127 Lease liabilities 562,794 — Less: cash and cash equivalents (14,087,486) (9,526,423) restricted cash and cash equivalents (33,802) (18,067) Net debt 34,169,531 35,006,415 Equity 1,986,756 1,518,459 Total capital 1,986,756 1,518,459 Capital and net debt 36,156,287 36,524,874 Gearing ratio 94.5% 95.8%

22 Wynn Macau, Limited Management Discussion and Analysis Cash Flows The following table presents a summary of the Group’s cash flows. For the year ended 31 December 2019 2018 HK$ HK$ (in millions) Net cash generated from operating activities 6,751.1 9,715.6 Net cash used in investing activities (1,543.5) (1,090.3) Net cash used in financing activities (621.3) (4,334.0) Net increase in cash and cash equivalents 4,586.3 4,291.3 Cash and cash equivalents at beginning of year 9,526.4 5,239.7 Effect of foreign exchange rate changes, net (25.2) (4.6) Cash and cash equivalents at end of year 14,087.5 9,526.4 Net cash generated from operating activities Our net cash generated from operating activities is primarily affected by changes in our working capital and operating profit generated by our Macau Operations. Net cash generated from operating activities was HK$6.75 billion in 2019, compared to HK$9.72 billion in 2018. Operating profit was HK$6.37 billion in 2019 compared to HK$7.70 billion in 2018. The decrease in net cash generated from operating activities was primarily attributable to the changes in working capital and the decrease in operating profit. Net cash used in investing activities Net cash used in investing activities was HK$1.54 billion in 2019, compared to HK$1.10 billion in 2018. Net cash used in 2019 included capital expenditures of HK$1.64 billion for renovations to enhance and refine the Macau Operations and for purchases of property and equipment and an increase in restricted cash and cash equivalents of HK$8.2 million, partially offset by HK$83.3 million of interest receipts, HK$20.9 million of proceeds from insurance claims and HK$0.7 million of proceeds from sale of property and equipment and other assets. Net cash used in 2018 included capital expenditures of HK$1.19 billion for renovations to enhance and refine the Macau Operations and for purchases of property and equipment, partially offset by HK$89.9 million of interest received and HK$8.7 million in proceeds from the sale of property and equipment and other assets.

Annual Report 2019 23 Management Discussion and Analysis Net cash used in financing activities Net cash used in financing activities was HK$0.62 billion during 2019, compared to HK$4.33 billion during 2018. During 2019, net cash used in financing activities was primarily due to HK$2.16 billion net repayments on our revolving credit facility of the Wynn Macau Credit Facilities, HK$4.67 billion dividend payments made in June 2019 and September 2019, HK$144.3 million payment for principal and interest components of lease liabilities and HK$1.34 billion of interest payments, partially offset by receipts of HK$7.75 billion net proceeds from issuance of WML 2029 Notes. During 2018, the net cash used in financing activities was primarily due to HK$7.79 billion of dividend payments made in April 2018 and October 2018, HK$1.33 billion of interest payments and HK$69.6 million payments on debt financing costs partially offset by receipts of HK$4.89 billion drawn from the Wynn Macau Credit Facilities revolving credit facility. Indebtedness The following table presents a summary of our indebtedness. Indebtedness information As at 31 December 2019 2018 HK$ HK$ (in thousands) Bank loans 20,659,687 22,875,059 Senior notes 18,301,709 10,572,466 Less: debt financing costs, net (366,658) (369,378) Total interest-bearing borrowings 38,594,738 33,078,147

24 Wynn Macau, Limited Management Discussion and Analysis Wynn Macau Credit Facilities Overview On 21 December 2018, WRM’s senior secured bank facilities were amended to, among other things, extend the maturity dates of the senior secured term loan and revolving credit facilities. As at 31 December 2019, the Wynn Macau Credit Facilities consisted of approximately HK$23.77 billion equivalent in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$17.93 billion equivalent fully funded senior term loan facility and an approximately HK$5.84 billion equivalent senior revolving credit facility. The borrowings under the Wynn Macau Credit Facilities were used to refinance WRM’s existing indebtedness and for general corporate purposes. The amended term loan facility is repayable in graduating installments of between 2.875% and 4.50% of the principal amount on a quarterly basis commencing 30 September 2020, with a final installment of 75% of the principal amount repayable on 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day). Prior to the amendment, the term loan facility was repayable in graduating installments of between 2.50% and 7.33% of the principal amount on a quarterly basis commencing December 2018, with a final installment of 50% of the principal amount repayable in September 2021. The final maturity of any outstanding borrowings from the revolving credit facility is 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day), by which time any outstanding borrowings from the revolving credit facility must be repaid. Prior to the amendment, the final maturity of any outstanding borrowings from the revolving credit facility was repayable by September 2020. The borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin of 1.50% to 2.25% per annum based on WRM’s leverage ratio. Customary fees and expenses were paid by WRM in connection with the Wynn Macau Credit Facilities. Security and Guarantees Borrowings under the Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of, and equity interests in WRM and Palo.

Annual Report 2019 25 Management Discussion and Analysis Second Ranking Lender WRM is also a party to a bank guarantee reimbursement agreement with Banco Nacional Ultramarino S.A. to secure a guarantee in favor of the Macau government as required under the Concession Agreement. The amount of this guarantee is MOP300 million (approximately HK$291.3 million) and it lasts until 180 days after the end of the term of the Concession Agreement. The guarantee assures WRM’s performance under the Concession Agreement, including the payment of certain premiums, fines and indemnities for breach. The guarantee is secured by a second priority security interest in the same collateral package securing the Wynn Macau Credit Facilities. Other Terms The Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development financings in Macau. The circumstances giving rise to an event of default include if Wynn Resorts, Limited, the Company’s controlling shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness repayable by WRM under the senior secured credit facilities. The Directors confirm that there is no non-compliance with the financial covenants or general covenants contained in the Wynn Macau Credit Facilities. The Company is not a party to the credit facilities agreements and related agreements and has no rights or obligations thereunder. As at 31 December 2019, the Group had HK$3.11 billion in funding available under the revolving credit facility of the Wynn Macau Credit Facilities. On 3 February 2020, the Group prepaid approximately HK$1.17 billion of the term loan facility of the Wynn Macau Credit Facilities, and the future contractual amortization payments were reduced on a pro-rata basis. WML 2024 Notes and WML 2027 Notes On 20 September 2017, the Company completed the issuance of WML 2024 Notes and WML 2027 Notes. The Company used the net proceeds from the WML 2024 Notes and WML 2027 Notes and cash on hand to fund the cost of extinguishing the WML 2021 Notes. Interest on the WML 2024 Notes and WML 2027 Notes is payable semi-annually in arrears on 1 April and 1 October of each year, beginning on 1 April 2018. The WML 2024 Notes and WML 2027 Notes, which are listed on the Hong Kong Stock Exchange, mature on 1 October 2024 and 1 October 2027, respectively.

26 Wynn Macau, Limited Management Discussion and Analysis WML 2029 Notes On 17 December 2019, the Company completed the issuance of WML 2029 Notes. The Company expects to use certain amounts from the net proceeds from the WML 2029 Notes to facilitate the repayment of US$1 billion (approximately HK$7.79 billion) of the term loan of the Wynn Macau Credit Facilities over the next two years, subject to generating sufficient operating cash flow from our Macau Operations. Interest on the WML 2029 Notes is payable semi-annually in arrears on 15 June and 15 December of each year, beginning on 15 June 2020. The WML 2029 Notes, which are listed on the Hong Kong Stock Exchange, mature on 15 December 2029. Redemption of WML 2024 Notes, WML 2027 Notes and WML 2029 Notes At any time prior to 1 October 2020, 1 October 2022 and 15 December 2024, the Company may redeem the WML 2024 Notes, WML 2027 Notes and WML 2029 Notes, respectively, in whole or in part, at a redemption price equal to the greater of (a) 100% of the principal amount of the WML 2024 Notes, WML 2027 Notes and WML 2029 Notes, or (b) a “make-whole” amount as determined by an independent investment banker in accordance with the terms of the indentures for the WML 2024 Notes and WML 2027 Notes, dated as of 20 September 2017 (the “2017 Indentures”), and the indenture for the WML 2029 Notes dated as of 17 December 2019 (together with the 2017 Indentures, the “WML Indentures”). In either case, the redemption price would include accrued and unpaid interest. In addition, (i) at any time prior to 1 October 2020, the Company may use the net cash proceeds from certain equity offerings to redeem up to 35% of the aggregate principal amount of the WML 2024 Notes and the WML 2027 Notes, at a redemption price equal to 104.875% of the aggregate principal amount of the WML 2024 Notes and 105.500% of the aggregate principal amount of the WML 2027 Notes, as applicable; and (ii) at any time prior to 15 December 2022, the Company may use the net cash proceeds from certain equity offerings to redeem up to 35% of the aggregate principal amount of the WML 2029 Notes at a redemption price equal to 105.125% of the aggregate principal amount of the WML 2029 Notes, plus accrued and unpaid interest, if any. On or after 1 October 2020, 1 October 2022 and 15 December 2024, the Company may redeem the WML 2024 Notes, WML 2027 Notes and WML 2029 Notes, respectively, in whole or in part, at a premium decreasing annually from 102.438%, 102.750% and 102.563%, respectively, of the applicable principal amount to 100% of the applicable principal amount, plus accrued and unpaid interest to, but not including, the redemption date.

Annual Report 2019 27 Management Discussion and Analysis If the Company undergoes a Change of Control (as defined in the WML Indentures), it must offer to repurchase the WML 2024 Notes, WML 2027 Notes and WML 2029 Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. Under the 2017 Indentures, the circumstances that will constitute a Change of Control includes, among others, the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to the Company’s former Chairman and Chief Executive Officer or a related party of the Company’s former Chairman and Chief Executive Officer, the consummation of any transaction that results in any party other than the Company’s former Chairman and Chief Executive Officer and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of WRL and the first day on which a majority of the members of the Board are not continuing directors. Under the indenture of the WML 2029 Notes, the circumstances that will constitute a Change of Control includes, among others, the consummation of any transaction that results in any party other than WRL or any affiliate of WRL becomes the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of the Company, measured by voting power rather than number of equity interests. In addition, the Company may redeem the WML 2024 Notes, WML 2027 Notes and WML 2029 Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, in response to any change in or amendment to certain tax laws or tax positions. Further, if a holder or beneficial owner of the WML 2024 Notes, WML 2027 Notes and WML 2029 Notes fails to meet certain requirements imposed by any Gaming Authority (as defined in the WML Indentures), the Company may require the holder or beneficial owner to dispose of or redeem its WML 2024 Notes, WML 2027 Notes and WML 2029 Notes. Upon the occurrence of (1) any event after which none of the Company or any of its subsidiaries have such licenses, concessions, subconcessions or other permits or authorizations as necessary to conduct gaming activities in substantially the same scope as it does on the date of the WML 2024 Notes, WML 2027 Notes and WML 2029 Notes issuance, for a period of ten consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of WML and its subsidiaries, taken as a whole, or (2) the termination, rescission, revocation or modification of any such licenses, concessions, subconcessions or other permits or authorizations which has had a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the WML 2024 Notes, WML 2027 Notes and WML 2029 Notes will have the right to require the Company to repurchase all or any part of such holder’s WML 2024 Notes, WML 2027 Notes and WML 2029 Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

28 Wynn Macau, Limited Management Discussion and Analysis OFF BALANCE SHEET ARRANGEMENTS We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity. OTHER LIQUIDITY MATTERS We expect to fund our operations and capital expenditure requirements from operating cash flows, cash on hand, availability under our credit facilities and new borrowings. However, we cannot be sure that operating cash flows will be sufficient for those purposes. We may refinance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refinance any of the indebtedness on acceptable terms or at all. New business developments or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing. In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refinements to our resorts. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements. Taking into consideration our financial resources, including our cash and cash equivalents, internally generated funds, availability under our credit facilities and proceeds from notes issuance, we believe that we have sufficient liquid assets to meet our current and anticipated working capital and operating requirements. RELATED PARTY TRANSACTIONS Except for the share-based payment expenses incurred with WRL, the related party transactions during the year ended 31 December 2019 as disclosed under note 27 to the Financial Statements constituted continuing connected transactions of the Company under Chapter 14A of the Listing Rules. For details of the related party transactions, see note 27 to the Financial Statements and “Report of the Directors - Connected Transactions” of this annual report. Our Directors have confirmed that all related party transactions have complied with the requirements under Chapter 14A of the Listing Rules, and have been conducted on normal commercial terms, and that their terms are fair and reasonable.

Annual Report 2019 29 Management Discussion and Analysis MATERIAL RISK FACTORS There are certain risks and uncertainties involved in our operations, some of which are beyond our control. Set forth below are the material risk factors involved in our operations, which have been broadly categorized into: (i) risks related to our business; (ii) risks associated with our operations in Macau; and (iii) risks related to our indebtedness. Additional risks and uncertainties not currently known to us or that we currently consider to be immaterial may also have a material adverse impact on our business, financial condition, results of operations and cash flows. Risks Related to our Business The outbreak of COVID-19 has had and will likely continue to have an adverse effect on our business, operations, financial condition and operating results, and our ability to pay dividends. In January 2020, an outbreak of COVID-19 was identified and has spread around the world. Currently, there are no fully effective vaccines and there can be no assurance that an effective vaccine will be developed. The spread of COVID-19 and the recent developments surrounding the global pandemic are currently having negative impacts on all aspects of our business. The current, and uncertain future, impact of the COVID-19 outbreak, including its effect on the ability or desire of people to travel (including to and from our properties), is expected to continue to impact our results, operations, outlooks, plans, goals, growth, reputation, cash flows and liquidity. On 4 February 2020, the Macau government announced a 15-day closure of all casino operations in Macau, including those at Wynn Palace and Wynn Macau. Casino operations at Wynn Palace and Wynn Macau resumed on 20 February 2020 on a reduced basis. On 20 March 2020, our casinos operations were fully restored in terms of tables, slot machines and electronic gaming stations being activated, however certain health safeguards, such as limiting the number of seats per table game, slot machine spacing, temperature checks, mask protection, and health declarations remain in effect at the present time. Visitation to Macau has meaningfully decreased since the outbreak of COVID-19, driven by outbreak’s strong deterrent effect on travel and social activities, the Chinese government’s suspension of its visa and group tour schemes that allow mainland Chinese residents to travel to Macau, travel and entry restrictions in Macau, Hong Kong and certain cities and regions in mainland China, the suspension of ferry services and other modes of transportation within Macau and regionally, and, most recently, the ban on entry or enhanced quarantine requirements, depending on the person’s residency and their recent travel history, for any Macau residents, PRC citizens, Hong Kong residents and Taiwan residents attempting to enter Macau. Persons who are not residents of Greater China are barred from entry to Macau as at the printing date of this report.

30 Wynn Macau, Limited Management Discussion and Analysis Once travel advisories and restrictions are lifted, demand for casino resorts may remain weak for a significant length of time and we cannot predict if and when our properties will return to pre- outbreak demand or pricing. In particular, demand for casino resorts may be negatively impacted by the adverse changes in the perceived or actual economic climate, including higher unemployment rates, declines in income levels and loss of personal wealth resulting from the impact of COVID-19. In addition, we cannot predict the impact COVID-19 will have on our partners, such as tenants, travel agencies, suppliers and other vendors. We may be adversely impacted as a result of the adverse impact our partners suffer. As a result of all of the foregoing, we may be required to raise additional capital in the future and our access to and cost of financing will depend on, among other things, global economic conditions, conditions in the global financing markets, the availability of sufficient amounts of financing, our prospects and our credit ratings. If our credit ratings were to be downgraded, or general market conditions were to ascribe higher risk to our rating levels, our industry, or us, our access to capital and the cost of any debt financing will be further negatively impacted. In addition, the terms of future debt agreements could include more restrictive covenants, or require incremental collateral, which may further restrict our business operations or be unavailable due to our covenant restrictions then in effect. There is no guarantee that debt financings will be available in the future to fund our obligations, or that they will be available on terms consistent with our expectations. In addition, the COVID-19 outbreak has significantly increased economic and demand uncertainty. The current outbreak and continued spread of COVID-19 could cause a global recession, which would have a further adverse impact on our financial condition and operations. Current economic forecasts for significant increases in unemployment due to the adoption of social distancing and other policies to slow the spread of the virus is likely to have a negative impact on demand for casino resorts, and these impacts could exist for an extensive period of time. The extent of the effects of the outbreak on our business and the casino resort industry at large is highly uncertain and will ultimately depend on future developments, including, but not limited to, the duration and severity of the outbreak, the length of time it takes for demand and pricing to return and normal economic and operating conditions to resume. The COVID-19 outbreak has had and will continue to have an adverse effect on our results of operations and our ability to pay dividends. Given the uncertainty around the extent and timing of the potential future spread or mitigation of COVID-19 and around the imposition or relaxation of protective measures, we cannot reasonably estimate the impact to our future results of operations, cash flows, or financial condition.

Annual Report 2019 31 Management Discussion and Analysis To the extent COVID-19 adversely affects our business, operations, financial condition and operating results, it may also have the effect of heightening many of the other risks related to our business, including, but not limited to, those relating to our high level of indebtedness, our need to generate sufficient cash flows to service our indebtedness, and our ability to comply with the covenants contained in the agreements that govern our indebtedness. Revenues from our Macau gaming operations will end if we cannot secure an extension or renewal of our concession, or a new concession, by 26 June 2022, or if the Macau government exercises its redemption right. The term of our Concession Agreement with the Macau government ends on 26 June 2022. Unless the term of our concession agreement is extended or renewed or we receive a new gaming concession, subject to any separate agreement with the Macau government, all of our gaming operations, casino area and related equipment in Macau will be automatically transferred to the Macau government without compensation to us and we will cease to generate any revenues from these operations at the end of our concession agreement. The Macau government has publicly commented that it is studying the process by which concessions and subconcessions may be renewed, extended or issued. The relevant concession or subconcession held by SJM and MGM Macau was extended from 31 March 2020 to 26 June 2022 in March 2019. The relevant concession or subconcession held by Galaxy, SJM, Venetian Macau, MGM Macau and Melco also expire on 26 June 2022. Effective June 2017, the Macau government may redeem our Concession Agreement by providing us at least one year’s prior notice. In the event the Macau government exercises this redemption right, we are entitled to fair compensation or indemnity. The amount of such compensation or indemnity will be determined based on the amount of revenue generated during the tax year prior to the redemption multiplied by the remaining years under our concession. We are considering various options to place us in a good position for the renewal, extension or application process; however, we may not be able to extend our Concession Agreement or renew our Concession Agreement or obtain a new concession on terms favorable to us or at all. If our concession is redeemed, the compensation paid to us may not be adequate to compensate us for the loss of future revenues. We cannot conduct gaming operations in Macau without a gaming concession from the Macau government. The loss of a gaming concession would have a material adverse effect on our business, financial condition, results of operations and cash flows.

32 Wynn Macau, Limited Management Discussion and Analysis We are subject to Macau Laws and Regulations. The cost of compliance or failure to comply with such regulations and authorities could have a negative effect on our business. The operations of our resorts are contingent upon us maintaining all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations pursuant to Macau laws and regulations. The laws and regulations requiring these licenses, permits and other approvals generally relate to the responsibility, financial stability and character of the owners and managers of the gaming operations, as well as persons financially interested or involved in gaming operations. WRM and its directors, key employees, managing companies and shareholders who own 5% or more of WRM’s shares must be found suitable and are subject to the continuous monitoring and supervision of the Macau government for the term of the Concession Agreement to ensure that they are suitable to conduct a gaming business in Macau. The objectives of the Macau government’s supervision are to preserve the conduct of gaming in Macau in a fair and honest manner and to safeguard and protect the interests of Macau in receiving taxes from the operation of casinos in the jurisdiction. Our activities are also subject to administrative review and approval by various agencies of the Macau government, including DICJ, Health Bureau, Labour Affairs Bureau, Land, Public Works and Transport Bureau, Fire Services Bureau, Financial Services Bureau (including the Tax Department), Monetary Authority of Macau, Financial Intelligence Office and Macau Government Tourism Office. We cannot assure you that we will be able to maintain all necessary approvals and licenses, and our failure to do so may materially affect our business and operations. Failure to comply with the terms of the Concession Agreement and adapt to the regulatory and gaming environment in Macau could result in the revocation of the Concession Agreement or otherwise negatively affect our operations in Macau. Developments in the regulation of the gaming industry could be difficult to comply with and significantly increase our costs, which could adversely affect our business. Moreover, we are a subsidiary of WRL and therefore are subject to the risk that U.S. regulators could determine that Macau’s gaming regulatory framework has not developed in a way that would permit us to conduct operations in Macau in a manner consistent with the way in which we intend, or the applicable U.S. gaming authorities require us, to conduct our operations in the United States. Ongoing investigations, litigation and other disputes could distract management and result in negative publicity and additional scrutiny from regulators. We are subject to various claims related to our operations. These foregoing investigations, litigation and other disputes and any additional such matters that may arise in the future, can be expensive and may divert management’s attention from the operations of our businesses. The investigations, litigation and other disputes may also lead to additional scrutiny from regulators, which could lead to investigations relating to, and possibly a negative impact on, our gaming licenses and our ability to bid successfully for new gaming market opportunities. In addition, the actions, litigation and publicity could negatively impact our business, reputation and competitive position and could reduce demand for our shares and thereby have a negative impact on the trading prices of our shares.

Annual Report 2019 33 Management Discussion and Analysis We depend on the continued services of key managers and employees. If we do not retain our key personnel or attract and retain other highly skilled employees, our business will suffer. Our ability to maintain our competitive position is dependent to a large degree on the services of our senior management team. Our success depends upon our ability to attract, hire, and retain qualified operating, marketing, financial, and technical personnel in the future. We rely on the continued services of key managers and an adequate number of qualified employees to achieve our goals and to deliver our high service standards. There is intense competition for labor resources in Macau due to the limited supply of local-Macau labor and imported-labor restrictions and quotas. Competition in Macau for key managers and qualified employees is further exacerbated by the labor needs of large-scale resorts that have recently opened or are expected to open in the future and other opportunities for local-Macau labor. If we are unable to obtain, attract, retain and train key managers and an adequate number of qualified employees, and obtain any required visas or work permits for our staff, our ability to adequately manage and staff our operations and development projects could be impaired, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. The loss of key management and operating personnel would likely have a material adverse effect on our business, prospects, financial condition, and results of operations. Our business is particularly sensitive to reductions in discretionary consumer and corporate spending as a result of global economic conditions. Consumer demand for casino/hotel resorts, trade shows and conventions and for the type of luxury amenities that we offer is particularly sensitive to changes in the global economy, which adversely impact discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences brought about by factors such as perceived or actual general global economic conditions, high unemployment, weakness in housing or oil markets, perceived or actual changes in disposable consumer income and wealth, an economic recession and changes in consumer confidence in the global economy, perceived or actual health risks related to outbreaks of infectious disease, or fears of war and future acts of terrorism have in the past and could in the future reduce customer demand for the luxury amenities and leisure activities we offer, and may have a significant negative impact on our operating results. Also, consumer demographics and preferences may evolve over time, which, for example, has resulted in growth in consumer demand for non-gaming offerings. Our success depends in part on our ability to anticipate the preferences of consumers and react to those trends and any failure to do so may negatively impact our operating results.

34 Wynn Macau, Limited Management Discussion and Analysis Our operations in Macau may be negatively impacted by international relations, economic disruptions in mainland China, visa restrictions placed on citizens of mainland China, the anti-corruption campaigns, restrictions on international money transfers or similar campaigns. A significant number of our customers come from mainland China. Economic disruption, diseases, international relations, contraction or uncertainty in China could impact the number of customers visiting our properties or the amount they spend. In addition, policies adopted from time to time by the Chinese government, including any travel restrictions imposed by China on its citizens, such as restrictions imposed on exit visas granted to residents of mainland China for travel to Macau, could disrupt the number of visitors from mainland China to our resorts. It is not known when, or if, policies restricting visitation by mainland Chinese citizens to Macau and Hong Kong will be put in place and travel policies may be adjusted, without notice, in the future. Furthermore, Chinese government anti-corruption campaigns have influenced the behavior of Chinese consumers and their spending patterns both domestically and abroad. These campaigns, as well as mainland Chinese and Macau monetary outflow policies have specifically led to tighter monetary transfer regulations, including real time monitoring of certain financial channels, limitations on cash withdrawals from ATM machines by mainland China citizens, the reduction of annual withdrawal limits from bank accounts while the account holder is outside of mainland China and “know your client” protocols implemented on ATM machines. These policies may affect and impact the number of visitors and the amount of money they spend. The overall effect of the campaigns and monetary transfer restrictions may negatively affect our revenues and results of operations. Our business is particularly sensitive to the willingness of our customers to travel to and spend time at our resorts. Acts or the threat of acts of terrorism, outbreak of infectious disease, regional political events and developments in certain countries could cause severe disruptions in air and other travel and may otherwise negatively impact tourists’ willingness to visit our resorts. Such events or developments could reduce the number of visitors to our facilities, resulting in a material adverse effect on our business and financial condition, results of operations or cash flows. We are dependent on the willingness of our customers to travel. Only a small amount of our business is and will be generated by local residents. Most of our customers travel to reach our Macau properties. Acts of terrorism or concerns over the possibility of such acts may severely disrupt domestic and international travel, which would result in a decrease in customer visits to Macau, including our properties. Regional conflicts could have a similar effect on domestic and international travel. Disruptions in air or other forms of travel as a result of any terrorist act, outbreak of hostilities, escalation of war or worldwide infectious disease outbreak would have an adverse effect on our business and financial condition, results of operations and cash flows. In addition, governmental action and uncertainty resulting from U.S. and global political trends and policies, including potential barriers to travel, trade and immigration can reduce demand for hospitality products and services, including visitation to our resorts.

Annual Report 2019 35 Management Discussion and Analysis Our continued success depends on our ability to maintain the reputation of our resorts. Our strategy and integrated resort business model rely on positive perceptions of our resorts and the level of service we provide. Any deterioration in our reputation could have a material adverse effect on our business, results of operations and cash flows. Our reputation could be negatively impacted by our failure to deliver the superior design and customer service for which we are known or by events that are beyond our control. Our reputation may also suffer as a result of negative publicity regarding the Company or our resorts, including as a result of social media reports, regardless of the accuracy of such publicity. The continued expansion of media and social media formats has compounded the potential scope of negative publicity and has made it more difficult to control and effectively manage negative publicity. We are entirely dependent on a limited number of resorts for all of our cash flow, which subjects us to greater risks than a gaming company with more operating properties. We are currently entirely dependent upon our Macau Operations for all of our operating cash flow. As a result, we are subject to a greater degree of risk than a gaming company with more operating properties or greater geographic diversification. The risks to which we have a greater degree of exposure include the following: • changes in local economic and competitive conditions; • changes in local governmental laws and regulations, including gaming laws and regulations, and the way in which those laws and regulations are applied; • natural and other disasters, including the outbreak of infectious diseases; • an increase in the cost of maintaining our properties; • a decline in the number of visitors to Macau; and • a decrease in gaming and non-casino activities at our resorts. Any of the factors outlined above could negatively affect our results of operations and our ability to generate sufficient cash flow to make payments or maintain our covenants with respect to our debt.

36 Wynn Macau, Limited Management Discussion and Analysis We are a parent company and our primary source of cash is and will be distributions from our subsidiaries. The Company is a holding company and our main operating subsidiary, WRM, owns and operates the destination casino resorts “Wynn Palace” in the Cotai area of Macau and “Wynn Macau” on the Macau peninsula. Accordingly, our primary sources of cash are dividends and distributions with respect to our ownership interests in our subsidiaries that are derived from the earnings and cash flow generated by our operating properties. Our subsidiaries might not generate sufficient earnings and cash flow to pay dividends or distributions in the future. For example, if the COVID-19 outbreak in January 2020 continues to interrupt our gaming operations or visitation to Macau or if the outbreak escalates, it may have a material adverse effect on our subsidiaries’ results of operations and their ability to pay dividends or distributions to us. Our casino, hotel, convention and other facilities face intense competition, which may further intensify in the future. The casino/hotel industry is highly competitive. Since the liberalization of Macau’s gaming industry in 2002, there has been a significant increase in the number of casino properties in Macau. There are six gaming operators in Macau, including WRM. The three concessionaires are WRM, SJM, and Galaxy. The three subconcessionaires are Melco, MGM Macau, and Venetian Macau. As at 31 December 2019, there were 41 casinos in Macau, including 22 operated by SJM. Each of the six current operators has operational casinos and several have expansion plans underway. The Macau government has had the ability to grant additional gaming concessions since April 2009. If the Macau government were to allow additional competitors to operate in Macau through the grant of additional concessions or subconcessions, we would face additional competition, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Several of the current concessionaires and subconcessionaires have opened facilities in the Cotai area over the past few years, which has significantly increased gaming and non-gaming offerings in Macau, with continued development and further openings in Cotai expected in the near future. Wynn Palace and Wynn Macau also face competition from casinos located in Singapore, South Korea, the Philippines, Vietnam, Cambodia and Malaysia. We also encounter competition from other major gaming centers located around the world, including Australia, Las Vegas, cruise ships in Asia that offer gaming and other casinos throughout Asia. Additionally, certain Asian countries and regions have legalized or in the future may legalize gaming, such as Japan, Taiwan and Thailand, which could increase competition for our Macau Operations. Increased competition could result in a loss of customers, which may negatively affect our cash flows and results of operations.

Annual Report 2019 37 Management Discussion and Analysis Any violation of applicable Anti-Money Laundering laws, regulations or the Foreign Corrupt Practices Act or sanctions could adversely affect our business, performance, prospects, value, financial condition, and results of operations. We deal with significant amounts of cash in our operations and are subject to various jurisdictions’ reporting and anti-money laundering laws and regulations. Macau governmental authorities focus heavily on the gaming industry and compliance with anti-money laundering laws and regulations. From time to time, the Company may receive governmental and regulatory inquiries about compliance with such laws and regulations. The Company will cooperate with all such inquiries. Any violation of anti-money laundering laws or regulations could adversely affect our business, performance, prospects, value, financial condition, and results of operations. Further, as a subsidiary of WRL, we are subject to regulations imposed by the Foreign Corrupt Practices Act (the “FCPA”) and other anti-corruption laws that generally prohibit U.S. companies and their intermediaries from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions as well as other penalties, and the SEC and U.S. Department of Justice have increased their enforcement activities with respect to such laws and regulations. The Office of Foreign Assets Control and the Commerce Department administer and enforce economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign states, organizations, and individuals. Failure to comply with these laws and regulations could increase our cost of operations, reduce our profits, or otherwise adversely affect our business, financial condition, and results of operations. Internal control policies and procedures and employee training and compliance programs that we have implemented to deter prohibited practices may not be effective in prohibiting our directors, employees, contractors or agents from violating or circumventing our policies and the law. If we or our directors, employees or agents fail to comply with applicable laws or Company policies governing our operations, the Company may face investigations, prosecutions and other legal proceedings and actions, which could result in civil penalties, administrative remedies and criminal sanctions. Any such government investigations, prosecutions or other legal proceedings or actions could adversely affect our business, performance, prospects, value, financial condition, and results of operations. Adverse incidents or adverse publicity concerning our resorts or our corporate responsibilities could harm our brand and reputation and negatively impact our financial results. Our reputation and the value of our brand, including the perception held by our customers, business partners, other key stakeholders and the communities in which we do business, are important assets. Our business faces increasing scrutiny related to environmental, social and governance activities, and risk of damage to our reputation and the value of our brands if we fail to act responsibly in a number of areas, such as diversity and inclusion, environmental stewardship, supply chain management, sustainability, workplace conduct, human rights, philanthropy, and support for local communities. Any harm to our reputation could have a material adverse effect on our business, results of operations, and cash flows.

38 Wynn Macau, Limited Management Discussion and Analysis Compliance with changing laws and regulations may result in additional expenses and compliance risks. Changing laws and regulations are creating uncertainty for gaming companies. These changing laws and regulations are subject to varying interpretations in many cases due to their lack of specificity, recent issuance and/or lack of guidance. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. In addition, further regulation of casinos, financial institutions and public companies is possible. This could result in continuing uncertainty and higher costs regarding compliance matters. Due to our commitment to maintain high standards of compliance with laws and public disclosure, our efforts to comply with evolving laws, regulations and standards have resulted in and are likely to continue to result in increased general and administrative expense. In addition, we are subject to different parties’ interpretation of our compliance with these new and changing laws and regulations. System failure, information leakage and the cost of maintaining sufficient cybersecurity could adversely affect our business. We rely on information technology and other systems (including those maintained by third parties with whom we contract to provide data services) to maintain and transmit large volumes of customer financial information, credit card settlements, credit card funds transmissions, mailing lists and reservations information and other personally identifiable information. We also maintain important internal company data such as personally identifiable information about our employees and information relating to our operations. The systems and processes we have implemented to protect customers, employees and company information are subject to the ever-changing risk of compromised security. These risks include cyber and physical security breaches, system failure, computer viruses, and negligent or intentional misuse by customers, company employees, or employees of third-party vendors. The steps we take to deter and mitigate these risks may not be successful and our insurance coverage for protecting against cybersecurity risks may not be sufficient. Our third-party information system service providers face risks relating to cybersecurity similar to ours, and we do not directly control any of such parties’ information security operations. Despite the security measures we currently have in place, our facilities and systems and those of our third-party service providers may be vulnerable to security breaches, acts of vandalism, phishing attacks, computer viruses, misplaced or lost data, programming or human errors and other events. Cyber-attacks are becoming increasingly more difficult to anticipate and prevent due to their rapidly evolving nature and, as a result, the technology we use to protect our systems from being breached or compromised could become outdated due to advances in computer capabilities or other technological developments.

Annual Report 2019 39 Management Discussion and Analysis Despite the steps we have taken to deter and mitigate against these threats and risks, our systems, processes and security measures may not be successful and our insurance coverage for protecting against cybersecurity risks may not be sufficient. Any perceived or actual electronic or physical security breach involving the misappropriation, loss, or other unauthorized disclosure of confidential or personally identifiable information, including penetration of our network security, whether by us or by a third party, could disrupt our business, damage our reputation and our relationships with our customers or employees, expose us to risks of litigation, significant fines and penalties and liability, result in the deterioration of our customers’ and employees’ confidence in us, and adversely affect our business, results of operations and financial condition. Since we do not control third-party service providers and cannot guarantee that no electronic or physical computer break-ins and security breaches will occur in the future, any perceived or actual unauthorized disclosure of personally identifiable information regarding our employees, customers or website visitors could harm our reputation and credibility and reduce our ability to attract and retain employees and customers. As these threats develop and grow, we may find it necessary to make significant further investments to protect data and our infrastructure, including the implementation of new computer systems or upgrades to existing systems, deployment of additional personnel and protection-related technologies, engagement of third-party consultants, and training of employees. The occurrence of any of the cyber incidents described above could have a material adverse effect on our business, results of operations and cash flows. Our business could suffer if there is any misappropriation of confidential or personally identifiable information gathered, stored or used by us. Our business uses and transmits large volumes of employee and customer data, including credit card numbers and other personal information in various information systems that we maintain in areas such as human resources outsourcing, website hosting, and various forms of electronic communications. Our customers and employees have a high expectation that we will adequately protect their personal information. Our collection and use of personal data are governed by privacy laws and regulations, and privacy law is an area that changes often and varies significantly by jurisdiction. In addition to governmental regulations, there are credit card industry standards or other applicable data security standards we must comply with as well. Compliance with applicable privacy regulations may increase our operating costs and/or adversely impact our ability to market our products, properties and services to our guests. In addition, non-compliance with applicable privacy regulations by us (or in some circumstances non-compliance by third parties engaged by us) or a breach of security on systems storing our data may result in damage of reputation and/or subject us to fines, payment of damages, lawsuits or restrictions on our use or transfer of data. Any misappropriation of confidential or personally identifiable information gathered, stored or used by us, be it intentional or accidental, could have a material impact on the operation of our business, including severely damaging our reputation and our relationships with our customers, employees and investors.

40 Wynn Macau, Limited Management Discussion and Analysis Our business could suffer if our computer systems and websites are disrupted or cease to operate effectively. We are dependent on our computer systems to record and process transactions and manage and operate our business, including processing payments, accounting for and reporting financial results, and managing our employees and employee benefit programs. Given the complexity of our business, it is imperative that we maintain uninterrupted operation of our computer hardware and software systems. Despite our preventative efforts, our systems are vulnerable to damage or interruption from, among other things, security breaches, computer viruses, technical malfunctions, inadequate system capacity, power outages, natural disasters, and usage errors by our employees or third-party consultants. If our information technology systems become damaged or otherwise cease to function properly, we may have to make significant investments to repair or replace them. Additionally, confidential or sensitive data related to our customers or employees could be lost or compromised. Any material disruptions in our information technology systems could have a material adverse effect on our business, results of operations, and financial condition. Our business may be adversely affected by fraud, cheating and theft. Acts of fraud or cheating through the use of counterfeit chips, covert schemes and other tactics, possibly in collusion with our employees, may be attempted or committed by our customers with the aim of increasing their winnings. Our customers, visitors and employees may also commit crimes such as theft in order to obtain chips not belonging to them. We have taken measures to safeguard our interests including the implementation of systems, processes and technologies to mitigate against these risks, extensive employee training, surveillance, security and investigation operations and adoption of appropriate security features on our chips such as embedded radio frequency identification tags. Despite our efforts, we may not be successful in preventing or detecting such culpable behavior and schemes in a timely manner and the relevant insurance we have obtained may not be sufficient to cover our losses depending on the incident, which could result in losses to our gaming operations and generate negative publicity, both of which could have an adverse effect on our reputation, business, results of operations and cash flows. Our business may be adversely affected by fraudulent websites. There has been a substantial increase in the international operation of fraudulent online gambling and investment websites attempting to scam and defraud members of the public. These fraudulent websites mainly target PRC citizens and often falsely represent affiliates of one or more Macau casinos and even the Macau government. These fraudulent websites can appear highly professional and will often feature false statements on their websites in an attempt to pass off as a legitimate business or purport to be in association with, or be accredited by, a legitimate business or governmental authority. Such websites may also wrongfully display logos and trademarks owned by legitimate businesses or governmental authorities, or use deceptively similar logos and imagery, to appear legitimate. We do not offer online gambling or investment accounts of any kind. Websites offering these or similar activities and opportunities that use our names, such as “Wynn Resorts (Macau) S.A.”, “Wynn”-related trademarks, including our marks for “Wynn Palace” and “Wynn Macau”, or similar names or images in likeness to ours, are doing so without our authorization and possibly unlawfully and with criminal intent. The Group is not responsible for the contents of such websites.

Annual Report 2019 41 Management Discussion and Analysis If our efforts to cause these sites to be shut down through civil action and by reporting these sites to the appropriate authorities (where applicable, including for possible criminal prosecution) are unsuccessful or not timely completed, these unauthorized activities may continue and harm our reputation and negatively affect our business. Efforts we take to acquire and protect our intellectual property rights against unauthorized use throughout the world, which may include retaining counsel and commencing litigation in various jurisdictions, may be costly and may not be successful in protecting and preserving the status and value of our intellectual property assets. To report fraudulent websites or e-mails purportedly connected to the Group, please e-mail inquiries@wynnmacau.com. If a third party successfully challenges our ownership of, or right to use, the Wynn-related trademarks and/or service marks, our business or results of operations could be harmed. We have licensed the right to use certain “WYNN”-related trademarks and service marks from Wynn Resorts, Limited and Wynn Resorts Holdings, LLC, an affiliate of Wynn Resorts, Limited. Our intellectual property assets, especially the logo version of “WYNN,” are among our most valuable assets. Pursuant to the licensing arrangement, WRM licenses the right to use the “WYNN” trademark in connection with WRM’s operation of hotel casinos in Macau in return for a monthly royalty payment. The licensing arrangement is not a fixed term arrangement; it is terminable on the occurrence of certain events, including if the WRL Group loses its rights in the “WYNN” mark, if Wynn Resorts, Limited ceases to hold more than a 50% voting interest in WRM or by the court appointed administrator in the event Wynn Resorts, Limited or Wynn Resorts Holdings, LLC enters into bankruptcy proceedings. If the existing licensing arrangement were terminated and we fail to enter into new arrangements with the WRL Group in respect of the “WYNN” mark, we would lose our rights to use the “WYNN” brand name, and “WYNN” trademarks and domain names. The loss of our ability to use these “WYNN”-related marks could cause severe disruption to our business and have an adverse effect on our business, financial condition and results of operations. Wynn Resorts Holdings, LLC has filed applications with the United States Patent and Trademark Office (the “PTO”) and trademark registries including registries in Macau, mainland China, Hong Kong, Singapore, Taiwan, Japan, certain European countries and various other jurisdictions throughout the world, to register a variety of “WYNN”-related trademarks and service marks in connection with a variety of goods and services. These marks include “WYNN MACAU”, “WYNN PALACE” and “ENCORE” as well as trademarks of the Chinese characters representing “WYNN” and other “WYNN”-related marks.

42 Wynn Macau, Limited Management Discussion and Analysis If a third party successfully challenges our ownership of, or right to use, the “WYNN”-related trademarks and service marks, our business or results of operations could be harmed. We also are exposed to the risk that third parties may use “WYNN”-related trademarks without authorization. Furthermore, due to the increased use of technology in computerized gaming machines and in business operations generally, other forms of intellectual property rights (such as patents and copyrights) are becoming increasingly relevant. It is possible that, in the future, third parties might assert superior intellectual property rights or allege that their intellectual property rights cover some aspect of our operations. The defense of such allegations may result in substantial expenses, and, if such claims are successfully prosecuted, may have a material impact on our business. Risks associated with our operations in Macau Our Macau Operations may be affected by adverse political and economic conditions. Our Macau Operations are subject to significant political, economic and social risks inherent in doing business in an emerging market. The future success of our Macau Operations will depend on political and economic conditions in Macau and mainland China. For example, fiscal decline, international relations, and civil, domestic or international unrest in Macau, China or the surrounding region could significantly harm our business, not only by reducing customer demand for casino resorts, but also by increasing the risk of imposition of taxes and exchange controls or other governmental restrictions, laws or regulations that might impede our Macau Operations or our ability to repatriate funds. The smoking control legislation in Macau could have an adverse effect on our business, financial condition, results of operations and cash flows. Under the Macau Smoking Prevention and Tobacco Control Law, as of 1 January 2019, smoking on casino premises is only permitted in authorized segregated smoking lounges with no gaming activities and such smoking lounges are required to comply with the conditions set out in the regulations. The existing smoking legislation, and any smoking legislation intended to fully ban all smoking in casinos, may deter potential gaming customers who are smokers from frequenting casinos in Macau and disrupt the number of patrons visiting or the amount of time visiting patrons spend at our property, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Extreme weather conditions may have an adverse impact on our Macau Operations. Macau’s subtropical climate and location on the South China Sea are subject to extreme weather conditions including typhoons and heavy rainstorms, such as Typhoon Mangkhut in 2018 and Typhoon Hato in 2017. Unfavorable weather conditions could negatively affect the profitability of our resorts and prevent or discourage guests from traveling to Macau. The occurrence and timing of such events cannot be predicted or controlled by us and may have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Annual Report 2019 43 Management Discussion and Analysis If our Macau Operations fail to comply with the concession agreement, the Macau government can terminate our concession without compensation to us, which would have a material adverse effect on our business and financial condition. The Macau government has the right to unilaterally terminate our concession in the event of our material non-compliance with the basic obligations under the concession and applicable Macau laws. The concession agreement expressly provides that the government of Macau may unilaterally rescind the concession agreement of our Macau Operations if it: • conducts unauthorized games or activities that are excluded from its corporate purpose; • suspends gaming operations in Macau for more than seven consecutive days (or more than 14 days in a civil year) without justification; • defaults in payment of taxes, premiums, contributions or other required amounts; • does not comply with government inspections or supervision; • systematically fails to observe its obligations under the concession system; • fails to maintain bank guarantees or bonds satisfactory to the government; • is the subject of bankruptcy proceedings or becomes insolvent; • engages in serious fraudulent activity, damaging to the public interest; or • repeatedly violates applicable gaming laws. If the government of Macau unilaterally rescinds the concession agreement, our Macau Operations will be required to compensate the government in accordance with applicable law, and the areas defined as casino space under Macau law and all of the gaming equipment pertaining to our gaming operations will be transferred to the government without compensation. The loss of our concession would prohibit us from conducting gaming operations in Macau, which would have a material adverse effect on our business and financial condition. We depend upon gaming promoters for a significant portion of our gaming revenue. If we are unable to maintain, or develop additional, successful relationships with reputable gaming promoters, our ability to maintain or grow our gaming revenues could be adversely affected. We may lose the clientele of our gaming promoters, who generate a significant portion of our gaming revenue. There is intense competition among casino operators in Macau for services provided by gaming promoters, which has intensified as additional casinos open in Macau. If we are unable to maintain, or develop additional, successful relationships with reputable gaming promoters, or lose a significant number of our gaming promoters to our competitors, our ability to maintain or grow our gaming revenues will be adversely affected and we will have to seek alternative ways of developing relationships with VIP customers. In addition, if our gaming promoters are unable to develop or maintain relationships with our VIP customers, our ability to maintain or grow our gaming revenues will be hampered.

44 Wynn Macau, Limited Management Discussion and Analysis The financial resources of our gaming promoters may be insufficient to allow them to continue doing business in Macau which could adversely affect our business and financial condition. Our gaming promoters may experience difficulty in attracting patrons. Economic and political factors in the region may cause our gaming promoters to experience difficulties in their Macau operations, including intensified competition in attracting patrons to come to Macau. Further, gaming promoters may face a decrease in liquidity, limiting their ability to grant credit to their patrons, and difficulties in collecting credit they extended previously. The inability to attract sufficient patrons, grant credit and collect amounts due in a timely manner may negatively affect our gaming promoters’ operations, causing gaming promoters to wind up or liquidate their operations or resulting in some of our gaming promoters leaving Macau. Current and any future difficulties could have an adverse impact on our results of operations. Increased competition for the services of gaming promoters may require us to pay increased commission rates to gaming promoters. Certain gaming promoters have significant leverage and bargaining strength in negotiating operational agreements with casino operators. This leverage could result in gaming promoters negotiating changes to our operational agreements, including higher commissions, or the loss of business to a competitor or the loss of certain relationships with gaming promoters. If we need to increase our commission rates or otherwise change our practices with respect to gaming promoters due to competitive forces, our results of operations could be adversely affected. Failure by the gaming promoters with whom we work to comply with Macau gaming laws and high standards of probity and integrity might affect our reputation and ability to comply with the requirements of our concession, Macau gaming laws and other gaming licenses. The reputations and probity of the gaming promoters with whom we work are important to our own reputation and to our ability to operate in compliance with our concession, Macau gaming laws and other gaming licenses. We conduct periodic reviews of the probity and compliance programs of our gaming promoters. However, we are not able to control our gaming promoters’ compliance with these high standards of probity and integrity, and our gaming promoters may violate provisions in their contracts with us designed to ensure such compliance. In addition, if we enter into a new business relationship with a gaming promoter whose probity is in doubt, this may be considered by regulators or investors to reflect negatively on our own probity. If our gaming promoters are unable to maintain required standards of probity and integrity, we may face consequences from gaming regulators with authority over our operations. Furthermore, if any of our gaming promoters violate the Macau gaming laws while on our premises, the Macau government may, in its discretion, take enforcement action against us, the gaming promoter, or each concurrently, and we may be sanctioned and our reputation could be harmed. In the event a gaming promoter does not meet its financial or other obligations, there can be no assurance that we may not be found liable, which could adversely impact our business, financial condition, results of operations and cash flows.

Annual Report 2019 45 Management Discussion and Analysis Unfavorable changes in currency exchange rates could negatively impact our Macau Operations. The financial statements of foreign operations are translated into Hong Kong dollars, the Company’s functional and presentation currency, for incorporation into the consolidated financial statements. The majority of our assets and liabilities are denominated in U.S. dollars, Hong Kong dollars and Macau patacas, and there are no significant assets and liabilities denominated in other currencies. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the end of the reporting period. Income, expenditures and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. Besides, the currency delineated in our Macau Operations’ concession agreement with the government of Macau is the Macau pataca. The Macau pataca is linked to the Hong Kong dollar, and the two are often used interchangeably in Macau. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar and the U.S. dollar, are subject to potential changes due to changes in governmental policies and international economic and political developments. If the Hong Kong dollar and the Macau pataca are no longer linked to the U.S. dollar, the exchange rate for these currencies may severely fluctuate. The current rate of exchange fixed by the applicable monetary authorities for these currencies may also change. Because many of our payment and expenditure obligations are in Macau patacas and we expect that most of the revenues for any casino that we operate in Macau will be in Hong Kong dollars, we are subject to foreign exchange risk with respect to the exchange rate between the Hong Kong dollar and the Macau pataca. Also, in connection with any U.S. dollar-denominated debt we incur, fluctuations in the exchange rates of the Macau pataca or the Hong Kong dollar, in relation to the U.S. dollar, could have adverse effects on our results of operations, financial condition and ability to service our debt. Currency exchange controls and currency export restrictions could negatively impact our Macau Operations. Currency exchange controls and restrictions on the export of currency by certain countries may negatively impact the success of our Macau Operations. For example, there are currently existing currency exchange controls and restrictions on the export of the renminbi, the currency of China. Restrictions on the export of the renminbi may impede the flow of gaming customers from China to Macau, inhibit the growth of gaming in Macau and negatively impact our Macau Operations.

46 Wynn Macau, Limited Management Discussion and Analysis Our Macau subsidiaries’ indebtedness is secured by a substantial portion of their assets. Subject to applicable laws, including gaming laws, and certain agreed upon exceptions, our Macau subsidiaries’ debt is secured by liens on substantially all of their assets. In the event of a default by such subsidiaries under their financing documents, or if such subsidiaries experience insolvency, liquidation, dissolution or reorganization, the holders of such secured debt would first be entitled to payment from their collateral security, and then would the holders of our Macau subsidiaries’ unsecured debt be entitled to payment from their remaining assets, and only then would we, as a holder of capital stock, be entitled to distribution of any remaining assets. Conflicts of interest may arise because certain of our directors and officers are also directors of WRL. WRL, the Company’s controlling shareholder, is listed on the NASDAQ global select market. WRL owned approximately 72% of our Shares as of 31 December 2019. We and certain of our officers and Directors also serve as officers and/or directors of WRL. Decisions that could have different implications for us and WRL, including contractual arrangements that we have entered into or may in the future enter into with WRL, may give rise to the appearance of a potential conflict of interest. The Macau government has established a maximum number of gaming tables that can be operated in Macau and has limited the number of new gaming tables at new gaming areas in Macau. In connection with the opening of Wynn Palace, the DICJ authorized 100 new table games for operation at Wynn Palace, with 25 additional table games authorized for operation on 1 January 2017, and a further 25 new table games for operation on 1 January 2018, for a total of 150 new table games in the aggregate. In addition, we have and will continue to transfer table games between Wynn Palace and Wynn Macau, subject to the aggregate cap. As at 31 December 2019, we had a total of 323 table games at Wynn Palace and 322 at Wynn Macau. The mix of VIP table games, mass table games and slot machines in operation at Wynn Palace and Wynn Macau changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. Failure to shift the mix of our games in anticipation of market demands and industry trends may negatively impact our operating results. Risks related to our indebtedness We are highly leveraged and future cash flow may not be sufficient for us to meet our obligations, and we might have difficulty obtaining more financing. We have a substantial amount of consolidated debt in relation to our equity. Our indebtedness could have important consequences. For example: • failure to meet our payment obligations or other obligations could result in acceleration of our indebtedness, foreclosure upon our assets that serve as collateral or bankruptcy and trigger cross defaults under other agreements;

Annual Report 2019 47 Management Discussion and Analysis • servicing our indebtedness requires a substantial portion of our cash flow from our operations and reduces the amount of available cash, if any, to fund working capital and other cash requirements or pay for other capital expenditures; • we may not be able to obtain additional financing, if needed; and • rates with respect to a portion of the interest we pay will fluctuate with market rates and, accordingly, our interest expense will increase if market interest rates increase. We are exposed to interest rate risks associated with our credit facilities, which bear interest based on floating rates. We are exposed to interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations. On 27 July 2017, the UK Financial Conduct Authority (the “FCA”) announced that it will no longer persuade or compel banks to submit rates for the calculation of the LIBOR benchmark after 2021 (the “FCA Announcement”). The FCA Announcement and a subsequent speech by the Director of Markets and Wholesale Policy at the FCA on 28 January 2019 indicated that the continuation of LIBOR on the current basis cannot and will not be guaranteed, and market participants should not rely on its publication after 2021. At the date of this annual report, it is not possible to predict the effect that any discontinuance, modification or other reforms to LIBOR or any other reference rate, or the establishment of alternative reference rates may have on LIBOR or other benchmarks. Furthermore, the use of alternative reference rates or other reforms could cause the interest rate calculated on certain debt instruments to be materially different from the rate that is currently expected. The borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin based on WRM’s leverage ratio. If LIBOR (or HIBOR) ceases to exist or if only one reference bank under the Wynn Macau Credit Facilities provides a quotation for LIBOR (or HIBOR) or if notice is served to us that the funding cost of our majority lender(s) exceed LIBOR (or HIBOR), we must enter into good faith negotiations for a period of up to 30 days with a view to agreeing an alternative basis for determining the rate of interest applicable to our affected borrowings. Failing such agreement within the prescribed time, each relevant lender is to certify an alternative basis for maintaining its participation in the affected borrowings which may include an alternative method of fixing the applicable interest rate, alternative interest periods and/or alternative currencies provided such basis reflects the cost of funding its participation. Each certified alternative basis is binding on WRM and treated as part of the credit facilities agreement and applicable related agreements. WRM may seek to settle the affected outstanding borrowings. The potential effect of any such event could have on our business and financial condition cannot yet be determined.

48 Wynn Macau, Limited Directors and Senior Management OUR DIRECTORS The following table presents certain information in respect of the members of our Board. Members of the Board Date of Appointment Name Age Position as a Director Matthew Ode Maddox 44 Executive Director and Chief 28 March 2013   Executive Officer Ian Michael Coughlan 61 Executive Director and 16 September 2009  President Linda Chih-Ling Chen 53 Executive Director, 16 September 2009   Chief Operating Officer and   Vice Chairman of the Board Craig Scott Billings 47 Non-executive Director 17 August 2018 Allan Zeman, GBM, GBS, JP 71 Chairman of the Board and 16 September 2009   Independent Non-executive  Director Jeffrey Kin-fung Lam, GBS, JP 68 Independent Non-executive 16 September 2009  Director Bruce Philip Rockowitz 61 Independent Non-executive 16 September 2009  Director Nicholas Robert Sallnow-Smith 70 Independent Non-executive 16 September 2009  Director Leah Dawn Xiaowei Ye 62 Independent Non-executive 1 April 2019(1)  Director Note: (1) Ms. Leah Dawn Xiaowei Ye was appointed as the independent non-executive Director of the Company with effect from 1 April 2019.

Annual Report 2019 49 Directors and Senior Management The biography of each Director is set out below: Executive Directors Mr. Matthew O. Maddox, aged 44, has been the Chief Executive Officer of the Company since 7 February 2018. Mr. Maddox is responsible for overseeing the Group’s operations, development and continued excellence. Mr. Maddox was a non-executive Director of the Company from 28 March 2013 until his re-designation as an executive Director on 7 February 2018. Mr. Maddox has been the Chief Executive Officer of Wynn Resorts, Limited since 7 February 2018. From November 2013 to May 2019, Mr. Maddox also served as the President of Wynn Resorts, Limited. Mr. Maddox has been a member of the board of directors of Wynn Resorts, Limited since 3 August 2018. From March 2008 to May 2014, Mr. Maddox was the Chief Financial Officer of Wynn Resorts, Limited. Since joining Wynn Resorts in 2002, Mr. Maddox has served as Wynn Resorts’ Senior Vice President of Business Development and Treasurer, as the Senior Vice President of Business Development for Wynn Las Vegas, LLC, as the Chief Financial Officer of WRM, and as Wynn Resorts’ Treasurer and Vice President — Investor Relations. Mr. Maddox also serves as an officer and/or director of several subsidiaries of Wynn Resorts, Limited and the Company including as Chief Executive Officer and Chairman of the board of directors of WRM. Prior to joining Wynn Resorts, Limited in 2002, Mr. Maddox worked in Corporate Finance for Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). Mr. Maddox has over 18 years of experience in the gaming, casino and hotel industry. Before joining Park Place Entertainment, Mr. Maddox worked as an investment banker for Bank of America Securities in the Mergers and Acquisitions Department. Mr. Ian Michael Coughlan, aged 61, has been the President of the Company since 30 September 2016 and an Executive Director of the Company since 16 September 2009. Mr. Coughlan was the President of WRM from July 2007 until March 2017 when he relinquished this role after his appointment as President of the Company. Mr. Coughlan is responsible for the operation and strategic development of both Wynn Macau and Wynn Palace. Mr. Coughlan also serves as a director of several subsidiaries of the Company. Prior to these roles, Mr. Coughlan was Director of Hotel Operations — Worldwide for Wynn Resorts, Limited. Mr. Coughlan has over 35 years of hospitality experience with leading hotels across Asia, Europe and the United States. Before joining Wynn Resorts, Limited, he spent ten years with The Peninsula Group, including posts as General Manager of The Peninsula Hong Kong from September 2004 to January 2007, and General Manager of The Peninsula Bangkok from September 1999 to August 2004. His previous assignments include senior management positions at The Oriental Singapore, and a number of Ritz-Carlton properties in the United States. Mr. Coughlan holds a Diploma from Shannon College of Hotel Management, Ireland.

50 Wynn Macau, Limited Directors and Senior Management Ms. Linda Chen, aged 53, is the Vice Chairman, Chief Operating Officer and Executive Director of the Company, President and Executive Director of WRM, and President of Wynn International Marketing, Ltd.. Ms. Chen is responsible for global marketing and strategic development of Wynn Resorts, Limited. Ms. Chen is also the creator of “Wynn Care” — a corporate outreach initiative focused on social and charitable volunteer activities designed to benefit the greater Macau community. Ms. Chen was appointed as the Vice Chairman of the Company in April 2018, has been President of WRM since March 2017, Executive Director and Chief Operating Officer of the Company since September 2009, and Chief Operating Officer of WRM since June 2002. Ms. Chen played an integral role in the openings of Wynn Resorts, Limited’s three integrated resorts, including Wynn Las Vegas, Wynn Macau and Wynn Palace. She was also in charge of establishing Wynn International Marketing, Ltd.. She served as Director of Wynn Resorts, Limited from October 2007 to December 2012. Prior to joining Wynn Resorts, Limited, Ms. Chen was Executive Vice President of International Marketing for MGM Mirage from June 2000 to May 2002, responsible for the global marketing development of the three integrated resorts MGM Grand, Bellagio and The Mirage. Ms. Chen was involved in the opening of Bellagio in 1998 and served as the Executive Vice President of International Marketing. Prior to that, she was part of the opening team for the MGM Grand in 1993 and The Mirage in 1989. Currently, Ms. Chen is a member of the Nanjing Committee of the Chinese People’s Political Consultative Conference (Macau), a Director of the Macau Chamber of Commerce, and a member of the Tourism Development Committee, Government of Macao S.A.R., as well as a member of the Cultural Industries Committee, Government of Macao S.A.R.. Ms. Chen holds a Bachelor of Science Degree in Hotel Administration from Cornell University in 1989. Non-executive Director Mr. Craig S. Billings, aged 47, was appointed as a non-executive Director of the Company on 17 August 2018. Mr. Billings was appointed as the President of Wynn Resorts, Limited in May 2019 and has been the Chief Financial Officer and Treasurer of Wynn Resorts, Limited since March 2017. Prior to joining Wynn Resorts, Limited, Mr. Billings was an independent advisor and investor to the gaming industry from November 2015 through February 2017. From July 2012 to November 2015, Mr. Billings served in various roles at Aristocrat Leisure Ltd, including Chief Digital Officer and Managing Director of Strategy & Business Development. Mr. Billings served as the Chief Executive Officer and President of ZEN Entertainment, Inc. from March 2011 to June 2012. He served in various senior roles at International Game Technology from March 2009 to October 2010 and also worked in the Investment Banking Division of Goldman Sachs. He began his career in the audit practice of Deloitte & Touche. Mr. Billings served as a director and non-executive Chairman of NYX Gaming Group Limited, a company previously listed on the Toronto Stock Exchange, from December 2015 to January 2018. Mr. Billings graduated with a Bachelor of Science (Cum Laude) in Accounting from the University of Nevada, Las Vegas and received an M.B.A. from Columbia Business School, United States. Mr. Billings is a Certified Public Accountant.

Annual Report 2019 51 Directors and Senior Management Independent non-executive Directors Dr. Allan Zeman, GBM, GBS, JP, aged 71, was appointed as the non-executive Chairman of the Company on 7 February 2018. Dr. Zeman has been a Director of the Company since its inception and a non-executive Director of the Company since 16 September 2009 and was the Vice Chairman of the Company before his appointment as the non-executive Chairman of the Company. Effective from 29 March 2014, Dr. Zeman became an independent non-executive Director of the Company. He was also a non-executive director of Wynn Resorts, Limited, from October 2002 to December 2012. Dr. Zeman founded The Colby International Group in 1975 to source and export fashion apparel to North America. In late 2000, The Colby International Group merged with Li & Fung Limited. Dr. Zeman is the Chairman of Lan Kwai Fong Holdings Limited. He is also the owner of Paradise Properties Group, a property developer in Thailand. Dr. Zeman is the Vice Patron of Hong Kong Community Chest, and serves as a director of The “Star” Ferry Company, Limited. Dr. Zeman also serves as a non-executive director of Pacific Century Premium Developments Limited, independent non-executive director of Sino Land Company Limited, Tsim Sha Tsui Properties Limited, Television Broadcasts Limited (TVB), Global Brands Group Holding Limited and Fosun Tourism Group, all of which are listed on the Hong Kong Stock Exchange. Having lived in Hong Kong for over 45 years, Dr. Zeman has been very involved in government services as well as community activities. Besides having been the Chairman of Hong Kong Ocean Park, a major theme park in Hong Kong, from July 2003 to June 2014 and is now a honorary advisor, he is also a member of the General Committee of the Hong Kong General Chamber of Commerce and Hong Kong China’s representative to the Asia-Pacific Economic Cooperation (APEC) Business Advisory Council (“ABAC HK Members”). Dr. Zeman is a member of the board of Governors of The Canadian Chamber of Commerce in Hong Kong. Dr. Zeman was a member of the Board of West Kowloon Cultural District Authority, and the chairman of its Performing Arts Committee from 2008 to 2016 and is now a honorary advisor. In September 2014, Dr. Zeman was invited by former HKSAR Chief Executive Mr. CH Tung to be a Special Advisor to his Our Hong Kong Foundation, which is dedicated to promoting the long-term and overall interests of Hong Kong. In June 2015, Dr. Zeman was appointed as a Board Member of the Airport Authority of Hong Kong. In November 2015, Dr. Zeman was appointed to the board of directors of The Hong Kong Entrepreneurs Fund launched by Alibaba Group. In March 2018, Dr. Zeman was appointed by the HKSAR Chief Executive as a member of the HKSAR Chief Executive’s Council of Advisers on Innovation and Strategic Development which aims to provide advice to the Chief Executive on Hong Kong’s strategic positioning in the global and regional contexts and direction of economic development aiming at enhancing Hong Kong’s competitiveness and growth potential.

52 Wynn Macau, Limited Directors and Senior Management Dr. Zeman has been a member of the Human Resources Planning Commission (HRPC) since March 2018, which was a new initiative announced in the Chief Executive’s 2017 Policy Address and is chaired by the HKSAR Chief Secretary. It aims at formulating coordinated human resources strategies for developing Hong Kong further into a high value-added and more diversified economy. In 2001, Dr. Zeman was appointed as a Justice of the Peace in Hong Kong. He was awarded the Gold Bauhinia Star in 2004 and the Grand Bauhinia Medal in 2011. In 2008, Dr. Zeman was awarded Business Person of the Year by the Hong Kong Business Award. In 2012, he was awarded Honorary Doctorate Degrees of Business Administration from City University of Hong Kong and University of Science and Technology of Hong Kong. In November 2019, Dr. Zeman was awarded Honorary Doctorate Degree of Business Administration from Open University of Hong Kong. Mr. Jeffrey Kin-fung Lam, GBS, JP, aged 68, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Lam was appointed as a non-official member of the Executive Council of Hong Kong in October 2012. Mr. Lam is also a member of the National Committee of the Chinese People’s Political Consultative Conference and a member of the Legislative Council of Hong Kong. He is the Chairman of the Independent Commission Against Corruption (ICAC) Complaints Committee and Aviation Security Company Limited. In April 2016, Mr. Lam was appointed as a director of the Hong Kong Mortgage Corporation Limited (HKMC). Mr. Lam is also a General Committee Member of the Hong Kong General Chamber of Commerce and the Vice-Chairman of The Hong Kong Shippers’ Council. In addition, Mr. Lam is an independent non-executive director of Analogue Holdings Limited, CC Land Holdings Limited, China Overseas Grand Oceans Group Limited, Chow Tai Fook Jewellery Group Limited, CWT International Limited (formerly known as HNA Holding Group Co. Limited), i-Cable Communications Limited and Wing Tai Properties Limited, all of which are listed on the Hong Kong Stock Exchange. He has served as the director on the board of Heifer International — Hong Kong since January 2016. Mr. Lam was also an independent non-executive director of Hsin Chong Construction Group Ltd. from August 2002 to May 2014 and Bracell Limited (formerly known as Sateri Holdings Limited) until November 2016. In 1996, Mr. Lam was appointed Justice of the Peace in Hong Kong and became a member of the Most Excellent Order of the British Empire. He was awarded the honor of the Gold Bauhinia Star in July 2011 and the Silver Bauhinia Star in 2004. Mr. Lam was conferred University Fellow of Tufts University in the United States and Hong Kong Polytechnic University in 1997 and in 2000, respectively.

Annual Report 2019 53 Directors and Senior Management Mr. Bruce Rockowitz, aged 61, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Rockowitz was the CEO and Vice Chairman of Global Brands Group Holding Limited from 2014 to 2018 and was the Vice Chairman and non-executive director of the company from 2018 to 2019, a spinoff from Li & Fung Limited and listed on the Hong Kong Stock Exchange in July 2014. Mr. Rockowitz joined Li & Fung Limited as Executive Director in 2001 until June 2014. He was the President of the Li & Fung Group from 2004 to 2011, and Group President and Chief Executive Officer from 2011 to June 2014. He was also the co-founder and Chief Executive Officer of Colby International Limited, a large Hong Kong buying agent, prior to its acquisition by Li & Fung in 2000. In addition, Mr. Rockowitz is a co-founder of the Pure Group, a lifestyle, fitness and yoga chain operating in Hong Kong, Singapore, New York City and mainland China. He is currently the Chairman of Rock Media Ltd. and Legend Publishing Ltd. Mr. Rockowitz is a member of the Advisory Board for the Wharton School’s Jay H Baker Retailing Center, an industry research center for retail at the University of Pennsylvania. He is also a board member of the Education Foundation for Fashion Industries, the private fund-raising arm of the Fashion Institute of Technology in New York. In March 2012, he became a member of the Global Advisory Council of the Women’s Tennis Association (WTA). In 2008, Mr. Rockowitz was ranked first by Institutional Investor for Asia’s Best CEOs in the consumer category. In 2010 and 2011, he was also ranked as one of the world’s 30 best CEOs by Barron’s. In 2011, he was presented with the Alumni Achievement Award by the University of Vermont. In the years 2012, 2017 and 2018, Mr. Rockowitz was named Asia’s Best CEO at Corporate Governance Asia’s Excellence Recognition Awards, and he was also presented with an Asian Corporate Director Recognition Award by the same organization in 2012 and 2013. Mr. Nicholas Sallnow-Smith, aged 70, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Sallnow-Smith also served as the Chairman and an independent non-executive director of Link Asset Management Limited (formerly The Link Management Limited) between April 2007 and March 2016, when he also served as Chairman of Link Asset Management Limited’s Finance and Investment, and Nominations Committees. Link Asset Management Limited is the manager to Link Real Estate Investment Trust (formerly The Link Real Estate Investment Trust), which is listed on the Hong Kong Stock Exchange. Mr. Sallnow-Smith is also a non-executive director of UCP Plc, which was listed on the London Stock Exchange. Prior to joining Link, Mr. Sallnow-Smith was Chief Executive of Hongkong Land Holdings Limited from February 2000 to March 2007. He has a wide ranging finance background in Asia and the United Kingdom for over 30 years, including his roles as Finance Director of Hongkong Land Holdings Limited from 1998 to 2000 and as Group Treasurer of Jardine Matheson Holdings Limited from 1993 to 1998.

54 Wynn Macau, Limited Directors and Senior Management Mr. Sallnow-Smith’s early career was spent in the British Civil Service, where he worked for Her Majesty’s Treasury in Whitehall, London from 1975 to 1985. During that time, he was seconded for two years to Manufacturers Hanover London, working in export finance and in their merchant banking division, Manufacturers Hanover Limited. He left the Civil Service in 1985, following a period working in the International Finance section of H. M. Treasury on Paris Club and other international debt policy matters, and spent two years with Lloyds Merchant Bank before moving into the corporate sector in 1987. Mr. Sallnow-Smith served as the Convenor of the Hong Kong Association of Corporate Treasurers from 1996 to 2000, as Chairman of the Matilda Child Development Centre in 1994 and 1995 and as Chairman of the Matilda International Hospital from 2003 to 2005. He was an Executive Committee member of the Hong Kong Youth Arts Foundation from 2008 to 2020. He was a member of the Council of the Treasury Markets Association (Hong Kong Association of Corporate Treasurers Representative) from 2006 until June 2019. He was a member of the Board of Governors of Hong Kong Philharmonic Society Ltd. from 2007 until July 2019. He was the Chairman of Manpower Committee of the Hong Kong General Chamber of Commerce from 2014 to 2016. He was previously the Chairman of the General Committee of The British Chamber of Commerce in Hong Kong from 2012 to 2014. He was also a director of the Lion Rock Institute from 2016 until June 2019. He was a member of the Financial Reporting Council of Hong Kong from 2012 to November 2018. Mr. Sallnow-Smith was educated at Gonville & Caius College, Cambridge, and the University of Leicester and is a Fellow of the Association of Corporate Treasurers. He holds M.A. (Cantab) and M.A. (Soc. of Ed.) Degrees. Ms. Leah Dawn Xiaowei Ye, aged 62, was appointed as an independent non-executive Director of the Company with effect from 1 April 2019. Ms. Ye was the managing partner of the Beijing representative office of Morgan Lewis & Bockius LLP, an international law firm, from 2014 to 2018. Ms. Ye was also the co-managing partner of the Beijing representative office of Bingham McCutchen LLP from 2011 to 2014 before it had a merger with Morgan Lewis & Bockius LLP. Ms. Ye has over 20 years of experience in Asia representing large Chinese companies, financial institutions and investment funds with respect to their overseas investments, project financing, and initial public listing and offerings. Ms. Ye has also represented multinationals in their investments and their regulatory matters in China. Prior to 2011, Ms. Ye was a resident partner at Allen & Overy and Jones Day in China from 2003 to 2004 and from 2004 to 2011, respectively. She also served as a senior lawyer at the Beijing representative office of Shearman & Sterling from 1995 to 2003. Ms. Ye is admitted to practice law in the District of Columbia of the United States. Ms. Ye was also a member of the American Chamber of Commerce in the People’s Republic of China from 2004 to 2018. Ms. Ye graduated with a Bachelor of Arts from Georgetown University in 1983 and obtained a Juris Doctor from Georgetown University Law Center in 1988. Ms. Ye’s alias and former name is 葉小瑋 .

Annual Report 2019 | 55

Directors and Senior Management

OUR SENIOR MANAGEMENT

The following table presents certain information concerning the senior management personnel of the Group (other than our executive Directors).

Wynn Resorts (Macau) S.A.

Name	Age	Position
Frank Xiao[1]	52	President — Marketing
Jay M. Schall	46	Executive Vice President and General Counsel[2], Executive Vice President — Legal
Robert Alexander Gansmo	50	Senior Vice President — Chief Financial Officer

Wynn Macau

Name	Age	Position
Ciarán Pearse Carruthers	51	Chief Operating Officer
Stratoe Koutsouridis	57	Senior Vice President — Casino Operations
Elsie Guerrero	63	Vice President — Casino Operations
Lau Tak Meng	53	Vice President — Human Resources
Rory McGregor Forbes[3]	50	Executive Director — Security Operations

Wynn Palace

Name	Age	Position
Frederic Jean-Luc Luvisutto	48	Chief Operating Officer
Kristoffer Luczak	51	Executive Vice President — Food & Beverage
Michael Francis Clifford	57	Senior Vice President — Casino Operations
Mo Yin Mok	58	Senior Vice President — Human Resources[2]
Dianne Fiona Dennehy[4]	64	Senior Vice President — Main Floor Gaming
Peter James Barnes	60	Senior Vice President — Security & Corporate Investigation

Notes:

(1) Left the Group in February 2020

(2) Position held in the Company

(3) Resigned in January 2020

(4) Retired in February 2020

56 Wynn Macau, Limited Directors and Senior Management The biography of each member of the senior management team (other than our executive Directors) is set out below: Wynn Resorts (Macau) S.A. Mr. Frank Xiao, aged 52, was the President — Marketing of WRM, a position he had held since October 2012 until he left the Group on 26 February 2020. Prior to this position, Mr. Xiao was the Senior Executive Vice President — Premier Marketing between August 2006 and October 2012. Mr. Xiao is responsible for providing leadership and guidance to the marketing team and staff, developing business for and promoting Wynn Macau. Prior to this position, Mr. Xiao was the Senior Executive Vice President — China Marketing for WIML and Worldwide Wynn between 2005 until 2006. Prior to joining the Group, Mr. Xiao was the Senior Vice President of Far East Marketing at MGM Grand Hotel. During his 12 years at the MGM Grand Hotel, he was promoted several times from his first position as Far East Marketing Executive in 1993. Mr. Xiao holds a Bachelor of Science Degree in Hotel Administration and a Master’s Degree in Hotel Administration from the University of Nevada, Las Vegas. Mr. Jay M. Schall, aged 46, is the Executive Vice President and General Counsel of the Company, Executive Vice President — Legal of WRM, and General Counsel — Asia for Wynn Resorts, Limited. He has held senior legal positions with WRM since May 2006. Mr. Schall has over 20 years of experience in the legal field, including over 15 years in Macau and Hong Kong. Prior to joining the Group, Mr. Schall practiced United States law at a major law firm in the United States and in Hong Kong. Mr. Schall is a member of the State Bar of Texas. Mr. Schall holds a Bachelor of Arts Degree from Colorado College, an MBA from Tulane University, Freeman School of Business and a Juris Doctor (magna cum laude, Order of the Coif) from Tulane University School of Law. Mr. Robert Alexander Gansmo, aged 50, is the Senior Vice President — Chief Financial Officer. In this position, Mr. Gansmo is responsible for the management and administration of WRM’s finance division. Prior to this position, Mr. Gansmo was the Senior Vice President — Chief Financial Officer of Wynn Palace since January 2014 and the Senior Vice President — Chief Financial Officer of Wynn Macau from April 2009 to January 2014, and the Director — Finance of Wynn Macau, a position he assumed in January 2007. Before joining WRM, Mr. Gansmo worked at Wynn Resorts, Limited, where he served as the Director of Financial Reporting from November 2002. Prior to joining Wynn Resorts, Limited, Mr. Gansmo practiced as a certified public accountant with firms in Las Vegas, Washington and California, including KPMG Peat Marwick, Arthur Andersen, and Deloitte and Touche. Mr. Gansmo graduated in 1993 from California State University, Chico, where he obtained a Bachelor of Science Degree in Business Administration with a focus on accounting.

Annual Report 2019 57 Directors and Senior Management Wynn Macau Mr. Ciarán Pearse Carruthers, aged 51, is the Wynn Macau Chief Operating Officer, a position he has held since January 2017. Mr. Carruthers is responsible for overseeing all operations at Wynn Macau, including gaming operations. Prior to this position, Mr. Carruthers was the Senior Vice President and Director of the Venetian and Plaza Operations for Sands China Limited. Mr. Carruthers has been in the gaming industry for 31 years and in Asia Pacific region since 1991 and Macau since 2002. Among others, Mr. Carruthers held positions as President & CEO of Asia Pacific Gaming and Chief Operating Officer of StarWorld Hotel & Casino and SVP Operations of City Clubs at Galaxy Entertainment Group Limited. He has also held a number of senior operational roles at casino resorts in South East Asia, the Philippines and the US Pacific Islands. Mr. Stratoe Koutsouridis, aged 57, is the Wynn Macau Senior Vice President — Casino Operations, a position he has held since September 2018. Mr. Koutsouridis joined Wynn Macau in 2017 as Vice President — Casino Operations. He leads and oversees mass and Wynn Club Gaming operations, slot operations, casino administration, staffing, training, budgeting and business operations for Wynn Macau. Mr. Koutsouridis is a career gaming professional who has worked in casinos for more than 30 years across multiple jurisdictions in Australia, Greece, Tinian and Macau, where he has worked and resided since 2005. Prior to this position, Mr. Koutsouridis held the position of Vice President of Operations, where he managed multiple business units and departments, at Venetian Macau. Ms. Elsie Guerrero, aged 63, is the Wynn Macau Vice President — Casino Operations, a position she has held since March 2018. Ms. Guerrero is responsible for overseeing VIP Gaming operations, expansion projects, staffing and training, budgeting and business operation for Wynn Macau. Prior to this position, she was the Casino Manager at Wynn Las Vegas from April 2008 to June 2015 and she was the Assistant Vice President — Wynn Club Gaming at Wynn Macau from July 2015 to February 2018. Ms. Guerrero started her gaming career as a Dealer at the former MGM Grand Hotel (now Bally’s) in Las Vegas in 1980, and has amassed over 40 years of experience in the casino industry. Prior to joining Wynn Las Vegas, she held the position as a Baccarat Manager at Caesar Palace Las Vegas from April 2000 to June 2007 and was part of the pre-opening team in MGM Grand Macau as a Casino Shift Manager from July 2007 to March 2008.

58 Wynn Macau, Limited Directors and Senior Management Mr. Lau Tak Meng, aged 53, is the Wynn Macau Vice President — Human Resources, a position he has held since 1 January 2019. Mr. Lau is responsible for leading and overseeing Wynn Macau human resources operations. Prior to this position, he was the Executive Director — Human Resources from April to December 2018 and he was the Director — Human Resources from July 2007 to March 2018. He joined Wynn Macau pre-opening as Personnel Administration Manager in January 2005. Before joining Wynn Macau, Mr. Lau held a variety of human resources roles at hotels in Macau, including The Landmark Macau, New World Emperor Macau and Holiday Inn Macau. He has more than 28 years of experience in Macau’s human resources and hospitality industry. He holds a Bachelor Degree of Business Administration at University of Macau, major in Human Resources Management. Mr. Rory McGregor Forbes, aged 50, was the Wynn Macau Executive Director — Security Operations, a position he had held since 10 July 2014 until his resignation on 31 January 2020. Mr. Forbes is responsible for all aspects of Wynn Macau’s security. Prior to joining the Group, Mr. Forbes served in the Royal Hong Kong Police Force, where he enjoyed a decorated 13-year career, rising to the rank of Senior Inspector. He then spent four and a half years with The HALO Trust which specializes in mine clearance and destruction of explosive ordnance in conflict zones. Immediately prior to joining Wynn Macau, Mr. Forbes was Associate Director of Security at Venetian Macau. Mr. Forbes speaks five languages and has professional experience in executive and VIP security, crowd management and public order control. Mr. Forbes holds a Certificate of the Business Continuity Institute, a Bachelor Degree in Modern Chinese and Business Studies and a Master of Science Degree in Public Policy and Management. Mr. Forbes also completed the Public Security Bureau University course in Beijing, China and the Senior Police Administration Course in Ottawa, Canada.

Annual Report 2019 59 Directors and Senior Management Wynn Palace Mr. Frederic Jean-Luc Luvisutto, aged 48, is the Wynn Palace Chief Operating Officer, a position he has held since January 2014. Mr. Luvisutto is responsible for overseeing all operations at Wynn Palace. Prior to this position, Mr. Luvisutto was the Managing Director of the Star Resort and Casino in Sydney, Australia. Before this he was the Managing Director of Jupiters Resort and Casino, Gold Coast, Australia. Mr. Luvisutto’s hospitality and gaming career spans over 20 years and also includes appointments as Vice President of The Signature at MGM Grand in Las Vegas and Vice President — Hotel Operations at Monte Carlo Resort and Casino in Las Vegas. Mr. Luvisutto graduated from the Lausanne Hotel Management School, Switzerland. Mr. Kristoffer Luczak, aged 51, is the Executive Vice President — Food & Beverage, a position he has held since September 2017. Mr. Luczak is responsible for overseeing the food and beverage division at both Wynn Macau and Wynn Palace, and providing group management oversight including all projects related to food and beverage concepts, design, products and service. Prior to joining the Group in June 2017, Mr. Luczak was the Senior Vice President of Food & Beverage of Melco Resorts & Entertainment Limited (formerly Melco Crown Entertainment Limited) where he served for more than a decade, overseeing all food and beverage strategy and directing food and beverage operations at their three integrated resorts in Macau (City of Dreams, Studio City and Altira). Mr. Luczak’s hospitality career spans 30 years, the last 20 of which he has spent in senior operations roles throughout Asia, including Raffles Hotel Singapore, The Peninsula Bangkok, Dusit Thani Bangkok and The Oberoi, Bali. Mr. Michael Francis Clifford, aged 57, is the Wynn Palace Senior Vice President — Casino Operations. Mr. Clifford is responsible for providing leadership and operational direction for Wynn Palace gaming operations. Mr. Clifford has over 27 years of experience in the gaming industry. Over his career, Mr. Clifford has gained experience in a wide range of assignments from International Marketing to Table Games, being steadily promoted into a variety of leadership positions in baccarat and main floor operations. Prior to his position, Mr. Clifford held the position of Vice President of Table Games at MGM Macau, managing 427 tables and 2,500 employees. Prior to moving to Macau, Mr. Clifford was Vice President of International Marketing at MGM Resorts International.

60 Wynn Macau, Limited Directors and Senior Management Ms. Mo Yin Mok, aged 58, is the Senior Vice President — Human Resources of the Company, a position she has held since January 2017. Ms. Mok is responsible for overseeing and leading the human resources function of the Company. She joined Wynn Macau in June 2008 as Vice President — Human Resources and was promoted as Wynn Macau Senior Vice President — Human Resources in June 2014. Ms. Mok has an extensive 30-year background in hospitality and human resources, primarily in the luxury hotel sector at The Regent Four Seasons Hong Kong and The Peninsula Hong Kong. Prior to joining the Group, she led The Peninsula Group’s worldwide human resources team and, in her position, supported eight Peninsula hotels with more than 5,000 staff, and orchestrated human resources activities for the opening of The Peninsula Tokyo. Ms. Mok also served at the front lines of the hospitality industry as the Director of Rooms Division at The Peninsula Hong Kong with responsibility for front office, housekeeping, security and spa departments. Ms. Mok currently serves on the Faculty of Business Administration Advisory Board of the University of Macau, the Bachelor of Business Administration in Gaming and Recreation Management Program Advisory Board of the Macau Polytechnic Institute and the Training and Development Committee of the Macau Productivity and Technology Transfer Centre. Ms. Mok holds a Bachelor of Science Degree in Hospitality Management from Florida International University in the United States, where she received a Rotary International Ambassadorial Scholarship. She also obtained an MBA from the Chinese University of Hong Kong. Ms. Dianne Fiona Dennehy, aged 64, was the Wynn Palace Senior Vice President — Main Floor Gaming, a position she had held since January 2015 until her retirement on 29 February 2020. Ms. Dennehy is responsible for leading and overseeing Wynn Palace’s Main Floor Gaming division. Prior to this position, she was the Vice President — Main Floor Gaming from September 2011 to December 2014, from September 2010 to August 2011 she was the Assistant Vice President — Main Floor Gaming, and from September 2005 through August 2010 she was the Director — Main Floor Gaming. Ms. Dennehy was responsible for the overall operations of Wynn Macau main floor table games operation. Ms. Dennehy has over 40 years of experience in the casino industry and has experience in such areas as table games operations, card room operations, cash desk, slots, VIP, guest relations, human resources, and training and development. Prior to joining the Group, Ms. Dennehy was involved in the opening of a number of casino properties in Australia, and has also opened properties in Sri Lanka, Yugoslavia and Egypt. She also has six years of experience in human resources, which she gained as the Human Resources Operations Manager at Star City, Sydney, Australia.

Annual Report 2019 61 Directors and Senior Management Mr. Peter James Barnes, aged 60, is the Wynn Palace Senior Vice President — Security & Corporate Investigation, a position he has held since May 2015. Mr. Barnes is responsible for all aspects of security and corporate investigations. Mr. Barnes also served as Executive Director — Security & Corporate Investigations of WRM between July 2008 and June 2012. Between July 2012 and April 2015, Mr. Barnes was Vice President Corporate Security at Galaxy Entertainment Group Limited. Mr. Barnes has 30 years of experience in the Hong Kong Police Force and has held various managerial positions involving serious crimes, homicide, organized crime and anti-riot operations. Mr. Barnes’ experience includes serving as the Divisional Commander in charge of uniformed and criminal investigation department officers in Tsim Sha Tsui, Hong Kong, a position he held from 2004 until 2005 when he was promoted to the rank of Detective Senior Superintendent of Police in the Kowloon East region. Mr. Barnes has professional qualifications which cover security design, financial investigations, intermediate and senior command, criminal intelligence and surveillance operations. Mr. Barnes completed the 205th Session of the Federal Bureau of Investigation’s National Academy Program in Quantico, Virginia, United States. Mr. Barnes was awarded the Commanding Officer’s Commendations in 1983 and 1997. OUR COMPANY SECRETARY Ms. Ho Wing Tsz, Wendy has been appointed as the company secretary of the Company with effect from 28 February 2013. She is an Executive Director of Corporate Services Division at Tricor Services Limited, Asia’s leading business expansion specialist. Ms. Ho is a Chartered Secretary and a Fellow of both The Hong Kong Institute of Chartered Secretaries (“HKICS”) and The Chartered Governance Institute (formerly “The Institute of Chartered Secretaries and Administrators”) in the United Kingdom. She has also been elected as the Council member of HKICS and the vice chairman of the Education Committee of HKICS for 2020. She has over 20 years of experience in a diversified range of corporate services and has been providing professional secretarial services to a number of listed companies, a real estate investment trust listed on the Hong Kong Stock Exchange as well as multinational, private and offshore companies. She is a holder of the Practitioner’s Endorsement from HKICS. Ms. Ho has obtained an MBA from the Hong Kong Polytechnic University.

62 Wynn Macau, Limited Report of the Directors The Directors present their report together with the audited financial statements for the year ended 31 December 2019. PRINCIPAL ACTIVITIES AND SUBSIDIARIES The Company and the Group are a leading developer, owner and operator of integrated destination casino resorts in Macau. The Company is a holding company and our main operating subsidiary, WRM, owns and operates the destination casino resorts “Wynn Palace” in the Cotai area of Macau and “Wynn Macau” on the Macau peninsula. A list of the Company’s subsidiaries, together with their places of incorporation, principal activities and particulars of their issued share/registered capital, is set out in note 1 to the Financial Statements. FINANCIAL RESULTS The results of the Group for the year ended 31 December 2019 are set out in the consolidated statement of profit or loss and other comprehensive income on pages 117 to 118 of this annual report. The financial highlights for the Group for the most recent five years are set out on page 210 of this annual report. BUSINESS REVIEW The Management Discussion and Analysis section of this annual report forms part of this business review. A “Model Citizen” of the Greater Bay Area We strive to be a force for positive change in Macau and across the Greater Bay Area, which is the region encompassing Macau, Hong Kong and southern Guangdong Province. Through the “Wynn Care” program, we drive reinvestment in our community, encourage volunteerism and promote responsible gaming. Since launching this program, we have centralized our community-focused initiatives under one umbrella and continued to engage in various volunteer activities and community events in Macau, the Greater Bay Area and beyond. We are also fully committed to the sustainable development of Macau and endeavor to provide our guests with a premium experience while remaining environmentally conscious by monitoring and reducing inefficient consumption and embracing technologies that help us to responsibly use our resources.

Annual Report 2019 63 Report of the Directors BUSINESS REVIEW (CONTINUED) A “Model Citizen” of the Greater Bay Area (continued) We are committed to upskilling local labor. A majority of our employees and management team are from Macau. We provide opportunities for movement within our company to ensure employees can pursue their career goals with us. We provide employees with professional development and training opportunities to elevate core and leadership skills. We launched our “Career Advancement Program” in 2016, which offers gaming employees an alternative career option in hospitality services and a chance in a management role after a one-year intensive training and immersion program. We also provide our employees with a “Leadership Effectiveness Program” to expand the abilities of our next generation of leaders. We believe we will continue to be the employer of choice in the industry. Environmental and Climate Change The Group is committed to being environmentally responsible. We have developed and implemented programs, both in our guest offerings and our operational systems, to promote efficient operations and conserve resources. Innovations that improve operational efficiencies are regularly tested and implemented at Wynn Palace and Wynn Macau. Details of our sustainability program and performance will be published in a separate and comprehensive sustainability report for the year ended 31 December 2019, which will also address the requirements set out in Appendix 27 of the Listing Rules. Our Sustainability Principles are presented on our Company’s website. Compliance with Laws and Regulations Our senior management works closely with relevant departments such as Legal, Finance, Compliance, Security, Human Resources and Learning and Advancement to ensure that substantial and up to date training on compliance and regulatory matters is provided to our employees. The work of our Board, the Board committees and the Internal Audit department as described in the Corporate Governance Report of this annual report further contribute to enhance our compliance efforts. In addition to our Compliance Committee which was established before our operations commenced in 2006 and meets regularly, we have also established focused sub-committees to specifically review and manage specific compliance and regulatory matters including anti-money laundering/know-your-client matters, anti-corruption matters and to examine the probity of our gaming promoters on a regular basis. These sub-committees are comprised of relevant senior management and employees and meet on a regular basis. As far as the Company is aware, we have complied, in all material respects, with all relevant laws and regulations which have a significant impact on the Group.

64 Wynn Macau, Limited Report of the Directors BUSINESS REVIEW (CONTINUED) Relationship with our Employees Our talented and dedicated employees collectively play an integral role in the overall success of the Group. In recognition of the importance of our employees to our business, we place great emphasis on creating a collegiate and conducive environment for our employees to excel and advance. Our desire is to have our employees achieve their highest potential, both as professionals and as individuals. To this end, the Group’s senior management is committed to providing the highest level of compassionate leadership. As part of our culture, our employees are encouraged to share their experiences of the wonderful things that happen at the workplace. We also invest significantly in the health and wellbeing and learning and advancement of our employees. Our employees also benefit from our employee ownership scheme, which is described on pages 83 to 86 of this annual report. As of 31 December 2019, we had approximately 12,500 full-time equivalent employees. Relationship with the Community Giving back to the community in which we operate is part of who we are. We believe that donating our time, talents, skills and resources with compassion to worthy causes and dedicating ourselves for the benefit of those in need are meaningful and effective ways of giving back to the community. We value being a part of the Macau community and cherish the social positive impact we can make on the development of Macau and its community. We care deeply for the Macau community which is why our dedicated community and government relations department launched “Wynn Care”, our initiative with a mission to reach out to the Macau community through support of local government and association projects for the betterment of all Macau citizens. To achieve these goals Wynn Care will focus on eight areas: Youth and Education, Small and Medium size Enterprises (“SMEs”), Localization & Positive Social Impact, Volunteerism, Charity and Community Support, Going Green & Substainability, Responsible Gaming and Government Relations. Working together with our community and government partners, we will aspire to further our position as a leading local Macau company which can affect powerful positive change.

Annual Report 2019 65 Report of the Directors BUSINESS REVIEW (CONTINUED) Charitable Giving and Sponsorships Each year, we donate money and goods to a wide variety of charities and non-profit organizations that support worthy causes such as local education promotion, children’s charities, disaster relief, the elderly and infirm, the abused, the underprivileged, the mentally or physically disabled, vulnerable animals and those in various forms of rehabilitation. During the years ended 31 December 2019 and 2018, we contributed HK$140.4 million and HK$101.6 million in direct cash donations, respectively. Relationship with our Customers The Group believes in providing all our customers with unique and superior customer experiences in all our offerings at our integrated luxury resort. Our gaming and non-gaming offerings are thoughtfully designed, tailored and refined for the enjoyment of our discerning customers, who can also expect the highest standard of service from our experienced and dedicated employees. In our continuous efforts to supplement our knowledge and understanding of our customers’ needs, preferences, expectations and desires, we gather customer feedback through a variety of methods including, but not limited to, direct interaction and the use of dedicated hotlines, inquiry email and guest comment cards. Further information about our relationship with our customers can be found in the section headed “Management Discussion and Analysis — Factors Affecting our Results of Operations and Financial Condition” of this annual report. Relationship with our Gaming Promoters The reputation and integrity of gaming promoters with whom we engage in business activities with are important to our own reputation and ability to continue to operate in compliance with the Concession Agreement and Macau gaming laws. For this reason, we frequently gather information and intelligence about, and review our relationship with, each of our gaming promoters. Further information about our relationship with our gaming promoters can be found in the section headed “Management Discussion and Analysis — Factors Affecting our Results of Operations and Financial Condition — Gaming Promoters” of this annual report.

66 Wynn Macau, Limited Report of the Directors BUSINESS REVIEW (CONTINUED) Relationship with our Suppliers We have developed relationships with an extensive network of suppliers in an effort to ensure that we satisfy our procurement needs on competitive terms that meet our high standards. We support the Macau government’s initiatives to promote the cultivation and development of SMEs as we recognize that locally owned SMEs play a crucial role in both boosting and diversifying Macau’s economy and ultimately to pursue a mutually beneficial business partnership for both us and suppliers. We actively seek qualified locally owned enterprises that can provide competitive and high-quality products and services, and aim to find opportunities to assist in the development and competitiveness of local SMEs through instruction, mentoring, and other outreach activities. RESERVES Details of the movements in the reserves of the Company and reserves available for distribution to Shareholders as at 31 December 2019 are set out in note 31 to the Financial Statements. The distributable reserves of the Company as at 31 December 2019 are HK$8.22 billion. Movements in the reserves of the Group are reflected in the consolidated statement of changes in equity. DIVIDENDS On 28 March 2019, the Board recommended a final dividend of HK$0.45 per Share in respect for the year ended 31 December 2018, which was paid on 19 June 2019. On 15 August 2019, the Board declared an interim dividend of HK$0.45 per Share for the six months ended 30 June 2019, which was paid on 16 September 2019. The Board has deliberated over the payment of a dividend, and at this point-in-time no dividend is recommended. During this unprecedented COVID-19 crisis, the Board’s primary focus is on safeguarding its Macau operations and most importantly the well-being of its over 13,000 employees. The Board will be continuously monitoring the situation and market conditions in Macau and Greater China and may consider a special dividend in the future when such conditions have stabilized. SHARE CAPITAL Details of the movements in the share capital of the Company are set out in note 21 to the Financial Statements.

Annual Report 2019 67 Report of the Directors DIRECTORS Directors during the year ended 31 December 2019 Executive Directors: Mr. Matthew O. Maddox Mr. Ian Michael Coughlan Ms. Linda Chen Non-executive Director: Mr. Craig S. Billings Independent non-executive Directors: Dr. Allan Zeman, GBM, GBS, JP Mr. Jeffrey Kin-fung Lam, GBS, JP Mr. Bruce Rockowitz Mr. Nicholas Sallnow-Smith Ms. Leah Dawn Xiaowei Ye (appointed with effect from 1 April 2019) Re-election of Directors In accordance with article 17.18 of the Company’s articles of association, one third of our Board will retire from office by rotation at the forthcoming annual general meeting. The three directors who will retire by rotation are Mr. Matthew O. Maddox, an executive Director, Mr. Nicholas Sallnow-Smith and Mr. Bruce Rockowitz, each an independent non-executive Director. All retiring Directors, being eligible, will offer themselves for re-election at the forthcoming annual general meeting. Directors’ Service Contracts None of the Directors proposed for re-election at the forthcoming annual general meeting has a service contract with the Company which is not determinable by the Company within one year without payment of compensation, other than statutory compensation. Directors’ Emoluments Details of the remuneration of the Directors are set out in note 25 to the Financial Statements. None of the Directors waived or agreed to waive any emoluments during the year ended 31 December 2019.

68 Wynn Macau, Limited Report of the Directors DIRECTORS (CONTINUED) Directors’ Interests in Transactions, Arrangements or Contracts and Competing Businesses To the knowledge of the Board, there were no transactions, arrangements or contracts of significance in relation to the Group’s business subsisting at the end of the year or during the year ended 31 December 2019 in which any member of the Group was a party and in which a Director or his/her connected entity, was materially interested. To the knowledge of the Board, none of our Directors had any interest in any business in Macau which competed with our Company’s business during the year ended 31 December 2019. CONNECTED TRANSACTIONS During the year ended 31 December 2019, the Group engaged in certain transactions with the WRL Group which constituted connected transactions under the Listing Rules. Wynn Resorts, Limited is considered a “connected person” under the Listing Rules by virtue of it being the holding company (an “associate” as defined in the Listing Rules) of WM Cayman Holdings Limited I (which, holding more than 10% of the Company’s share capital, is a substantial shareholder and “connected person” of the Group). Pursuant to the Listing Rules, any member of the WRL Group is also considered an “associate” of WM Cayman Holdings Limited I and a “connected person” of the Group. Any transaction between the Group and the WRL Group is accordingly a connected transaction. Continuing Connected Transactions During the year ended 31 December 2019, the following non-exempt connected transactions were in effect between the Group and the WRL Group, such transactions being subject to disclosure requirements (including disclosure in this annual report) under the Listing Rules: Worldwide Wynn Employment Framework Agreements Nature and purpose of transaction.  On 19 September 2009, the Company and WRM each entered into an employment framework agreement with Worldwide Wynn, a wholly-owned subsidiary of Wynn Resorts, Limited, under which Worldwide Wynn provides certain U.S. residents based in or to be based in Macau (“U.S. Resident Staff”) to the Group through secondment arrangements. The U.S. Resident Staff have formal employment arrangements with the Group through the secondment arrangements. The secondment arrangements were put in place to ensure that each U.S. Resident Staff is, in addition to the provision of his or her services to the Group, employed by a U.S.- incorporated entity in order to allow such person to continue to enjoy certain benefits relating to pension, personal income tax and health and life insurance. The secondment arrangements benefit the Group by allowing the Group to attract and retain U.S. Resident Staff.

Annual Report 2019 69 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Worldwide Wynn Employment Framework Agreements (continued) Pricing.  Under the employment framework agreements, Worldwide Wynn is to be reimbursed for the cost of the secondments (including salaries and benefits of the seconded employee) and is entitled to receive a fee of 5% of the aggregate cost of the secondment of the employee during the secondment period, for its role in the arrangement. Approximately HK$119.0 million was charged to the Group by Worldwide Wynn under this arrangement during the year ended 31 December 2019. Term.  The employment framework agreements were renewed for a period of three years from 1 January 2018 to 31 December 2020. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreements are automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 5 December 2017 the renewal of these agreements for a further term of three years from 1 January 2018 to 31 December 2020 and the respective annual caps set for the year ended 31 December 2018 and 2019, and the year ending 31 December 2020. Marketing and Secondment Services Framework Agreements Nature and purpose of transaction.  On 19 September 2009, the Company and WRM each entered into a marketing and secondment service framework agreement with WIML, an affiliate of Wynn Resorts, Limited. Pursuant to the agreements, WIML will (1) provide, directly and through its authorized agents, marketing services to WRM, including the development, implementation and operation of an international promotional and marketing plan for WRM’s casino resorts, and (2) provide certain non-Macau residents based in or to be based in Macau (“Foreign Resident Staff”) to the Group through secondment arrangements. Marketing efforts conducted through a uniform marketing plan for all casino resorts bearing the “WYNN” brand name ensure that a consistent image and style is and will be adopted globally. The secondment arrangements were put in place to ensure that each Foreign Resident Staff is, in addition to the provision of his or her services to the Group, employed by an appropriate offshore entity in order to allow such person to continue to enjoy certain benefits relating to pension, personal income tax and health and life insurance.

70 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Marketing and Secondment Services Framework Agreements (continued) Pricing.  Under the marketing and secondment service framework agreements, the fee for the services provided by WIML is based on a cost and expense reimbursement basis plus a fee of 5% of the aggregate costs and expenses incurred by WIML in the performance of its services. Approximately HK$48.5 million was charged to the Group by WIML under this arrangement during the year ended 31 December 2019. Term.  The marketing and secondment services framework agreements were renewed for a period of three years from 1 January 2018 to 31 December 2020. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreements are automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 5 December 2017 the renewal of these agreements for a further term of three years from 1 January 2018 to 31 December 2020 and the respective annual caps set for the years ended 31 December 2018 and 2019, and the year ending 31 December 2020. Design Services Framework Agreement Nature and purpose of transaction.  On 19 September 2009, the Company and WRM entered into a design services framework agreement with Wynn Design & Development, a subsidiary of Wynn Resorts, Limited, under which Wynn Design & Development would provide certain design services for the Group’s projects in Macau, including the development, design and construction, enhancement and renovation works at Wynn Palace and Wynn Macau and Encore. Pricing.  Under the design services framework agreement, the fee for the services provided by Wynn Design & Development is based on a cost and expense reimbursement basis incurred by Wynn Design & Development for the provision of its service. Approximately HK$36.4 million was charged to WRM by Wynn Design & Development under this arrangement during the year ended 31 December 2019.

Annual Report 2019 71 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Design Services Framework Agreement (continued) Term.  The design services framework agreement was renewed for a period of three years from 1 January 2018 to 31 December 2020. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreement is automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 5 December 2017 the renewal of the agreement for a further term of three years from 1 January 2018 to 31 December 2020 and the respective annual caps set for the years ended 31 December 2018 and 2019, and the year ending 31 December 2020. Corporate Allocation Agreements Nature and purpose of transaction.  On 19 September 2009, the Company and WRM entered into a corporate allocation agreement and an amended and restated corporate allocation agreement, respectively, with Wynn Resorts, Limited. Under the respective agreements, Wynn Resorts, Limited: (1) provides the Company and WRM with access to its employees in a number of non- gaming departments, including corporate treasury, legal, financial accounting and audit, corporate risk management and information systems, for the purposes of ensuring that the Company and WRM each complies with the reporting, legal, tax, accounting and disclosure requirements that are applicable to NASDAQ-listed Wynn Resorts, Limited and Wynn Resorts, Limited’s subsidiaries (including the Group), and (2) allows the Company and WRM to use aircraft assets owned by Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group). Similarly, the Company and WRM had reciprocal arrangements to allow Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group) to use any aircraft assets that they could own in the future and to have access to the services of any of its respective employees provided that such services do not materially interfere with such employee’s obligations to and responsibilities with the Group. No aircraft assets are currently owned by the Company or WRM.

72 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Corporate Allocation Agreements (continued) Pricing.  Under the corporate allocation agreements, the annual fee for the services (other than for the use of the aircraft assets) provided by Wynn Resorts, Limited is based on an allocation of the actual proportion of Wynn Resorts, Limited’s annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of the services, and in any event, such annual fee shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts, Limited during any financial year. For services provided by employees of the Company and WRM, Wynn Resorts, Limited shall pay for the services based on a cost (including salaries and benefits for such employees during the period when such services are being rendered) and expense reimbursement basis. Approximately HK$60.1 million was charged to WRM by Wynn Resorts, Limited during the year ended 31 December 2019 for Wynn Resorts, Limited’s services. Approximately HK$12.5 million was charged to the Group by Wynn Resorts, Limited during the year ended 31 December 2019 for the use of aircraft assets. For the same periods, Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group) did not require WRM’s services under the reciprocal arrangement. Term.  The corporate allocation agreements entered into by each of the Company and WRM with Wynn Resorts, Limited were renewed for a period of three years from 1 January 2018 to 31 December 2020. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreement is automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 5 December 2017 the renewal of the agreement for a term of three years from 1 January 2018 to 31 December 2020 and the respective annual caps set for the years ended 31 December 2018 and 2019, and the year ending 31 December 2020.

Annual Report 2019 73 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Intellectual Property License Agreements Nature and purpose of transaction.  On 19 September 2009, the Company and WRM entered into an intellectual property license agreement and an amended and restated intellectual property license agreement, respectively, with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC, a subsidiary of Wynn Resorts, Limited. Under the respective agreements, Wynn Resorts, Limited and Wynn Resorts Holdings, LLC grant the Company and WRM the license to use certain intellectual property, including certain trademarks, domain names, “WYNN” related trademarks, copyrights and service marks in connection with a variety of goods and services. These marks include “WYNN MACAU”, “ENCORE” and “WYNN PALACE” as well as trademarks of the Chinese characters representing “WYNN.” Pricing.  Under the intellectual property license agreements, the license fee payable to Wynn Resorts Holdings, LLC equals the greater of (1) 3% of the intellectual property gross monthly revenues, or (2) US$1.5 million (approximately HK$11.7 million) per month. License fees payable to Wynn Resorts Holdings, LLC were calculated based on 3% of intellectual property gross monthly revenues given such revenues justified payments in excess of US$1.5 million (approximately HK$11.7 million) per month. Gross revenues for the year ended 31 December 2019 were HK$43.94 billion and approximately HK$1.32 billion was charged by Wynn Resorts, Limited to WRM under this arrangement during the year ended 31 December 2019. Term.  The intellectual property license agreements entered into by each of the Company and WRM with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC have a perpetual term but may be terminated in the following circumstances: (1) Wynn Resorts, Limited ceases to hold or have the right to exercise more than 50% of the voting rights to the Shares in the Company or WRM;

74 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Intellectual Property License Agreements (continued) (2) there is a material breach of, or non-compliance with the terms of, the relevant intellectual property license agreement by the Company, WRM or any relevant members of the Group that are authorized to use the licensed intellectual property rights (“Relevant Subsidiaries”); or (3) (I)(i) there is a suspension or revocation of privileged gaming licenses issued by governmental authorities, or (ii) Wynn Resorts Holdings, LLC, in good faith, deems that the acts of the Company, WRM or any Relevant Subsidiary jeopardizes any such privileged gaming licenses or gaming business activities of Wynn Resorts, Limited, Wynn Resorts Holdings, LLC or its affiliates (in each case, a “Relevant Event”); and (II) the Relevant Event continues for 30 consecutive days after written notice of the occurrence of the Relevant Event has been provided to the Company, WRM or the Relevant Subsidiaries, as the case may be. Prior written consent of the Company, WRM or the Relevant Subsidiaries, as the case may be, is required if Wynn Resorts, Limited or Wynn Resorts Holdings, LLC seeks to terminate any agreement that grants Wynn Resorts Holdings, LLC the intellectual property rights. A waiver from the announcement and independent shareholders’ approval requirements, as required under the Listing Rules, for the initial term of the agreements, which will expire on 26 June 2022, has been granted by the Hong Kong Stock Exchange.

Annual Report 2019 | 75

Report of the Directors

CONNECTED TRANSACTIONS (CONTINUED)

Continuing Connected Transactions (continued)

Summary

The aggregate amount paid by the Group during the year ended 31 December 2019, the annual caps for the year ended 31 December 2019, and the annual cap for the year ending 31 December 2020, in respect of the disclosable continuing connected transactions are set out in detail below.

Annual Cap Tables

Disclosable continuing connected transactions	Aggregate amount paid to counter party for the year ended 31 December 2019		Annual Cap for the year ended 31 December 2019		Annual Cap for the year ending 31 December[(1)] 2020	
	HK$	US$	HK$	US$	HK$	US$
			(in millions)			
1. Worldwide Wynn Employment Framework Agreements	119.0	15.2	250.2	32.1	275.2	35.3
2. Marketing and Secondment Services Framework Agreements	48.5	6.2	69.9	9.0	78.8	10.1
3. Design Services Framework Agreement	36.4	4.7	79.3	10.2	83.3	10.7
4. Corporate Allocation Agreements						
* Wynn Resorts, Limited providing the services to us	72.6	9.3	278.5	35.7	278.5	35.7
* Our Group providing the services to Wynn Resorts, Limited	—	—	18.7	2.4	18.7	2.4
5. Intellectual Property License Agreements	1,318.1	168.2	1,318.1	168.2	The higher of (1) 3% of the intellectual property gross monthly revenues; or (2) US$1.5 million per month.	

Note:

(1) The applicable annual cap will be the higher of the US$ limit and the HK$ limit.

Under Chapter 14A of the Listing Rules, the above transactions constitute non-exempt continuing connected transactions of the Group and require disclosure in the annual report of the Company.

76 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Summary (continued) Ernst & Young, the Company’s auditor, were engaged to report on the Group’s continuing connected transactions in accordance with Hong Kong Standard on Assurance Engagements 3000 (Revised) Assurance Engagements Other Than Audits or Reviews of Historical Financial Information and with reference to Practice Note 740 Auditor’s Letter on Continuing Connected Transactions under the Hong Kong Listing Rules issued by the Hong Kong Institute of Certified Public Accountants. Ernst & Young have issued their unqualified letter containing the findings and conclusions in respect of the continuing connected transactions disclosed above by the Group in accordance with Rule 14A.56 of the Listing Rules. A copy of the auditor’s letter has been provided by the Company to the Hong Kong Stock Exchange. In addition, all of the non-exempt continuing connected transactions of the Company disclosed herein constitute related party transactions set out in note 27 to the Financial Statements. The independent non-executive Directors of the Company have reviewed these transactions and the independent auditor’s report, and confirmed that the non-exempt continuing connected transactions have been entered into: (a) in the ordinary and usual course of business of the Group; (b) on normal commercial terms or better; and (c) according to the relevant agreements on terms that are fair and reasonable and in the interests of the Shareholders of the Company as a whole. The Directors confirm that the Company has complied with the requirements of Chapter 14A of the Listing Rules in respect of all of its continuing connected transactions.

Annual Report 2019 77 Report of the Directors MANAGEMENT CONTRACTS No contracts concerning the management and administration of the whole or any substantial part of the business of the Company were entered into or existed for the year ended 31 December 2019. MAJOR CLIENTS AND SUPPLIERS Our clients are individual players and our five largest clients, together, generate substantially less than 30% of the Group’s total operating revenues for the year ended 31 December 2019. We depend on our suppliers to provide us with products and services such as security and surveillance systems, retail goods, gaming equipment and accessories, ferry tickets, food and beverage products and construction and other administrative services. In 2019, our five largest suppliers were Companhia de Electricidade de Macau — CEM, S.A., Pat Davie (Macau) Ltd., Companhia De Engenharia De Construcao Novo Weng Seng, Limitada, Willis Hong Kong Ltd, Macau Branch Office and Kin Ngai Hong (Macau) Lda., which accounted for approximately 6%, 4%, 3%, 2% and 2% of our total purchases, respectively. Save as disclosed above, to the knowledge of the Board, none of our Directors, their respective associates or any of our Shareholders (which to the knowledge of the Directors own more than 5% of the Company’s issued share capital) had any material interest in any of our top five suppliers in 2019.

78 Wynn Macau, Limited

Report of the Directors

DIRECTORS' AND CHIEF EXECUTIVE'S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION

As at 31 December 2019, the interests and short positions of each Director and the chief executive of the Company in the Shares, underlying Shares and debentures of the Company or any of its associated corporations within the meaning of Part XV of the SFO which (a) were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which the Director or chief executive is taken or deemed to have under such provisions of the SFO); (b) were required, pursuant to section 352 of the SFO, to be entered in the register maintained by the Company referred to therein; (c) were required, pursuant to the Model Code contained in the Listing Rules, to be notified to the Company and the Hong Kong Stock Exchange; or (d) were disclosed according to the knowledge of the Directors of the Company were as follows:

(a) Interests in the Company

Name of Director	Personal Interest	Family Interest	Corporate Interest	Other Interest	Total Number of Shares	Approximate Percentage of Shareholding
Allan Zeman	662,800 (Long Position)(1)	—	—	—	662,800 (Long Position)(1)	0.01%
	3,353,200 (Long Position)(1)	—	—	—	3,353,200 (Long Position)(1)	—
Nicholas Sallnow-Smith	—	10,000 (Long Position)(2)	—	276,000 (Long Position)(2)	286,000 (Long Position)(2)	0.01%
	2,554,000 (Long Position)(2)	—	—	—	2,554,000 (Long Position)(2)	—
Bruce Rockowitz	662,800 (Long Position)(3)	—	—	—	662,800 (Long Position)(3)	0.01%
	2,167,200 (Long Position)(3)	—	—	—	2,167,200 (Long Position)(3)	—
Jeffrey Kin-fung Lam	2,484,000 (Long Position)(4)	—	—	—	2,484,000 (Long Position)(4)	—
Leah Dawn Xiaowei Ye	455,000 (Long Position)(5)	—	—	—	455,000 (Long Position)(5)	—

Annual Report 2019 79 Report of the Directors DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED) (a) Interests in the Company (continued) Notes: (1) Dr. Allan Zeman holds 662,800 Shares in his personal capacity. Pursuant to the original share option scheme, Dr. Allan Zeman is interested in share options for 3,353,200 Shares as at 31 December 2019. On 15 January 2020, Dr. Allan Zeman was granted 1,715,000 share options under the Company’s new share option scheme. (2) Mr. Nicholas Sallnow-Smith is deemed to hold 276,000 Shares jointly with his spouse, Ms. Lora Sallnow-Smith. Ms. Lora Sallnow-Smith was interested in 10,000 Shares. Mr. Sallnow-Smith is deemed to be interested in the 10,000 Shares held by his spouse under the SFO. Pursuant to the original share option scheme, Mr. Sallnow-Smith is interested in share options for 2,554,000 Shares as at 31 December 2019. On 7 January 2020, Mr. Sallnow-Smith exercised 50,000 share options for 50,000 Shares, which were sold by Mr. Sallnow-Smith on the same day. On 15 January 2020, Mr. Sallnow-Smith was granted 600,000 share options under the Company’s new share option scheme. (3) Mr. Bruce Rockowitz holds 662,800 Shares in his personal capacity. Pursuant to the original share option scheme, Mr. Rockowitz is interested in share options for 2,167,200 Shares as at 31 December 2019. On 15 January 2020, Mr. Rockowitz was granted 600,000 share options under the Company’s new share option scheme. (4) Pursuant to the original share option scheme, Mr. Jeffrey Kin-fung Lam is interested in share options for 2,484,000 Shares as at 31 December 2019. On 15 January 2020, Mr. Jeffrey Kin-fung Lam was granted 600,000 share options under the Company’s new share option scheme. (5) Pursuant to the original share option scheme, Ms. Leah Dawn Xiaowei Ye is interested in share options for 455,000 Shares as at 31 December 2019. On 15 January 2020, Ms. Leah Dawn Xiaowei Ye was granted 600,000 share options under the Company’s new share option scheme.

80 Wynn Macau, Limited

Report of the Directors

DIRECTORS' AND CHIEF EXECUTIVE'S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED)

(b) Interests in associated corporations — Wynn Resorts, Limited

Name of Director	Personal Interest	Family Interest	Corporate Interest	Other Interest	Total Number of Shares	Approximate Percentage of Shareholding
Matthew O. Maddox	360,954 (Long Position)(1)	—	—	—	360,954 (Long Position)(1)	0.34%
Ian Michael Coughlan	125,142 (Long Position)(2)	—	—	—	125,142 (Long Position)(2)	0.12%
Linda Chen	219,277 (Long Position)(3)	—	—	—	219,277 (Long Position)(3)	0.20%
Craig S. Billings	66,451 (Long Position)(4)	—	—	—	66,451 (Long Position)(4)	0.06%

Notes:

(1) Mr. Matthew O. Maddox was interested in 360,954 WRL Shares as at 31 December 2019. On 14 January 2020 and 26 February 2020, Mr. Maddox was granted 39,994 and 180,000 restricted shares of WRL under the WRL Omnibus Plan, respectively, which are subject to certain vesting conditions. On 14 January 2020, Mr. Maddox was granted 13,330 WRL Shares under the WRL Omnibus Plan without vesting conditions, and disposed of 5,245 WRL Shares. On 1 March 2020, Mr. Maddox disposed of 19,675 WRL Shares. On 23 March 2020, Mr. Maddox voluntarily reduced the cash amount of his base salary for the remainder of 2020 by 100% in exchange for a grant of 32,071 restricted shares of WRL under the WRL Omnibus Plan, which will vest in full in December 2020.

(2) Mr. Ian Michael Coughlan was interested in 125,142 WRL Shares as at 31 December 2019. On 14 January 2020 and 26 February 2020, Mr. Coughlan was granted 10,000 and 60,000 restricted shares of WRL under the WRL Omnibus Plan, respectively, which are subject to certain vesting conditions. On 14 January 2020, Mr. Coughlan was granted 7,998 WRL Shares under the WRL Omnibus Plan without vesting conditions, and disposed of 504 WRL Shares. On 23 March 2020, Mr. Coughlan voluntarily reduced the cash amount of his base salary for the remainder of 2020 by 50% in exchange for a grant of 14,031 restricted shares of WRL under the WRL Omnibus Plan, which will vest in full in December 2020.

(3) Ms. Linda Chen was interested in 219,277 WRL Shares as at 31 December 2019. On 14 January 2020 and 26 February 2020, Ms. Chen was granted 10,000 and 80,000 restricted shares of WRL under the WRL Omnibus Plan, respectively, which are subject to certain vesting conditions. On 14 January 2020, Ms. Chen was granted 7,998 WRL Shares under the WRL Omnibus Plan without vesting conditions, and disposed of 3,147 WRL Shares. On 23 March 2020, Ms. Chen voluntarily reduced the cash amount of her base salary for the remainder of 2020 by 100% in exchange for a grant of 24,053 restricted shares of WRL under the WRL Omnibus Plan, which will vest in full in December 2020.

(4) Mr. Craig S. Billings was interested in 66,451 WRL Shares as at 31 December 2019. On 14 January 2020 and 26 February 2020, Mr. Billings was granted 7,332 and 7,332 restricted shares of WRL under the WRL Omnibus Plan, respectively, which are subject to certain vesting conditions. On 14 January 2020, Mr. Billings was granted 6,398 WRL Shares under the WRL Omnibus Plan without vesting conditions, and disposed of 2,518 WRL Shares. On 1 March 2020, Mr. Billings disposed of 4,329 WRL Shares. On 23 March 2020, Mr. Billings voluntarily reduced the cash amount of his base salary for the remainder of 2020 by 50% in exchange for a grant of 9,621 restricted shares of WRL under the WRL Omnibus Plan, which will vest in full in December 2020.

Annual Report 2019 81 Report of the Directors SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY As at 31 December 2019, the Company had been notified of the following substantial shareholders’ interests and short positions in the Shares and underlying Shares of the Company, which have been recorded in the register of substantial shareholders required to be kept by the Company pursuant to section 336 of Part XV of the SFO. These interests are in addition to those disclosed above in respect of the Directors and chief executives of the Company. Shares of HK$0.001 each in the Company Percentage of the issued share capital of the Name Capacity/Nature of Interest Number of Shares Company WM Cayman Holdings Limited I(1) Beneficial interest 3,750,000,000 72.16% (Long Position) Wynn Group Asia, Inc.(1) Interest of a controlled 3,750,000,000 72.16% Corporation (Long Position) Wynn Resorts Finance, LLC(1) Interest of a controlled 3,750,000,000 72.16% Corporation (Long Position) Wynn Resorts Holdings, LLC(1) Interest of a controlled 3,750,000,000 72.16% Corporation (Long Position) Wynn Resorts, Limited(1) Interest of a controlled 3,750,000,000 72.16% Corporation (Long Position) The Capital Group Companies, Inc.(2) Interest of a controlled 421,622,022 8.11% Corporation (Long Position)

82 Wynn Macau, Limited Report of the Directors SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY (CONTINUED) Notes: (1) WM Cayman Holdings Limited I is a wholly-owned subsidiary of Wynn Group Asia, Inc., which in turn is wholly-owned by Wynn Resorts Finance, LLC, which in turn is wholly-owned by Wynn Resorts Holdings, LLC, which in turn is wholly-owned by Wynn Resorts, Limited. Therefore, Wynn Group Asia, Inc., Wynn Resorts Finance, LLC, Wynn Resorts Holdings, LLC and Wynn Resorts, Limited are deemed to be interested in the 3,750,000,000 Shares which are beneficially owned by WM Cayman Holdings Limited I. (2) The Capital Group Companies, Inc. is deemed to be interested in 421,622,022 Shares, comprising (i) 389,471,037 Shares held by a wholly-owned subsidiary, Capital Research and Management Company; (ii) 30,471,055 Shares through Capital Group International, Inc., a wholly-owned subsidiary of Capital Research and Management Company, which is deemed interested in 28,967,598 Shares held by Capital International, Inc., 218,300 Shares held by Capital International Limited and 1,285,157 Shares held by Capital International Sarl, each being a wholly-owned subsidiary of Capital Group International, Inc.; and (iii) 1,679,930 Shares held by a wholly-owned subsidiary, Capital Bank & Trust Company. Save as disclosed above, according to the register kept by the Company under Section 336 of the SFO, there was no other person who had a substantial interest or short positions in the Shares or underlying Shares of the Company as at 31 December 2019. REMUNERATION POLICY As at 31 December 2019, the Group had approximately 12,500 full-time equivalent employees. Employees of the Group are selected, remunerated and promoted on the basis of their merit, qualifications, competence and contribution to the Group. Compensation of key executives of the Group is determined by the Company’s remuneration committee which reviews and determines executives’ compensation based on the Group’s performance and the executives’ respective contributions to the Group.

Annual Report 2019 83 Report of the Directors REMUNERATION POLICY (CONTINUED) The Group operates a defined contribution retirement benefit scheme (the “Retirement Benefit Scheme”). The Retirement Benefit Scheme allows eligible employees to contribute 5% of their base salary to the Retirement Benefit Scheme and the Group matches the contributions with an equal amount. The Group’s matching contributions vest to the employees at 10% per year with full vesting in ten years. On 1 July 2019, the Group offered the option for the eligible Macau resident employees to join the non-mandatory central provident fund (the “CPF”) system. Eligible Macau resident employees joining the Group from 1 July 2019 onwards will enroll in the CPF system while the Group’s existing Macau resident employees who are currently members of the Retirement Benefit Scheme will be provided with the option of joining the CPF system or staying in the existing Retirement Benefit Scheme, which will continue to be in effect in parallel. The CPF system allows eligible employees to contribute 5% or more of their base salary to the CPF while the Group matches with a 5% of such salary as employer’s contribution to the CPF. Same as the Retirement Benefit Scheme, the Group’s matching contributions under the CPF system vest at 10% per year with full vesting in ten years. The assets of the Retirement Benefit Scheme and the CPF are held separately from those of the Group in independently administered funds, and the assets of CPF are also overseen by the Macau government. The Company also has an employee ownership scheme and share option schemes. Further details on the Company’s employee ownership scheme and share option schemes are set out below. EMPLOYEE OWNERSHIP SCHEME On 30 June 2014, the Company adopted the Employee Ownership Scheme (the “Ownership Scheme”), enabling employees or officers of any member of the Group to become shareholders of the Company, with the purpose of aligning employees’ interests with those of the Group, and encouraging and retaining them to make contributions to the long-term growth and profits of the Group. Staff and line management are each granted 1,000 non-vested shares upon joining the Company. Senior management personnel is each granted non-vested shares annually as a component of their total compensation. These non-vested shares are subject to vesting periods, criteria and conditions as determined from time to time, subject to applicable law, but generally vest between three and four years from the date of grant. The resolutions to, among other things, approve and adopt the employee ownership scheme and grant an employee ownership scheme mandate to the Directors of the Company to allot, issue, procure the transfer of and otherwise deal with up to 50,000,000 Shares in connection with the employee ownership scheme during the relevant period (as defined in the Company’s circular dated 9 April 2014) were passed at the Company’s annual general meeting in May 2014. Further resolutions were passed at the Company’s annual general meeting in May 2019 to, among other things, effectively extend the aforementioned relevant period until the conclusion of the Company’s upcoming annual general meeting in 2020.

84 Wynn Macau, Limited Report of the Directors EMPLOYEE OWNERSHIP SCHEME (CONTINUED) Shares will be acquired by an independent trustee at the cost of the Company or Shares will be allotted to the independent trustee under the employee ownership scheme mandate granted or to be granted by the Shareholders of the Company at general meetings from time to time and be held in trust for the awarded persons (“Selected Participant”), other than a connected person of the Company or an associate of a connected person of the Company, until the end of each vesting period. A summary of the terms of the employee ownership scheme is set out below: Number of Shares Available under the Employee Ownership Scheme The Company can allot, issue, procure the transfer of and otherwise deal with a maximum of 50,000,000 Shares in connection with the employee ownership scheme. As at the date of this annual report, there were 20,911,347 Award Shares outstanding under the employee ownership scheme, representing approximately 41.82% of the maximum Shares available under the employee ownership scheme. 29,088,653 Shares remain available for future Awards under the employee ownership scheme, representing approximately 0.56% of the total number of issued Shares of the Company as at the date of this annual report. Maximum Entitlement of Participant The total number of non-vested Shares awarded to a Selected Participant under the employee ownership scheme shall not exceed 0.5% of the total number of issued Shares from time to time. Duration and Termination The employee ownership scheme is valid and effective unless and until terminated on the earlier of: (i) the 10th anniversary date of the adoption date of the scheme (the “Award Period”); and (ii) such date of early termination as determined by the Board provided that such termination does not affect any subsisting rights of any Selected Participant. Operation The Board shall select any Eligible Person to be a Selected Participant and award non-vested Shares during the Award Period. The Company shall, as soon as reasonably practicable from the grant of award date, for the purposes of satisfying the Awards, issue and allot Shares to the Trustee and/ or transfer to the Trust the necessary funds and instruct the Trustee to acquire Shares through on- market transactions at the prevailing market price.

Annual Report 2019 85 Report of the Directors EMPLOYEE OWNERSHIP SCHEME (CONTINUED) Restrictions No award may be made to the Selected Participants and no direction or recommendation shall be given to the Trustee with respect to a grant of an Award under the employee ownership scheme: (i) where any director of the Company is in possession of unpublished inside information in relation to the Company or where dealings by directors of the Company are prohibited under any code or requirement of the Listing Rules or any applicable laws, rules or regulations; (ii) during the period of 60 days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results; and (iii) during the period of 30 days immediately preceding the publication date of the half-year results or, if shorter, the period from the end of the relevant half-year period up to the publication date of the results. Vesting and Lapse The Award to be vested is subject to vesting criteria and conditions or periods to be determined by the Board from time to time, subject to all applicable law. In the event a Selected Participant ceases to be an Eligible Person on or prior to the relevant vesting date and the Award in respect of the relevant vesting date shall lapse or be forfeited pursuant to the employee ownership scheme, such Award shall not vest on the relevant vesting date and the Selected Participant shall have no claims against the Company or the Trustee, unless the Board determines otherwise at its absolute discretion. Voting Rights The Trustee shall not exercise the voting rights in respect of any Shares held under the Trust (including but not limited to the Award Shares, the returned Shares, any bonus Shares and any scrip Shares). Share Awards Grants During the year ended 31 December 2019, the Company had awarded a total of 3,742,418 non-vested Shares to Eligible Persons under the employee ownership scheme. Subsequent to 31 December 2019, the Company awarded 1,583,125 and 612,052 non-vested Shares to Eligible Persons under the employee ownership scheme in January 2020 and April 2020 respectively. The awards were satisfied by the Trustee acquiring Shares on-market or by returned Shares.

86 Wynn Macau, Limited Report of the Directors EMPLOYEE OWNERSHIP SCHEME (CONTINUED) Share Awards Grants (continued) The following table sets forth the total Shares granted to employees, net of forfeitures, and the associated fair values as at 31 December 2019. Number of Number of Fair Value employees Shares (HK$) Total Shares vested 10,150 9,304,660 178,649,472 Total Shares non-vested 7,618 9,666,163 185,590,330 As at 31 December 2019 14,782 18,970,823 364,239,802 Other details of the scheme are disclosed in note 23 to the Financial Statements. SHARE OPTION SCHEMES The Company adopted a share option scheme (“Original Share Option Scheme”) on 16 September 2009 until it was terminated upon the Company’s adoption of a new share option scheme on 30 May 2019 (“WML Share Option Scheme”). The purpose of the share option schemes is to reward participants, which may include Directors and employees of the Group, who have contributed to the Group and to encourage them to work towards enhancing the value of the Company and its Shares for the benefit of the Company and its Shareholders as a whole. The options granted under the share option scheme do not give immediate ownership of the underlying Shares as they require payment of an exercise price which must be higher than the then prevailing market price of the Shares on the date of the options granted. Upon the termination of the Original Share Option Scheme on 30 May 2019, no further options may be offered or granted under the Original Share Option Scheme but in all other respects the provisions of the Original Share Option Scheme shall remain in full force and effect in respect of options which are granted during the life of the Original Share Option Scheme and which remain unexpired immediately prior to the termination of the operation of the Original Share Option Scheme. The WML Share Option Scheme was adopted for a period of 10 years commencing from 30 May 2019. The maximum number of Shares which may be issued pursuant to the WML Share Option Scheme is 519,695,860 Shares. Except for the number of the options that may be granted and the expiry date of the WML Share Option Scheme, the terms of the WML Share Option Scheme and Original Share Option Scheme are the same in all material respect. As of 31 December 2019, no options have been granted or are outstanding under the WML Share Option Scheme.

Annual Report 2019 87 Report of the Directors SHARE OPTION SCHEMES (CONTINUED) During the year ended 31 December 2019, share options for a total of 455,000 Shares were granted (2018: options for a total of 4,494,000 Shares) under the Original Share Option Scheme. Subsequent to 2019, shares options for 4,115,000 Shares were granted under the WML Share Option Scheme. A summary of the terms of the WML Share Option Scheme is set out below: Number of Shares Available for Issue under the WML Share Option Scheme A maximum of 519,695,860 Shares are available for issuance under the WML Share Option Scheme, representing approximately 10.0% of the total number of issued Shares of the Company as at the date of this annual report. The Original Share Option Scheme was terminated on 30 May 2019 and no further options may be granted under the Original Share Option Scheme. Maximum Entitlement of Participant The maximum number of Shares issued and to be issued upon exercise of the share options granted to each participant under the Original Share Option Scheme and the WML Share Option Scheme (including both exercised and outstanding share options) in any 12-month period shall not (when aggregated with any Shares subject to share options granted during such period under any other share option scheme of the Company other than those share options granted pursuant to specific approval by the Shareholders in a general meeting) exceed one percent of the Shares in issue for the time being. Where any further grant of share options to a participant would result in the Shares issued and to be issued upon exercise of all share options granted and to be granted to such person (including exercised, cancelled and outstanding share options) in the 12-month period up to and including the date of such further grant representing in aggregate over one percent of the Shares in issue, such further grant must be separately approved by Shareholders in general meeting with such participant and his associates abstaining from voting. Exercise Period Subject to any restrictions applicable under the Listing Rules and notwithstanding the terms of grant thereof, a share option may be exercised by the grantee in accordance with the terms of the WML Share Option Scheme at any time during the period to be determined and notified by the Board to each grantee at the time of making an offer of the grant of a share option which shall not expire later than 10 years from the date on which it is granted. The minimum period in which a share option must be held before it can be exercised is determined and notified by the Board to each grantee.

88 Wynn Macau, Limited Report of the Directors SHARE OPTION SCHEMES (CONTINUED) Payment on Acceptance of Share Option An amount of HK$1.00 must be paid as consideration for the grant of a share option and such payment must be made within 28 days from the date the share option grant offer is made by the Board. Determination of Exercise Price The exercise price is determined by the Board in its absolute discretion but in any event shall not be less than the highest of: (i) the closing price of the Shares as stated in the daily quotations sheets issued by the Hong Kong Stock Exchange on the date of the granting of the share option which must be a business day in Hong Kong; (ii) the average closing price of the Shares as stated in the daily quotations sheets issued by the Hong Kong Stock Exchange for the five business days immediately preceding the date of the granting of the share option; and (iii) the nominal value of the Shares. Life of the Share Option Schemes The Original Share Option Scheme became effective for a period of 10 years from 16 September 2009, and was terminated on 30 May 2019. The WML Share Option Scheme became effective for a period of 10 years from 30 May 2019, upon the termination of the Original Share Option Scheme.

Annual Report 2019 | 89

Report of the Directors

SHARE OPTION SCHEMES (CONTINUED)

Share Option Grants

The following table discloses movements in the Company's share options outstanding during the year ended 31 December 2019. Other details of the schemes are disclosed in note 23 to the Financial Statements.

		Number of share options						
Name of Director	Date of grant of share options[1]	As at 1 January 2019	Granted during the year[2]	Exercised during the year	Expired/ lapsed/ canceled during the year	As at 31 December 2019	Exercise period of share options	Exercise price of share options per Share (HK$)
Dr. Allan Zeman	17 May 2011	100,000	—	—	—	100,000	17 May 2012 to 16 May 2021	25.96
	16 May 2013	200,000	—	—	—	200,000	16 May 2014 to 15 May 2023	24.87
	15 May 2014	161,000	—	—	—	161,000	15 May 2015 to 14 May 2024	31.05
	21 May 2015	190,200	—	—	—	190,200	21 May 2016 to 20 May 2025	15.46
	25 May 2016	387,000	—	—	—	387,000	25 May 2017 to 24 May 2026	11.58
	1 June 2017	302,000	—	—	—	302,000	1 June 2018 to 31 May 2027	17.64
	1 June 2018	188,000	—	—	—	188,000	1 June 2019 to 31 May 2028	29.73
	6 December 2018	1,825,000	—	—	—	1,825,000	6 December 2019 to 5 December 2028	18.94
Mr. Nicholas Sallnow-Smith	25 March 2010	50,000	—	—	—	50,000	25 March 2011 to 24 March 2020	10.92
	17 May 2011	100,000	—	—	—	100,000	17 May 2012 to 16 May 2021	25.96
	5 June 2012	114,000	—	—	—	114,000	5 June 2013 to 4 June 2022	19.04
	16 May 2013	200,000	—	—	—	200,000	16 May 2014 to 15 May 2023	24.87
	15 May 2014	161,000	—	—	—	161,000	15 May 2015 to 14 May 2024	31.05
	21 May 2015	317,000	—	—	—	317,000	21 May 2016 to 20 May 2025	15.46
	25 May 2016	483,000	—	—	—	483,000	25 May 2017 to 24 May 2026	11.58
	1 June 2017	302,000	—	—	—	302,000	1 June 2018 to 31 May 2027	17.64
	1 June 2018	188,000	—	—	—	188,000	1 June 2019 to 31 May 2028	29.73
	6 December 2018	639,000	—	—	—	639,000	6 December 2019 to 5 December 2028	18.94

90 Wynn Macau, Limited

Report of the Directors

SHARE OPTION SCHEMES (CONTINUED)

Share Option Grants (continued)

Name of Director	Date of grant of share options[1]	Number of share options: As at 1 January 2019	Granted during the year[2]	Exercised during the year	Expired/ lapsed/ canceled during the year	As at 31 December 2019	Exercise period of share options	Exercise price of share options per Share (HK$)
Mr. Bruce Rockowitz	17 May 2011	100,000	—	—	—	100,000	17 May 2012 to 16 May 2021	25.96
	16 May 2013	200,000	—	—	—	200,000	16 May 2014 to 15 May 2023	24.87
	15 May 2014	161,000	—	—	—	161,000	15 May 2015 to 14 May 2024	31.05
	21 May 2015	190,200	—	—	—	190,200	21 May 2016 to 20 May 2025	15.46
	25 May 2016	387,000	—	—	—	387,000	25 May 2017 to 24 May 2026	11.58
	1 June 2017	302,000	—	—	—	302,000	1 June 2018 to 31 May 2027	17.64
	1 June 2018	188,000	—	—	—	188,000	1 June 2019 to 31 May 2028	29.73
	6 December 2018	639,000	—	—	—	639,000	6 December 2019 to 5 December 2028	18.94
Mr. Jeffrey Kin-fung Lam	17 May 2011	100,000	—	—	—	100,000	17 May 2012 to 16 May 2021	25.96
	5 June 2012	190,000	—	—	—	190,000	5 June 2013 to 4 June 2022	19.04
	16 May 2013	200,000	—	—	—	200,000	16 May 2014 to 15 May 2023	24.87
	15 May 2014	161,000	—	—	—	161,000	15 May 2015 to 14 May 2024	31.05
	21 May 2015	317,000	—	—	—	317,000	21 May 2016 to 20 May 2025	15.46
	25 May 2016	387,000	—	—	—	387,000	25 May 2017 to 24 May 2026	11.58
	1 June 2017	302,000	—	—	—	302,000	1 June 2018 to 31 May 2027	17.64
	1 June 2018	188,000	—	—	—	188,000	1 June 2019 to 31 May 2028	29.73
	6 December 2018	639,000	—	—	—	639,000	6 December 2019 to 5 December 2028	18.94
Ms. Leah Dawn Xiaowei Ye	1 April 2019	—	455,000	—	—	455,000	1 April 2020 to 31 March 2029	19.80
Total		**10,558,400**	**455,000**	**—**	**—**	**11,013,400**

Annual Report 2019 91 Report of the Directors SHARE OPTION SCHEMES (CONTINUED) Share Option Grants (continued) The vesting periods of the above share options are 20% vesting on each of the anniversary date of the date of grant. Notes: (1) Share options granted pursuant to the Company’s Original Share Option Scheme adopted on 16 September 2009, which was terminated on 30 May 2019. The WML Share Option Scheme became effective for a period of 10 years from 30 May 2019, upon the termination of the Original Share Option Scheme. (2) The closing prices of the Company’s Shares immediately before the dates on which the options were granted during the year was HK$18.50. PURCHASE, SALE OR REDEMPTION OF THE COMPANY’S LISTED SECURITIES Neither the Company, nor any of its subsidiaries purchased, sold or redeemed any of the Group’s listed securities during the year ended 31 December 2019. SUFFICIENCY OF PUBLIC FLOAT Based on the information available to the Company and within the knowledge of the Directors, as at the date of this annual report, the Company maintained the prescribed public float under the Listing Rules. PRE-EMPTIVE RIGHTS There are no provisions for pre-emptive rights under the laws of the Cayman Islands or under the Company’s articles of association that require the Company to offer new Shares on a pro-rata basis to its existing Shareholders. AUDITOR Our external auditor, Ernst & Young, will retire and a resolution for their reappointment as auditor of the Company will be proposed at the forthcoming annual general meeting of the Company. LITIGATION The Group did not have any material litigation outstanding as at 31 December 2019. The litigation matter set out below is disclosed on a voluntary basis and, as with all litigations, no assurances can be provided as to the outcome thereof.

92 Wynn Macau, Limited Report of the Directors LITIGATION (CONTINUED) Macau Litigation Related to Dore WRM has been named as a defendant in lawsuits filed in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operates a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds deposited with Dore as investments or gaming deposits that allegedly resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM is responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses. The Company made a voluntary announcement in connection with the Dore Incident on 14 September 2015. Based on advice from Macau counsel, we believe the claims are without merit and are unfounded. We intend to vigorously defend against the claims pleaded against us in these lawsuits. PERMITTED INDEMNITY PROVISION Pursuant to the Company’s articles of association, every Director shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities incurred or sustained by him as a Director in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted. The Company has arranged appropriate directors’ and officers’ liability insurance for the Directors and officers of the Group to the extent permitted by law. Such permitted indemnity provisions were in force during the course of the financial year ended 31 December 2019 and remained in force as of the date of this annual report. WRM EXECUTIVE DIRECTOR WRM, as a gaming concessionaire, is required by Macau law to have an executive director serving on its board of directors who is a Macau permanent resident and holds at least 10% of the voting shares and capital in WRM. The appointment of the executive director and of any successor is ineffective without the approval of the Macau government. Ms. Linda Chen meets the aforementioned requirements and currently serves as WRM’s Executive Director. The WRM shares held by Ms. Linda Chen provide in aggregate a nominal preferential annual dividend and capital distribution rights of up to one Macau pataca. To facilitate the appointment of the executive director, WRM indemnifies the executive director to the extent permitted by law against any and all actions, suits, proceedings, claims, demands, costs and expenses which may be made against, incurred or payable by the executive director in connection with the executive director’s position as a member of the board of directors of WRM and shareholder of WRM, and the executive director’s service in such capacity under applicable agreements.

Annual Report 2019 93 Report of the Directors EQUITY-LINKED AGREEMENTS Other than the employee ownership scheme and the share option schemes as disclosed above, no equity-linked agreements were entered into by the Company during the year or subsisted at the end of the financial year ended 31 December 2019. CONTINUING DISCLOSURE PURSUANT TO LISTING RULES 13.18 AND 13.21 Under the terms of the Wynn Macau Credit Facilities, it is an event of default if Wynn Resorts, Limited, the Company’s controlling shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness under the senior secured credit facilities. In addition, the terms of the WML 2024 Notes, WML 2027 Notes and WML 2029 Notes contain a change of control provision that would, if triggered, give rise to a right in favor of the holders of the WML 2024 Notes, WML 2027 Notes and WML 2029 Notes to require the Company to repurchase such notes. Under the indentures of the WML 2024 Notes and WML 2027 Notes, the circumstances that will constitute a change of control includes, among others, the consummation of any transaction that results in any party other than the Company’s former Chairman and Chief Executive Officer and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of WRL. Under the indenture of the WML 2029 Notes, the circumstances that will constitute a change of control includes, among others, the consummation of any transaction that results in any party other than WRL or any affiliate of WRL becomes the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of the Company, measured by voting power rather than number of equity interests. For further details, please refer to the Company’s announcements dated 14 September 2017 and 11 December 2019. Save as disclosed above, our Company does not have any other disclosure obligations under Rules 13.18 and 13.21 of the Listing Rules.

94 Wynn Macau, Limited Report of the Directors CHANGES IN INFORMATION OF DIRECTORS Pursuant to Rule 13.51B (1) of the Listing Rules, the changes in information of Directors of the Company are set out below: (a) Mr. Nicholas Sallnow-Smith ceased to be an Executive Committee member of the Hong Kong Youth Arts Foundation in March 2020. (b) Mr. Bruce Rockowitz ceased to be a non-executive director and Vice Chairman of Global Brands Group Holding Limited on 12 September 2019. On behalf of the Board Allan Zeman Chairman Hong Kong, 30 March 2020

Annual Report 2019 95 Corporate Governance Report CORPORATE GOVERNANCE PRACTICES Our commitment to integrity and dedication to maintaining and ensuring high standards of corporate governance are fundamental to our ability to conduct our business and sustain the respect of the investment community and the people who regulate our industry. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code and are regularly reviewed and developed in the interests of the Company, its Shareholders and other stakeholders. The Company has complied with the code provisions in the Code for the year ended 31 December 2019. MODEL CODE The Company adopted the Model Code on 16 September 2009 as its code of conduct for securities transactions by Directors. On 23 March 2010, the Company adopted its own code of conduct for securities transactions, which was most recently updated in March 2017. The terms of such code are no less exacting than those set out in the Model Code. Having made specific enquiry of the Directors, all Directors have confirmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code and the Company’s own code of conduct for the year ended 31 December 2019. QUARTERLY REPORTING BY WYNN RESORTS, LIMITED Our ultimate controlling shareholder, Wynn Resorts, Limited, is listed on the NASDAQ global select market and is a reporting company under the United States Securities Exchange Act of 1934 which is required to file quarterly reports with the SEC. Each quarter, Wynn Resorts, Limited issues press releases in the United States relating to its quarterly financial information (including financial information about the Macau segments of Wynn Resorts, Limited, which are operated by the Company). Such information will be presented in accordance with U.S. GAAP. At the same time as Wynn Resorts, Limited releases its quarterly press releases, the Company makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the press release pertaining to the Group. Such announcement will also include a quarterly income statement for the Group presented in accordance with IFRS.

96 Wynn Macau, Limited Corporate Governance Report QUARTERLY REPORTING BY WYNN RESORTS, LIMITED (CONTINUED) In addition to the quarterly press release, Wynn Resorts, Limited also files quarterly reports with the SEC. Simultaneously with the filing of such report in the United States, the Company also makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the quarterly report pertaining to the Group. BOARD OF DIRECTORS Role of the Board The Board governs the Company and is responsible for overall leadership of the Group. The Board works to promote the success of the Group through oversight and direction of the Group’s business dealings and has delegated the general day-to-day operations of the Group’s business to the executive Directors and management team. The Board determines the overall strategic priorities for the Company, reviews and approves budgetary affairs and oversees and monitors the overall performance of management. The Board is provided with all necessary resources including the advice of external auditor, external attorneys and other independent professional advisors as needed. Board Composition The Company has a Board with a balanced composition of executive and non-executive Directors (including independent non-executive Directors). As at the date of this annual report, the Board was composed as follows: • Executive Directors: Mr. Matthew O. Maddox, Mr. Ian Michael Coughlan and Ms. Linda Chen; • Non-executive Director: Mr. Craig S. Billings; and • Independent non-executive Directors: Dr. Allan Zeman, Mr. Jeffrey Kin-fung Lam, Mr. Bruce Rockowitz, Mr. Nicholas Sallnow-Smith and Ms. Leah Dawn Xiaowei Ye. There is no particular relationship (including financial, business, family or other material or relevant relationship) between members of the Board for the year ended 31 December 2019 and up to the date of this annual report.

Annual Report 2019 97 Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Board Meetings and the General Meeting Held in 2019 In 2019, the Company convened four regular Board meetings. The attendance record of the Directors at the meetings of the Board is set out below. Number of Board meetings attended/held Name of Director during 2019 Attendance rate Executive Directors Mr. Matthew O. Maddox 4/4 100% Mr. Ian Michael Coughlan 4/4 100% Ms. Linda Chen 4/4 100% Non-executive Director Mr. Craig S. Billings 4/4 100% Independent non-executive Directors Dr. Allan Zeman 4/4 100% Mr. Jeffrey Kin-fung Lam 4/4 100% Mr. Bruce Rockowitz 4/4 100% Mr. Nicholas Sallnow-Smith 4/4 100% Ms. Leah Dawn Xiaowei Ye(1) 3/3 100% Note: (1) Ms. Leah Dawn Xiaowei Ye was appointed as an independent non-executive Director of the Company with effect from 1 April 2019. At least four regular board meetings are convened each year. In accordance with code provision A.2.7 of the Code, apart from the regular board meetings above, the Chairman of the Board also held meetings with the non-executive Directors (including independent non-executive Directors) without the presence of executive Directors during the year ended 31 December 2019. Independent non-executive Directors The Company has received from each of the independent non-executive Directors an annual confirmation of his independence pursuant to Rule 3.13 of the Listing Rules and considers each of them to be independent. Apart from Ms. Leah Dawn Xiaowei Ye, each of the independent non- executive Directors was appointed for a two-year term from 1 April 2018.

98 Wynn Macau, Limited Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Independent non-executive Directors (continued) Ms. Leah Dawn Xiaowei Ye was appointed as an independent non-executive Director for a two-year term from 1 April 2019. Non-executive Director Mr. Craig S. Billings was appointed as a non-executive Director for a three-year term effective 17 August 2018. Appointment and Re-election of Directors Please refer to information in “Nomination and Corporate Governance Committee” as set below regarding the process of appointment of Directors in the Company. In addition to the aforesaid term of appointment of directors in the Company, all the Directors are subject to retirement by rotation at least once every three years and any new Director appointed to fill a casual vacancy or as an addition to the Board shall be re-elected at the next following annual general meeting after appointment. Continuous Professional Development of Directors Each Director has kept abreast of his or her responsibilities as a director of the Company and of the conduct, business activities and development of the Company. The Company acknowledges the importance of Directors participating in appropriate continuous professional development to develop and refresh their knowledge and skills to ensure that their contribution to the Board remains informed and relevant. Internally-facilitated briefings for Directors have been arranged and reading material on relevant topics have been issued to the Directors, where appropriate. The Company organized various briefings conducted by Mr. Jay M. Schall, the Executive Vice President and General Counsel of the Company, for all Directors on relevant topics such as corporate governance, legal and regulatory and business. In addition, some Directors attended seminars and training sessions presented by professional institutions.

Annual Report 2019 99 Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Continuous Professional Development of Directors (continued) The training received by the Directors during the year ended 31 December 2019 is summarized below: Training Areas Corporate Legal and Name of Director Governance Regulatory Business Executive Directors Matthew O. Maddox √ √ √ Ian Michael Coughlan √ √ √ Linda Chen √ √ √ Non-executive Director Craig S. Billings √ √ √ Independent non-executive Directors Allan Zeman √ √ √ Jeffrey Kin-fung Lam √ √ √ Bruce Rockowitz √ √ √ Nicholas Sallnow-Smith √ √ √ Leah Dawn Xiaowei Ye(1) √ √ √ Note: (1) Appointed with effect from 1 April 2019. BOARD COMMITTEES The Board has received appropriate delegation of its functions and powers and has established appropriate Board committees, with specific written terms of reference in order to manage and monitor specific aspects of the Group’s affairs. The terms of reference of the Board Committees are posted on the websites of the Company and the Hong Kong Stock Exchange and are available to the Shareholders upon request. The Board and the Board committees are provided with all necessary resources including the advice of external auditor, external attorneys and other independent professional advisors as needed. Audit and Risk Committee The Company has set up an audit and risk committee in compliance with Rule 3.21 of the Listing Rules, the primary duties of which are to review and supervise the financial reporting process, internal control system and risk management system of the Group, maintain an appropriate relationship with the Company’s auditor, review and approve connected transactions, and provide advice and comments to the Board.

100 Wynn Macau, Limited Corporate Governance Report BOARD COMMITTEES (CONTINUED) Audit and Risk Committee (continued) The audit and risk committee consists of three members: Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Dr. Allan Zeman, all of whom are independent non-executive Directors. Mr. Nicholas Sallnow-Smith is the chairman of the audit and risk committee. The audit and risk committee held four meetings during the year ended 31 December 2019. The attendance record of these meetings is set out below. Number of meetings attended/held Name of committee member during 2019 Attendance rate Mr. Bruce Rockowitz 4/4 100% Mr. Nicholas Sallnow-Smith 4/4 100% Dr. Allan Zeman 4/4 100% During the meetings, the audit and risk committee met with the external auditor, the internal audit department and senior management, reviewed the financial statements, results announcements and reports for the year ended 31 December 2018 and for the six months ended 30 June 2019, the accounting principles and practices adopted by the Group and the relevant audit findings, reviewed and discussed with the auditor of a report on the adequacy and effectiveness of the Company’s financial reporting system, internal control system and risk management system and associated procedures and considered the internal audit plan and report and reviewed and adopted new terms of the audit and risk committee. There are no material uncertainties relating to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. There is no disagreement between the Board and the audit and risk committee regarding the selection and appointment of external auditor. Remuneration Committee The Company has set up a remuneration committee, the primary duties of which are to assist the Board in determining the policy and structure for the remuneration of Directors, evaluating the performance of Directors and senior management, reviewing incentive schemes and Directors’ service contracts and fixing the remuneration packages for all Directors and senior management. Pursuant to the delegated authority of the Board, the remuneration packages of Directors and senior management may be determined by the remuneration committee in accordance with the committee’s written terms of reference. Determination of such matters is based on the Group’s performance and the Directors’ and senior management members’ respective contributions to the Group.

Annual Report 2019 101 Corporate Governance Report BOARD COMMITTEES (CONTINUED) Remuneration Committee (continued) During the year ended 31 December 2019, the remuneration committee consisted of four members: Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Mr. Jeffrey Kin-fung Lam, all of whom are independent non-executive Directors and, Mr. Craig S. Billings, a non-executive Director. Mr. Nicholas Sallnow-Smith is the chairman of the remuneration committee. Mr. Craig S. Billings, our non-executive director, was appointed as a member of the remuneration committee by the Board on 28 March 2019. The remuneration committee held two meetings during the year ended 31 December 2019. The attendance record of these meetings is set out below. Number of meetings attended/held Name of committee member during 2019 Attendance rate Mr. Jeffrey Kin-fung Lam 2/2 100% Mr. Bruce Rockowitz 2/2 100% Mr. Nicholas Sallnow-Smith 2/2 100% Mr. Craig S. Billings(1) 1/1 100% Note: (1) Mr. Craig S. Billings was appointed to the remuneration committee of the Company on 28 March 2019. During the meetings, the remuneration committee made recommendations of the performance- based remuneration and bonuses to the senior management of the Group. Details of the remuneration of each Director of the Company for the year ended 31 December 2019 are set out in note 25 to the Financial Statements contained in this annual report. The remuneration of the members of senior management by band for the year ended 31 December 2019 is set out below: Number of members of senior management HK$1,000,001 to HK$5,000,000 7 HK$5,000,001 to HK$10,000,000 2 HK$10,000,001 to HK$15,000,000 3 HK$15,000,001 to HK$20,000,000 1 HK$35,000,001 to HK$40,000,000 1 Total 14

102 Wynn Macau, Limited Corporate Governance Report BOARD COMMITTEES (CONTINUED) Nomination and Corporate Governance Committee The Company has set up a nomination and corporate governance committee, the primary duties of which are to identify, screen and recommend to the Board appropriate candidates to serve as directors of the Company, to oversee the process for evaluating the performance of the Board, to develop and recommend to the Board nomination guidelines for the Company, to review the training and continuous professional development of Directors and senior management, to review and monitor the Company’s policies and practices on compliance with legal and regulatory matters, to develop a set of corporate governance principles for the Company, which shall be consistent with any applicable laws, regulations and listing standards and to review the Company’s compliance with the Code. In reviewing the composition of the Board, the nomination and corporate governance committee considers the skills, knowledge and experience and also the desirability of maintaining a balanced composition of executive and non-executive Directors (including independent non-executive Directors). The nomination and corporate governance committee consists of four members: Mr. Nicholas Sallnow-Smith, Mr. Jeffrey Kin-fung Lam, Dr. Allan Zeman and Ms. Leah Dawn Xiaowei Ye, all of whom are independent non-executive Directors. Mr. Jeffrey Kin-fung Lam is the chairman of the nomination and corporate governance committee. Ms. Leah Dawn Xiaowei Ye, an independent non-executive Director, was appointed as a member of the nomination and corporate governance committee by the Board on 30 May 2019. The nomination and corporate governance committee held two meetings during the year ended 31 December 2019. The attendance record of the said meeting is set out below. Number of meetings attended/held Name of committee member during 2019 Attendance rate Mr. Jeffrey Kin-fung Lam 2/2 100% Mr. Nicholas Sallnow-Smith 2/2 100% Dr. Allan Zeman 2/2 100% Ms. Leah Dawn Xiaowei Ye(1) –/– N/A Note: (1) Ms. Leah Dawn Xiaowei Ye was appointed to the nomination and corporate governance committee of the Company on 30 May 2019.

Annual Report 2019 103 Corporate Governance Report BOARD COMMITTEES (CONTINUED) Nomination and Corporate Governance Committee (continued) The nomination and corporate governance committee has assessed the independence of the existing independent non-executive Directors and recommended the re-appointment of the retiring Directors at the annual general meeting for the year ended 31 December 2019 of the Company. The nomination and corporate governance committee also reviewed and agreed on measurable objectives for implementing diversity on the Board. The measurable objectives identified by the nomination and corporate governance committee include: a material number of members of the Board should have gaming industry experience; certain members of the Board should have experience with companies with an international presence and exposure; and certain members of the Board should have experience with conducting businesses in the Asia Pacific region. The nomination and corporate governance committee is satisfied that the composition of the Board is sufficiently diverse. The nomination and corporate governance committee also reviewed the structure, size and composition of the Board as well as the Company’s policies and practices on compliance with corporate governance practices under the legal and regulatory requirements. BOARD DIVERSITY POLICY The Board first adopted a board diversity policy on 7 November 2013, which was amended on 6 December 2018. The board diversity policy sets out the Company’s approach to achieve diversity on the Board. The Company recognizes and embraces the benefits of having a diverse Board and views diversity at the Board level as an important element in supporting the attainment of its strategic objectives and its sustainable development. In designing the Board’s composition, Board diversity will be considered from a variety of aspects, including but not limited to gender, age, educational background, ethnicity, professional (including regional and industry) experience, skills, knowledge and length of service. The Board may adopt, and amend, from time to time, such aspects that are appropriate to the Company’s business and Board succession planning, as applicable. The nomination and corporate governance committee of the Company will review the board diversity policy periodically to ensure its effectiveness and will recommended revisions to the Board for consideration and approval as appropriate.

104 Wynn Macau, Limited Corporate Governance Report DIRECTOR NOMINATION POLICY The Board has adopted a director nomination policy on 6 December 2018, which sets out criteria and process in the nomination and appointment of directors of the Company. Whilst the overall responsibility for the selection and appointment of directors rests with the Board, the Board has delegated general responsibilities and authority to the nomination and corporate governance committee of the Company to assist with implementing the director nomination policy. In evaluating and selecting candidates for directorship, the Board will consider the following factors including, but not limited to: the candidate’s character, integrity and qualifications, including professional qualifications, skills, knowledge and experience; the diversity aspects under the board diversity policy; the requirement for the Board to have independent directors in accordance with the Listing Rules; and the candidate’s willingness and ability to devote adequate time to discharge duties as a member of the Board. For the appointment of new directors, the nomination committee and/or the Board will evaluate such candidate based on the criteria as set out above, rank them by order of preference based on the needs of the Company and reference check of each candidate (where applicable) and then recommend to the Board to appoint the appropriate candidate for directorship, as applicable. For any person that is nominated by a shareholder for election as a director at the general meeting of the Company, the nomination committee and/or the Board will evaluate such candidate based on the criteria as set out above and where appropriate, make recommendation to shareholders in respect of the proposed election of director at the general meeting. For the re-election of a director at general meeting, the nomination and corporate governance committee and/or the Board should review the overall contribution and service to the Company of the retiring director and the level of participation and performance on the Board, to determine whether the retiring director continues to meet the criteria summarized above and then make recommendations to shareholders in respect of the proposed re-election of director at the general meeting. The nomination committee will conduct regular reviews of the structure, size and composition of the Board and the director nomination policy and where appropriate, make recommendations on changes to the Board to complement the Company’s corporate strategy and business needs.

Annual Report 2019 105 Corporate Governance Report DIVIDEND POLICY The Company has adopted a dividend policy, which sets out the principles and guidelines that the Company intends to apply in relation to the declaration and payment of dividends to the Shareholders. The Board has the discretion to declare and distribute dividends subject to the requirements of the Articles of the Association of the Company, Cayman Islands law and other applicable laws and regulations. The Company’s ability to pay dividends depends substantially on the receipt of cash contributions (i.e., dividends) from its subsidiaries. The Board shall have regard to the following factors of the Company and its subsidiaries when considering the declaration and payment of dividends: past financial results; past and forecasted cash flows; business conditions and strategies; future operations and earnings; capital requirements and expenditure plans; interests of Shareholders; any restrictions on payment of dividends (including contractual restrictions, i.e. from financing-related agreements); and any other factors that the Board may consider relevant. For the avoidance of doubt, there is no assurance that dividends will be paid in any particular amount (or at all) for any given period notwithstanding the adoption of this policy. If the Board decides to recommend, declare or pay dividends, the form, frequency and amount will depend upon the situation and applicable factors at the relevant time. The Board will review the dividend policy as appropriate from time to time. FINANCIAL REPORTING Directors’ Responsibility The Directors acknowledge their responsibility for the preparation and true and fair presentation of the Financial Statements in accordance with International Financial Reporting Standards and the disclosure requirements of the Hong Kong Companies Ordinance. This responsibility includes designing, implementing and maintaining internal control relevant to the preparation and the true and fair presentation of the Financial Statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances. The Directors are not aware of any material uncertainties relating to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern as at 31 December 2019. Accordingly, the Directors have prepared the Financial Statements for the year ended 31 December 2019 on a going concern basis.

106 Wynn Macau, Limited Corporate Governance Report FINANCIAL REPORTING (CONTINUED) Auditor’s Responsibility A statement by the external auditor of the Company, Ernst & Young, is included in the Independent Auditor’s Report on pages 110 to 116 of this annual report. Auditor’s Remuneration Fees for auditing services provided by our external auditor, Ernst & Young, for the year ended 31 December 2019 are included in note 3.2 to the Financial Statements. There were no non-auditing services provided by our external auditor for the year ended 31 December 2019. RISK MANAGEMENT AND INTERNAL CONTROLS The Board has overall responsibility for overseeing the risk management and internal control systems of the Group and ensuring the effectiveness of these systems at least annually, which are designed to provide reasonable, but not absolute, assurance against material misstatement or loss, and to manage rather than eliminate risks of failure in achieving our objectives. As an integral part of the Board’s function and strategic decision making process, the Board evaluates the risks faced by the Group and determines the risk exposure acceptable to the Group for the purposes of achieving its objectives. Management is responsible for designing, implementing and monitoring appropriate risk management and internal control systems. The processes for developing the framework for our risk management and internal control systems involve the collaborative efforts of management which possess a wide range of skills, knowledge and experience as a result of the diverse nature of risk. Such risks include financial risk, political risk, market risk, compliance risk and operational risk. As part of this framework, management periodically reports to the audit and risk committee and the Board on market trends, business operations and performance, corporate activities, developments and other relevant information. Management has been trained to identify and handle information which may be considered material inside information. In accordance with our policies and practices, which comply with the relevant legal and regulatory requirements, such information is reported to the audit and risk committee and the Board in a timely manner to facilitate the formulation of the appropriate response. Furthermore, procedures including pre-clearance on dealing in the Group’s securities by designated members of management, notification of regular blackout and securities dealing restrictions to relevant Directors and employees and dissemination of information on a need-to-know basis have been implemented by the Group to help ensure proper handling of inside information within the Group. Supporting this framework is the Company’s internal audit department, which was established and functioning prior to the commencement of operations of the Group.

Annual Report 2019 107 Corporate Governance Report RISK MANAGEMENT AND INTERNAL CONTROLS (CONTINUED) The internal audit department is responsible for conducting independent reviews of the adequacy and effectiveness of the risk management and internal controls systems of the Group. The internal audit department prepares an annual audit plan based on applicable regulatory requirements and risk assessments for the consideration and approval of the audit and risk committee. Upon approval, audit work and testing is performed during the course of the year in accordance with the audit plan. The internal audit department communicates the audit findings and recommendations for remedial action (if any) with relevant management and performs follow-up work (as necessary) to confirm that adequate remedial action has been taken. The internal audit department reports its findings and conclusions, typically on a quarterly basis, to the audit and risk committee, which in turn provides feedback to management, the internal audit department and the Board as appropriate. During the year ended 31 December 2019, no material internal control deficiency that might have an adverse impact on the financial position or operations of the Group was detected. In respect of the year ended 31 December 2019, the Board reviewed the scope and quality of management’s risk management and internal control systems, and through the review and findings of the audit and risk committee and the internal audit department, considered that (i) the Group’s risk management and internal control systems were effective and the Group had complied with the provisions on risk management and internal controls as set forth in the Code; and (ii) the resources, staff qualifications and experience, training programs and budget of the Group’s accounting, internal audit and financial reporting functions were adequate. DIRECTORS’ AND OFFICERS’ INSURANCE The Company has arranged for appropriate insurance cover in respect of legal actions against our Directors and officers acting in such a capacity on behalf of the Company. COMPANY SECRETARY Ms. Ho Wing Tsz Wendy of Tricor Services Limited (“Tricor”), our external service provider of company secretarial services, is company secretary and authorized representative of the Company. Tricor’s primary contact person at the Company is Mr. Jay M. Schall, Executive Vice President and General Counsel of the Company. For the year ended 31 December 2019 and up to the date of this annual report, Ms. Ho Wing Tsz Wendy has taken no less than 15 hours of relevant professional training to update her skills and knowledge.

108 Wynn Macau, Limited Corporate Governance Report SHAREHOLDERS’ RIGHTS Convening of Extraordinary General Meeting by Shareholders Pursuant to article 13.3 of the Company’s articles of association, the Board may, whenever it thinks fit, convene an extraordinary general meeting. Extraordinary general meetings shall also be convened by two or more Shareholders depositing a written requisition at the principal office of the Company in Hong Kong or, in the event the Company ceases to have such a principal office, the registered office, specifying the objects of the meeting and signed by the requisitionists. The requisitionists should hold as at the date of deposit of the requisition not less than one-tenth of the paid up capital of the Company which carries the right of voting at general meetings. General meetings may also be convened on the written requisition of a Shareholder which is a recognized clearing house (or its nominee(s)) deposited at the principal office of the Company in Hong Kong or, in the event the Company ceases to have such a principal office, the registered office specifying the objects of the meeting and signed by the requisitionist. The requisitionist should hold as at the date of deposit of the requisition not less than one-tenth of the paid up capital of the Company which carries the right of voting at general meetings. If the Board does not within 21 days from the date of deposit of the requisition proceed to convene the meeting to be held within a further 21 days, the requisitionist(s) themselves or any of them representing more than one-half of the total voting rights of all of them, may convene the general meeting in the same manner, as nearly as possible, as that in which meetings may be convened by the Board provided that any meeting so convened shall not be held after the expiration of three months from the date of deposit of the requisition, and all reasonable expenses incurred by the requisitionist(s) as a result of the failure of the Board shall be reimbursed to them by the Company. Procedures for Shareholders to propose a person for election as a Director of the Company The procedures for Shareholders to propose a person for election as a Director of the Company were reviewed and recommended by the nomination and corporate governance committee, and approved and adopted by the Board on 27 March 2012. The procedures are available for viewing on our Company’s website at www.wynnmacaulimited.com.

Annual Report 2019 109 Corporate Governance Report INVESTOR RELATIONS Shareholders’ Enquiries and Proposals Enquiries from Shareholders for the Board or the Company, or proposals from Shareholders for consideration at shareholders’ meetings may be directed to Wynn Macau Investor Relations: By post: Wynn Macau, Investor Relations, Rua Cidade de Sintra, NAPE, Macau By fax: (853) 2832 9966 By e-mail: inquiries@wynnmacau.com The enquiries and proposals received by the Company are handled on a case-by-case basis after due consideration by the investors relations team, relevant management and the Board, as appropriate. Changes to the contact details above will be communicated through our Company’s website at www.wynnmacaulimited.com, which also contains information and updates on the Company’s business developments and operations, as well as press releases and financial information. Shareholders’ Communication Policy The Company’s shareholders’ communication policy was reviewed and recommended by the nomination and corporate governance committee, and approved and adopted by the Board on 27 March 2012. The shareholders’ communication policy is available for viewing on our Company’s website at www.wynnmacaulimited.com. Changes in Articles of Association The Company’s current articles of association were conditionally adopted on 16 September 2009, effective on the Company’s Listing, and are available for viewing on the websites of the Company and the Hong Kong Stock Exchange. There have been no changes in the Company’s articles of association since the Listing. Shareholder Meetings The Company held its annual general meeting for the year ended 31 December 2018 in the meeting rooms at Wynn Macau on 30 May 2019. The resolutions for consideration at the said meeting were voted by poll pursuant to the Listing Rules and the poll results were posted on the websites of the Hong Kong Stock Exchange and the Company shortly after the said meeting. Key Shareholder Dates Key shareholder dates for 2020 are: • May 2020: annual general meeting; • August 2020: release of announcement of interim results in respect of the six months ending 30 June 2020; and • September 2020: release of interim report in respect of the six months ending 30 June 2020.

110 Wynn Macau, Limited Independent Auditor’s Report To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) OPINION We have audited the consolidated financial statements of Wynn Macau, Limited (the “Company”) and its subsidiaries (the “Group”) set out on pages 117 to 209, which comprise the consolidated statement of financial position as at 31 December 2019, and the consolidated statement of profit or loss and other comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash flows for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies. In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at 31 December 2019, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards (“IFRSs”) and have been properly prepared in compliance with the disclosure requirements of the Hong Kong Companies Ordinance. BASIS FOR OPINION We conducted our audit in accordance with Hong Kong Standards on Auditing (“HKSAs”) issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”). Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report. We are independent of the Group in accordance with the HKICPA’s Code of Ethics for Professional Accountants (the “Code”), and we have fulfilled our other ethical responsibilities in accordance with the Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Annual Report 2019 111 Independent Auditor’s Report To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) KEY AUDIT MATTERS Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. For each matter below, our description of how our audit addressed the matter is provided in that context. We have fulfilled the responsibilities described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report, including in relation to these matters. Accordingly, our audit included the performance of procedures designed to respond to our assessment of the risks of material misstatement of the consolidated financial statements. The results of our audit procedures, including the procedures performed to address the matters below, provide the basis for our audit opinion on the accompanying consolidated financial statements.

112 Wynn Macau, Limited Independent Auditor’s Report To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) KEY AUDIT MATTERS (CONTINUED) Key audit matter How our audit addressed the key audit matter Provision for expected credit losses Referring to note 2.5 to the Group’s We evaluated and tested the design and operating consolidated financial statements for effectiveness of the controls over the accounting process significant accounting judgments and of provision for ECLs of trade receivables. estimates, the Group uses a provision matrix to calculate the expected We evaluated management’s assumptions and judgments credit losses (“ECLs”) for trade by comparing to the Group’s provisioning rates against receivables. The provision matrix is historical collection data. calibrated to adjust the historical credit loss experience with known We considered the support for credits granted to gaming customer information and forward- patrons and/or their subsequent settlements when looking information. Management’s performing analysis of receivables’ aging brackets and assessment of the correlation between write-offs as a percentage of gross trade receivables. historical observed default rates, forecast economic conditions and the We corroborated management’s representations with ECLs can provide significant changes the source data for specific provisions made for certain in the estimate between periods. individual casino patrons, performed ratio analysis on Further disclosures on the ECLs of the Group’s provision for ECLs; and re-calculated the the Group’s trade receivables are set provision for ECLs using management’s model and out in note 14 to the consolidated considered the adequacy of the provision. financial statements. We assessed the Group’s provisioning policy applied, which included assessing whether the calculation was in accordance with IFRS 9. We assessed the time value of money considered in the ECLs impairment model and tested the mathematical accuracy of the calculations. We assessed the adequacy of the Group’s disclosures regarding provision for ECLs of trade receivables.

Annual Report 2019 113 Independent Auditor’s Report To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) OTHER INFORMATION INCLUDED IN THE ANNUAL REPORT The directors of the Company are responsible for the other information. The other information comprises the information included in the Annual Report, other than the consolidated financial statements and our auditor’s report thereon. Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard. RESPONSIBILITIES OF THE DIRECTORS FOR THE CONSOLIDATED FINANCIAL STATEMENTS The directors of the Company are responsible for the preparation of the consolidated financial statements that give a true and fair view in accordance with IFRSs and the disclosure requirements of the Hong Kong Companies Ordinance, and for such internal control as the directors determine is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, the directors of the Company are responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors of the Company either intend to liquidate the Group or to cease operations or have no realistic alternative but to do so.

114 Wynn Macau, Limited Independent Auditor’s Report To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) The directors of the Company are assisted by the Audit Committee in discharging their responsibilities for overseeing the Group’s financial reporting process. AUDITOR’S RESPONSIBILITIES FOR THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Our report is made solely to you, as a body, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with HKSAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements. As part of an audit in accordance with HKSAs, we exercise professional judgment and maintain professional skepticism throughout the audit. We also: • Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

Annual Report 2019 115 Independent Auditor’s Report To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) AUDITOR’S RESPONSIBILITIES FOR THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) • Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the directors. • Conclude on the appropriateness of the directors’ use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern. • Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation. • Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

116 Wynn Macau, Limited Independent Auditor’s Report To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) AUDITOR’S RESPONSIBILITIES FOR THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) We communicate with the Audit Committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. We also provide the Audit Committee with a statement that we have complied with relevant ethical requirements regarding independence and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. From the matters communicated with the Audit Committee, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication. The engagement partner on the audit resulting in this independent auditor’s report is Samuel Yuen Ka Cheong. Ernst & Young Certified Public Accountants Hong Kong 30 March 2020

Annual Report 2019 117 Financial Statements Consolidated Statement of Profit or Loss and Other Comprehensive Income For the year ended 31 December 2019 2018 HK$ HK$ Notes (in thousands) Operating revenues  Casino 30,850,256 34,096,436  Rooms 2,233,225 2,222,337   Food and beverage 1,559,151 1,465,549   Retail and other 1,519,059 1,807,491 36,161,691 39,591,813 Operating costs and expenses   Gaming taxes and premiums 16,748,677 18,928,022   Staff costs 3.1 5,227,038 4,986,764   Other operating expenses 3.2 4,864,175 5,098,242   Depreciation and amortization 3.3 2,922,543 2,726,414   Property charges and other 3.4 34,044 153,916 29,796,477 31,893,358 Operating profit 6,365,214 7,698,455 Finance revenues 3.5 76,052 102,592 Finance costs 3.6 (1,486,404) (1,495,646) Net foreign currency differences 114,226 (40,132) Loss on extinguishment of debt — (7,452) (1,296,126) (1,440,638) Profit before tax 5,069,088 6,257,817 Income tax expense 4 12,427 12,427 Net profit attributable to owners of the Company 5,056,661 6,245,390

118 Wynn Macau, Limited Financial Statements Consolidated Statement of Profit or Loss and Other Comprehensive Income For the year ended 31 December 2019 2018 HK$ HK$ Notes (in thousands) Other comprehensive income Other comprehensive income that may be reclassified   to profit or loss in subsequent periods:   Currency translation reserve (1,233) — Other comprehensive income for the year (1,233) — Total comprehensive income attributable to owners   of the Company 5,055,428 6,245,390 Basic earnings per Share 6 HK$0.98 HK$1.20 Diluted earnings per Share 6 HK$0.97 HK$1.20

Annual Report 2019 119 Financial Statements Consolidated Statement of Financial Position As at 31 December 2019 2018 HK$ HK$ Notes (in thousands) Non-current assets   Property and equipment and construction in progress 8 30,885,928 31,943,188   Right-of-use assets 9 2,019,444 —   Leasehold interests in land 10 — 1,590,281  Goodwill 11 398,345 398,345   Deposits for acquisition of property and equipment 28,290 51,426   Other non-current assets 12 606,803 686,582   Restricted cash and cash equivalents 16 17,471 11,322 Total non-current assets 33,956,281 34,681,144 Current assets  Inventories 13 346,604 312,625   Trade and other receivables 14 1,552,991 1,135,474   Prepayments and other current assets 15 143,212 136,462   Amounts due from related companies 27 187,097 282,918   Restricted cash and cash equivalents 16 16,331 6,745   Cash and cash equivalents 17 14,087,486 9,526,423 Total current assets 16,333,721 11,400,647 Current liabilities   Accounts payable 18 402,395 723,473   Interest-bearing borrowings 20 2,132,855 —   Lease liabilities 109,024 —   Construction payables and accruals 490,380 436,856   Other payables and accruals 19 7,769,824 9,703,870   Amounts due to related companies 27 111,527 160,196   Income tax payables 12,427 12,427   Other current liabilities 24,652 28,109 Total current liabilities 11,053,084 11,064,931 Net current assets 5,280,637 335,716 Total assets less current liabilities 39,236,918 35,016,860

120 Wynn Macau, Limited Financial Statements Consolidated Statement of Financial Position As at 31 December 2019 2018 HK$ HK$ Notes (in thousands) Non-current liabilities   Interest-bearing borrowings 20 36,461,883 33,078,147   Lease liabilities 453,770 —   Construction retentions payable 1,315 1,293   Other payables and accruals 19 144,297 203,943   Other long-term liabilities 188,897 215,018 Total non-current liabilities 37,250,162 33,498,401 Net assets 1,986,756 1,518,459 Equity Equity attributable to owners of the Company   Issued capital 21 5,197 5,197   Share premium account 22 388,533 385,288   Shares held for employee ownership scheme 21 (178,785) (160,749)  Reserves 22 1,771,811 1,288,723 Total equity 1,986,756 1,518,459 Approved and authorized for issue by the Board on 30 March 2020. Matthew O. Maddox Ian Michael Coughlan Director Director

Annual Report 2019 | 121

Financial Statements
Consolidated Statement of Changes in Equity

	Notes	Issued Capital HK$	Share Premium Account HK$ (Note 22)	Shares Held for Employee Ownership Scheme HK$	Share Option Reserve* HK$	Other Reserves*# HK$	Statutory Reserve* HK$ (Note 22)	Retained Earnings* HK$	Currency Translation Reserve* HK$	Total Equity HK$
		Attributable to owners of the Company								
						(in thousands)				
As at 1 January 2018		5,196	267,315	(112,062)	639,203	554,740	48,568	1,580,698	17,100	3,000,758
Net profit for the year		–	–	–	–	–	–	6,245,390	–	6,245,390
Changes in currency translation reserve		–	–	–	–	–	–	–	–	–
Total comprehensive income for the year		–	–	–	–	–	–	6,245,390	–	6,245,390
Share-based payments	23	–	–	–	98,325	–	–	–	–	98,325
Exercise of share options		1	18,663	–	(4,390)	–	–	–	–	14,274
Transfer to share premium upon vesting of awards under the employee ownership scheme		–	99,310	4	(99,314)	–	–	–	–	–
Shares purchased for employee ownership scheme	21	–	–	(48,691)	–	–	–	–	–	(48,691)
Returned dividend from forfeited awards under the employee ownership scheme		–	–	–	–	–	–	3,656	–	3,656
Dividends declared	5	–	–	–	–	–	–	(7,795,253)	–	(7,795,253)
As at 31 December 2018 and 1 January 2019		**5,197**	**385,288**	**(160,749)**	**633,824**	**554,740**	**48,568**	**34,491**	**17,100**	**1,518,459**
Net profit for the year		–	–	–	–	–	–	5,056,661	–	5,056,661
Changes in currency translation reserve		–	–	–	–	–	–	–	(1,233)	(1,233)
Total comprehensive income for the year		–	–	–	–	–	–	5,056,661	(1,233)	5,055,428
Share-based payments	23	–	–	–	129,211	–	–	–	–	129,211
Transfer to share premium upon vesting of awards under the employee ownership scheme		–	3,245	23,994	(27,239)	–	–	–	–	–
Shares purchased for employee ownership scheme	21	–	–	(42,030)	–	–	–	–	–	(42,030)
Returned dividend from forfeited awards under the employee ownership scheme		–	–	–	–	–	–	2,950	–	2,950
Dividends declared	5	–	–	–	–	–	–	(4,677,262)	–	(4,677,262)
As at 31 December 2019		**5,197**	**388,533**	**(178,785)**	**735,796**	**554,740**	**48,568**	**416,840**	**15,867**	**1,986,756**

* These reserve accounts comprised the consolidated reserves of HK$1.77 billion and HK$1.29 billion in the consolidated statements of financial position as at 31 December 2019 and 2018, respectively.

\# "Other reserves" as at 1 January 2018, 1 January 2019 and 31 December 2019 was composed of HK$194.3 million of issued capital of WRM and HK$360.4 million of issued capital of Wynn Resorts International, Ltd.

122 Wynn Macau, Limited Financial Statements Consolidated Statement of Cash Flows For the year ended 31 December 2019 2018 HK$ HK$ Notes (in thousands) Operating activities   Profit before tax 5,069,088 6,257,817   Adjustments to reconcile profit before tax to net cash flows from operating activities: Depreciation of property and equipment 3.3 2,693,320 2,631,084 Depreciation of right-of-use assets 3.3 229,223 — Amortization of leasehold interests in land 3.3 — 95,330 Property charges and other 3.4 34,044 153,916 Provision for doubtful accounts, net 3.2 44,528 23,140 Expense of share-based payments 3.1 124,125 106,303   Finance revenues 3.5 (76,052) (102,592)   Finance costs 3.6 1,486,404 1,495,646 Loss on extinguishment of debt — 7,452 Net foreign currency differences (114,226) 40,132   Working capital adjustments: (Increase)/decrease in inventories (33,979) 19,019 Increase in trade and other receivables (451,415) (469,197) Decrease in prepayments and other assets 37,046 57,910 (Decrease)/increase in accounts payable (323,209) 78,463 Decrease in other payables, accruals and other liabilities (2,003,462) (459,641) Decrease/(increase) in net amounts due from related companies 48,066 (206,728) Income taxes paid (12,427) (12,427) Net cash flows generated from operating activities 6,751,074 9,715,627 Investing activities   Increase in restricted cash and cash equivalents (8,210) —   Purchases of property and equipment and other assets, net of construction payables and accruals and construction retentions payable (1,640,188) (1,188,837)   Proceeds from sale of property and equipment and other assets 742 8,683   Proceeds from insurance claims 20,866 —   Interest received 83,267 89,851 Net cash flows used in investing activities (1,543,523) (1,090,303) Financing activities   Increase in restricted cash and cash equivalents (7,525) (1,181)   Proceeds from borrowings 14,646,116 4,889,494   Repayment of borrowings (8,995,106) —   Payments of debt financing costs (60,613) (69,573)   Shares purchased for employee ownership scheme 21 (42,030) (48,691)   Payments of principal component of lease liabilities (122,086) —   Payments of interest component of lease liabilities (22,190) —   Proceeds from exercise of share options — 14,274   Interest paid (1,343,855) (1,328,279)   Dividends paid 5 (4,673,977) (7,790,067) Net cash flows used in financing activities (621,266) (4,334,023) Net increase in cash and cash equivalents 4,586,285 4,291,301 Cash and cash equivalents as at 1 January 9,526,423 5,239,690 Effect of foreign exchange rate changes, net (25,222) (4,568) Cash and cash equivalents as at 31 December 17 14,087,486 9,526,423

Annual Report 2019 123 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 1. CORPORATE AND GROUP INFORMATION The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 4 September 2009. The Company’s Shares were listed on the Main Board of the Hong Kong Stock Exchange on 9 October 2009. The Company’s registered office address is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide. The Group owns and operates hotel and casino resorts in Macau, namely Wynn Palace and Wynn Macau. WRM conducts gaming activities in our casinos in Macau under a concession contract signed with the Macau government on 24 June 2002. The 20-year concession period commenced on 27 June 2002 and will expire on 26 June 2022. The Group is a party to land concessions for approximately 51 acres of land in the Cotai area of Macau (the “Cotai Land”) where Wynn Palace is located and approximately 16 acres of land on the Macau peninsula where Wynn Macau is located for terms of 25 years from May 2012 and August 2004, respectively. WM Cayman Holdings Limited I owns approximately 72% of the shares of the Company and approximately 28% of the shares of the Company is owned by public shareholders. The ultimate parent company of Wynn Macau, Limited is Wynn Resorts, Limited, a publicly-traded company incorporated in the United States of America.

124 Wynn Macau, Limited

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2019

1. CORPORATE AND GROUP INFORMATION (CONTINUED)

Information about subsidiaries

The following is a list of subsidiaries of the Company as at 31 December 2019:

Name	Place of Incorporation/ Operation	Principal Activities	Nominal Value of Issued Share/ Registered Capital	Interest Held
WM Cayman Holdings Limited II	Cayman Islands	Investment holding	Ordinary shares — US$1	100%
Wynn Resorts International, Ltd.	Isle of Man	Investment holding	Ordinary shares — GBP2	100%
Wynn Resorts (Macau) Holdings, Ltd.	Isle of Man	Investment holding	Ordinary shares — Class A shares: GBP343 — Class B shares: GBP657	100%
Wynn Resorts (Macau), Limited	Hong Kong	Investment holding	Ordinary shares — HK$100	100%
Wynn Resorts (Macau) S.A.	Macau	Operator of hotel casino and related gaming businesses	Share capital — MOP200,100,000	100%**
Palo Real Estate Company Limited	Macau	Development, design and preconstruction activities	Share capital — MOP1,000,000	100%
WML Finance I Limited	Cayman Islands	Entity facilitates lending within the Group	Ordinary shares — US$1	100%
WML Corp. Ltd.	Cayman Islands	Investment holding	Ordinary shares — US$1	100%*

Annual Report 2019 125 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 1. CORPORATE AND GROUP INFORMATION (CONTINUED) Information about subsidiaries (continued) * Shares directly held by the Company ** 10% of the shares were held by a Macau-resident investor which entitle the holder to 10% of the voting rights and social rights and the rights to maximum dividend or payment upon dissolution of one MOP. The remaining 90% of the shares held by the Group are entitled to 90% of the voting rights and 100% of the profit participation or economic interest. None of the subsidiaries had any debt securities outstanding at the end of the year or at any time during the year. Contribution to Trust The Company has consolidated an operating entity within the Group without any legal interests. Due to the implementation of the employee ownership scheme of the Group mentioned in note 23, the Company has set up a structured entity, Trust, and its particulars are as follows: Structured Entity Principal Activities Trust Administering and holding the Company’s Shares acquired for the employee ownership scheme, which is set up for the benefits of eligible persons of the scheme

126 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.1 BASIS OF PREPARATION These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). These financial statements also comply with the accounting principles generally accepted in Hong Kong and the disclosure requirements of the Hong Kong Companies Ordinance relating to the preparation of financial statements. They have been prepared on a historical cost basis. These financial statements are presented in Hong Kong dollars and all values are rounded to the nearest thousand (HK$’000) except when otherwise indicated. Basis of consolidation The consolidated financial statements comprise the financial statements of the Company and its subsidiaries for the year ended 31 December 2019. A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee (i.e., existing rights that give the Group the current ability to direct the relevant activities of the investee). The subsidiaries are fully consolidated from the date on which control is transferred to the Group, and will continue to be consolidated until the date that such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. On 15 May 2014, the Board of Directors approved an employee ownership scheme under which shares may be awarded to employees of the Group in accordance with the related terms and conditions. Pursuant to the rules of the employee ownership scheme, the Group has set up a Trust for the purpose of administering the employee ownership scheme and holding the awarded shares before they vest. As the Group has control over the Trust, the Directors of the Company consider that it is appropriate to consolidate the Trust. All intra-group balances, equity, income, expenses and cash flows relating to transactions between Group companies are eliminated in full on consolidation. Unrealized gains and losses resulting from transactions between Group companies are eliminated, except where unrealized losses provide evidence of an impairment of the asset transferred.

Annual Report 2019 127 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Fair value measurement Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either in the principal market for the asset or liability, or in the absence of a principal market, in the most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by the Group. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data is available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs. All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole: Level 1 — based on quoted prices (unadjusted) in active markets for identical assets or liabilities Level 2 — based on valuation techniques for which the lowest level input that is significant to the fair value measurement is observable, either directly or indirectly Level 3 — based on valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable For assets and liabilities that are recognized in the financial statements on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by reassessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

128 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Goodwill Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred, the amount recognized for non-controlling interests and any fair value of the Group’s previously held equity interests in the acquiree over the identifiable net assets acquired and liabilities assumed. If the sum of this consideration and other items is lower than the fair value of the net assets of the subsidiary acquired, the difference is, after reassessment, recognized in the consolidated statement of profit or loss and other comprehensive income as a gain on bargain purchase. Goodwill arising on acquisition is recognized in the consolidated statement of financial position as an asset, initially measured at cost and subsequently at cost less any accumulated impairment losses. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired. The Group performs its annual impairment test of goodwill as at 31 December. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each cash-generating unit (“CGU”) of the Group, or groups of CGUs, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units. Impairment is determined by assessing the recoverable amount of the CGU or the group of CGUs to which the goodwill relates. Where the recoverable amount of the CGU or the group of CGUs is less than the carrying amount, an impairment loss is recognized. An impairment loss recognized for goodwill is not reversed in a subsequent period. Where goodwill has been allocated to a CGU or a group of CGUs and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the CGU retained.

Annual Report 2019 129 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Foreign currencies The consolidated financial statements are presented in Hong Kong dollars, which is the Company’s functional and presentation currency. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Foreign currency transactions recorded by the entities in the Group are initially recorded using their respective functional currency rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency rates of exchange ruling at the end of the reporting period. Differences arising on settlement or translation of monetary items are recognized in the consolidated statement of profit or loss and other comprehensive income. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the dates when the fair values were measured. The gain or loss arising on translation of a non-monetary item is treated in line with the recognition of the gain or loss on change in fair value of the item. In determining the exchange rate on initial recognition of the related asset, expense or income on the derecognition of a non-monetary asset or non-monetary liability relating to an advance consideration, the date of initial transaction is the date on which the Group initially recognizes the non-monetary asset or non-monetary liability arising from the advance consideration. If there are multiple payments or receipts in advance, the Group determines the transaction date for each payment or receipt of the advance consideration. The functional currencies of subsidiaries are currencies other than the Hong Kong dollar. As at the end of the reporting period, the assets and liabilities of these entities are translated into Hong Kong dollars at the exchange rates prevailing at the end of the reporting period and their statements of profit or loss are translated into Hong Kong dollars at the weighted average exchange rates for the year. The resulting exchange differences are recognized in other comprehensive income and accumulated in the currency translation reserve.

130 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Related parties A party is considered to be related to the Group if: (a) the party is a person or a close member of that person’s family and that person: (i) has control or joint control over the Group; (ii) has significant influence over the Group; or (iii) is a member of the key management personnel of the Group or of a parent of the Group; or (b) the party is an entity where any of the following conditions applies: (i) the entity and the Group are members of the same group; (ii) one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity); (iii) the entity and the Group are joint ventures of the same third party; (iv) one entity is a joint venture of a third entity and the other entity is an associate of the third entity; (v) the entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group; (vi) the entity is controlled or jointly controlled by a person identified in (a); (vii) a person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity); and (viii) the entity, or any member of a group of which it is a part, provides key management personnel services to the Group or to the parent of the Group.

Annual Report 2019 131 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Property and equipment and construction in progress Property and equipment, other than construction in progress, are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. The cost of an item of property and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditures incurred after items of property and equipment have been put into operation, such as repair and maintenance costs, are recognized in the consolidated statement of profit or loss and other comprehensive income in the period in which they are incurred. When significant parts of property and equipment are required to be replaced at intervals, the Group recognizes such parts as individual assets with specific useful lives and depreciates them accordingly. Likewise, when a major inspection is performed, its cost is recognized in the carrying amount of the equipment as a replacement if the recognition criteria are satisfied. The present value of the expected cost for the decommissioning of an asset after its use is included in the cost of the asset if the recognition criteria for a provision are met. Depreciation is calculated on the straight-line basis to write off the cost of each item of property and equipment to its residual value over its estimated useful life. The estimated useful lives used are as follows: Buildings and improvements 10 to 45 years Furniture, fixtures and equipment 3 to 5 years Leasehold improvements (shorter of remaining lease period and 1 to 5 years   estimated useful life) An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of an asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statement of profit or loss and other comprehensive income when the asset is derecognized. Residual values, useful lives and methods of depreciation are reviewed at least at each financial year end and adjusted prospectively, if appropriate. Construction in progress represents assets under development or construction, which are stated at cost less any impairment losses, and are not depreciated. Cost comprises the direct costs of construction and capitalized borrowing costs on related borrowed funds during the period of construction. Construction in progress is reclassified to the appropriate category of property and equipment when completed and ready for use.

132 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Borrowing costs Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use are capitalized as part of the cost of the respective assets. The capitalization of such borrowing costs ceases when the assets are substantially ready for their intended use. Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs capitalized. All other borrowing costs are expensed in the period in which they are incurred. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds. Impairment of non-financial assets The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or a CGU’s fair value less costs of disposal and its value-in-use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or a CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value-in-use, the estimated future cash flows are discounted to their present value using pre-tax discount rates that reflect current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account, if available. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators. The Group bases its impairment calculations on detailed budgets and forecast calculations, which are prepared separately for each of the Group’s CGUs to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. For longer periods, a long-term growth rate is calculated and applied to projected future cash flows after the fifth year. Impairment losses are recognized in the consolidated statement of profit or loss and other comprehensive income in those expense categories consistent with the function of the impaired assets.

Annual Report 2019 133 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Impairment of non-financial assets (continued) For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such an indication exists, the Group estimates the asset’s or CGU’s recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment losses been recognized for the asset in prior years. Such reversal is recognized in the consolidated statement of profit or loss and other comprehensive income unless the asset is carried at a revalued amount, in which case, the reversal is treated as a revaluation increase. Investments and other financial assets Initial recognition and measurement Financial assets are classified, at initial recognition, as subsequently measured at amortized cost, fair value through other comprehensive income (“OCI”) and fair value through profit or loss. The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. With the exception of trade receivables that do not contain a significant financing component, the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. The Group determines the classification of its financial assets on initial recognition and, it shall reclassify the affected financial assets when, only when the Group changes its business model for managing financial assets. All regular way purchases and sales of financial assets are recognized on the trade date, which is the date that the Group commits to purchase or sell the asset. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

134 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Investments and other financial assets (continued) Subsequent measurement of financial assets at amortized cost The Group measures financial assets at amortized cost if both of the following conditions are met: i. The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows, and ii. The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. The Group’s financial assets consist of trade and other receivables, deposits, amounts due from related companies, cash and cash equivalents and restricted cash and cash equivalents that are subsequently measured at amortized cost using the effective interest rate (“EIR”) method less any allowances for impairments. Gains and losses are recognized in the consolidated statement of profit or loss and other comprehensive income when the financial assets at amortized cost are derecognized, modified or impaired, as well as through the amortization process. Impairment of financial assets Financial assets at amortized cost The Group recognizes an allowance for expected credit losses (“ECLs”) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original EIR. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms. The carrying amount of the asset is reduced through use of an allowance account and the loss is recognized in the consolidated statement of profit or loss and other comprehensive income. ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months. For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default.

Annual Report 2019 135 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Impairment of financial assets (continued) Financial assets at amortized cost (continued) For trade receivables, the Group applies a simplified approach in calculating ECLs. Therefore, the Group does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience from customers, adjusted for forward-looking factors specific to the debtors and the economic environment. In certain cases, the Group may also consider a financial asset to be in default and a provision for impairment is made when there is objective evidence (such as the probability of insolvency or significant financial difficulties of the debtor) that the Group will not be able to collect all of the amounts due under the original terms of the transaction. Impaired debts are written off when they are assessed as uncollectible. Inventories Inventories are valued at the lower of cost and net realizable value. Cost is determined on the first-in, first-out, weighted average or specific identification methods as appropriate. Net realizable value is based on estimated selling prices less estimated costs to be incurred on completion and disposal. Cash and cash equivalents Cash and cash equivalents in the consolidated statement of financial position and the consolidated statement of cash flows comprise cash at banks and on hand and short term deposits with an original maturity of generally three months or less, which are subject to an insignificant risk of changes in value and are not restricted as to use. Financial liabilities at amortized cost Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Group’s financial liabilities include accounts payable, other payables, amounts due to related companies, lease liabilities, interest-bearing borrowings, construction payables, construction retentions payable and other current and long-term liabilities are subsequently measured at amortized cost, using the EIR method unless the effect of discounting would be immaterial, in which case they are stated at cost.

136 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Financial liabilities at amortized cost (continued) Interest-bearing borrowings All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs. After initial recognition, interest-bearing borrowings are subsequently measured at amortized cost, using the EIR method. Gains and losses are recognized in the consolidated statement of profit or loss and other comprehensive income when the liabilities are derecognized as well as through the EIR amortization process. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR method. The EIR amortization is included in finance costs in the consolidated statement of profit or loss and other comprehensive income. Derecognition of financial assets and liabilities Financial assets A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Group’s consolidated statement of financial position) when: • the rights to receive cash flows from the asset have expired; or • the Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay cash flow receipts in full without material delay to a third party under a “pass-through” arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset. When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership of the asset. When it has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the Group continues to recognize the transferred asset to the extent of the Group’s continuing involvement. In that case, the Group also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

Annual Report 2019 137 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Derecognition of financial assets and liabilities (continued) Financial assets (continued) Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay. Financial liabilities A financial liability is derecognized when the obligation under the liability is discharged or cancelled, or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the consolidated statement of profit or loss and other comprehensive income. Offsetting of financial instruments Financial assets and financial liabilities are offset and the net amount is reported in the consolidated statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously. Provisions Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. When the Group expects some or all of a provision to be reimbursed, for example, under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the consolidated statement of profit or loss and other comprehensive income net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost in the consolidated statement of profit or loss and other comprehensive income.

138 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Pensions and other post employment benefits The Group operates a defined contribution retirement benefit scheme (the “Retirement Benefit Scheme”). The Retirement Benefit Scheme allows eligible employees to contribute 5% of their base salary to the Retirement Benefit Scheme and the Group matches the contributions with an equal amount. The Group’s matching contributions vest to the employees at 10% per year with full vesting in ten years. On 1 July 2019, the Group offered the option for the eligible Macau resident employees to join the non-mandatory central provident fund (the “CPF”) system. Eligible Macau resident employees joining the Group from 1 July 2019 onwards will enroll in the CPF system while the Group’s existing Macau resident employees who are currently members of the Retirement Benefit Scheme will be provided with the option of joining the CPF system or staying in the existing Retirement Benefit Scheme, which will continue to be in effect in parallel. The CPF system allows eligible employees to contribute 5% or more of their base salary to the CPF while the Group matches with a 5% of such salary as employer’s contribution to the CPF. Same as the Retirement Benefit Scheme, the Group’s matching contributions under the CPF system vest at 10% per year with full vesting in ten years. The assets of the Retirement Benefit Scheme and the CPF are held separately from those of the Group in independently administered funds, and the assets of CPF are also overseen by the Macau government. Forfeitures of unvested contributions are used to reduce the Group’s liability for its contributions payable. The contributions are charged to the consolidated statement of profit or loss and other comprehensive income as they become payable in accordance with the rules of the Retirement Benefit Scheme and the CPF. Share-based payments Employees (including senior executives and directors) of the Group receive remuneration in the form of share-based payments; whereby, employees render services as consideration for equity instruments in the form of common shares or options to purchase common shares of the ultimate parent company, Wynn Resorts, and beginning in September 2009, the Company. In situations where equity instruments are issued and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured as the difference between the fair value of the share-based payment transactions and the fair value of any identifiable goods or services received at the grant date. This is then capitalized or expensed as appropriate.

Annual Report 2019 139 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Share-based payments (continued) Equity-settled transactions The cost of equity-settled transactions with employees, for awards granted after 7 November 2002, is measured by reference to the fair value at the date on which they are granted. The fair value is determined by using an appropriate pricing model, further details of which are given in note 23. The cost of equity-settled transactions is recognized in employee benefit expense, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (the “vesting date”). The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The charge or credit to the consolidated statement of profit or loss and other comprehensive income for a period represents the movement in cumulative expense recognized as of the beginning and end of that period and is recognized in staff costs. Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions. For awards that do not ultimately vest because non-market performance and/or service conditions have not been met, no expense is recognized. When awards include a market or non-vesting condition, the transactions are treated as vesting irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied. Where the terms of an equity-settled award are modified, as a minimum an expense is recognized as if the terms had not been modified, if the original terms of the award are met. In addition, an expense is recognized for any modification that increases the total fair value of the share-based payment, or is otherwise beneficial to the employee as measured at the date of modification.

140 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Share-based payments (continued) Equity-settled transactions (continued) Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the entity or the employee are not met. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph. All cancellations of equity-settled awards are treated equally. The dilutive effect of outstanding options and non-vested shares are reflected as additional share dilution in the computation of diluted earnings per share. As disclosed in note 21 to the financial statements, the Group has set up the Trust for the employee ownership scheme, where the Trust purchases Shares issued by the Group and the consideration paid by the Company, including any directly attributable incremental costs, is presented as “Shares held for employee ownership scheme” and deducted from the Group’s equity. Leases (applicable from 1 January 2019) The Group assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Group as a lessee The Group applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Group has elected to combine lease and associated non-lease components as a single lease component in its determination of lease payments, except for certain asset classes that have a significant non-lease component. The Group recognizes lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets.

Annual Report 2019 141 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Leases (applicable from 1 January 2019) (continued) Group as a lessee (continued) a) Right-of-use assets The Group recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets. If ownership of the leased asset transfers to the Group at the end of the lease term or the cost reflects the exercise of a purchase option, depreciation is calculated using the estimated useful life of the asset. The right-of-use assets are also subject to impairment. Refer to the Group’s accounting policy for impairment of non-financial assets in this section. b) Lease liabilities At the commencement date of the lease, the Group recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating the lease, if the lease term reflects the Group exercising the option to terminate. Variable lease payments that do not depend on an index or a rate are recognized as expenses in the period in which the event or condition that triggers the payment occurs.

142 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Leases (applicable from 1 January 2019) (continued) Group as a lessee (continued) b) Lease liabilities (continued) In calculating the present value of lease payments, the Group uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the lease payments (e.g., changes to future payments resulting from a change in an index or rate used to determine such lease payments) or a change in the assessment of an option to purchase the underlying asset. c) Short-term leases and leases of low-value assets The Group applies the short-term lease recognition exemption to its short-term leases (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of assets that are considered to be low value. Lease payments on short-term leases and leases of low-value assets are recognized as expense on a straight- line basis over the lease term. Group as a lessor Leases in which the Group does not transfer substantially all the risks and rewards incidental to ownership of an asset are classified as operating leases. Rental income arising is accounted for on a straight-line basis over the lease terms and is included in revenue in the consolidated statement of profit or loss and other comprehensive income due to its operating nature. Initial direct costs incurred in obtaining an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis as rental income. Contingent rents are recognized as revenue in the period in which they are earned. Leases (applicable before 1 January 2019) The determination of whether an arrangement is or contains a lease is based on the substance of the arrangement at its inception and whether the fulfillment of the arrangement is dependent on the use of a specific asset or the arrangement conveys a right to use the asset.

Annual Report 2019 143 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Leases (applicable before 1 January 2019) (continued) Group as a lessee Leases where substantially all the risks and benefits of ownership of the asset are not transferred to the Group and remain with the lessor are classified as operating leases. Operating lease payments are recognized as an operating expense in the consolidated statement of profit or loss and other comprehensive income on the straight-line basis over the lease terms. Group as a lessor Leases in which the Group does not transfer substantially all the risks and rewards of ownership of an asset are classified as operating leases. Assets leased by the Group under operating leases are included in the consolidated statement of financial position based on the nature of the asset and rentals receivable are credited to the consolidated statement of profit or loss and other comprehensive income on the straight-line basis over the lease terms. Initial direct costs incurred in negotiating an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis as rental income. Contingent rents are recognized as revenue in the period in which they are earned. Leasehold interests in land (applicable before 1 January 2019) Leasehold interests in land under operating leases are payments made on entering into or acquiring land-use rights over extended periods of time. The total lease payments are amortized on a straight-line basis over the lease terms in accordance with the expected pattern of consumption of the economic benefits embodied in the land-use right. Revenue recognition Revenue from contracts with customers The Group’s revenue from contracts with customers consist of casino wagers; providing services of rooms, food and beverage; and sales of retail and other goods. Gross casino revenues are measured by the aggregate net difference between gaming wins and losses. The Company applies a practical expedient by accounting for its casino wagering transactions on a portfolio basis versus an individual basis as all wagers have similar characteristics. Commissions rebated to customers either directly or indirectly through gaming promoters and other cash incentives earned by customers are recorded as a reduction of casino revenues. In addition to the wager, casino transactions typically include performance obligations related to complimentary goods or services provided to incentivize future gaming or in exchange for points earned under the Group’s loyalty programs.

144 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Revenue recognition (continued) Revenue from contracts with customers (continued) For casino transactions that include complimentary goods or services provided by the Group to incentivize future gaming, the Group allocates the standalone selling price of each good or service to the appropriate revenue type based on the good or service provided. Costs of complimentary goods or services that are provided under the Group’s control and discretion and supplied by third parties are recorded as other operating expense. Under the Group’s loyalty program, customers earn points based on their level of table games and slots play, which can be redeemed for free play, gifts and complimentary goods or services provided by the Group. For casino transactions that include points earned under the Group’s loyalty programs, the Group defers a portion of the revenue by recording the estimated standalone selling price of the earned points that are expected to be redeemed as a liability. Upon redemption of the points for Group-owned goods or services, the standalone selling price of each good or service is allocated to the appropriate revenue type based on the good or service provided. Upon the redemption of the points with third parties, the redemption amount is deducted from the liability and paid directly to the third party. After allocating amounts to the complimentary goods or services provided and to the points earned under the Group’s loyalty programs, the residual amount is recorded as casino revenue. The transaction price for rooms, food and beverage, retail and other transactions is based on the net amounts collected from other customers for similar goods and services provided and is recorded as revenue when the goods are provided or services are performed. Advance deposits on rooms are performance obligations that are recorded as customer deposits until services are provided to the customer. Revenues from contracts with multiple goods or services are allocated to each good or service based on its relative standalone selling price. Revenue from other sources Retail and other revenue primarily includes rental income which is recognized on a time proportion basis over the lease terms. Contingent rental income is recognized when the right to receive such rental income is established according to the lease agreements. Finance revenue is accrued on a time basis by reference to the principal outstanding and at the applicable interest rates.

Annual Report 2019 145 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Taxes Current income tax Current income tax assets and liabilities are measured at the amounts expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amounts are those that are enacted or substantively enacted by the end of the reporting period, taking into consideration interpretations and practices prevailing in the countries in which the Group operates. Deferred income tax Deferred income tax is provided using the liability method on temporary differences at the end of the reporting period between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred income tax liabilities are recognized for all taxable temporary differences, except: • when the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and • in respect of taxable temporary differences associated with investments in subsidiaries, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future. Deferred income tax assets are recognized for all deductible temporary differences, and the carryforward of unused tax credits and any unused tax losses. Deferred tax assets are only recognized to the extent that it is probable that taxable profits will be available against which the deductible temporary differences and the carryforward of unused tax credits and unused tax losses can be utilized, except: • when the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and • in respect of deductible temporary differences associated with investments in subsidiaries, deferred income tax assets are recognized only to the extent it is probable the temporary differences will reverse in the foreseeable future and taxable profits will be available against which the temporary differences can be utilized.

146 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Taxes (continued) Deferred income tax (continued) The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at the end of each reporting period and are recognized to the extent it has become probable that future taxable profits will allow the deferred tax asset to be recovered. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the end of the reporting period. Deferred income tax assets and deferred income tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority. Gaming taxes and premiums According to the Concession Agreement granted by the Macau government and the relevant legislation, the Group is required to pay a 35% gaming tax on gross gaming win. The Group is also required to pay an additional 4% of gross gaming win as public development and social related contributions. The Group also makes certain variable and fixed payments to the Macau government based on the number of slot machines and table games in operation on a monthly and yearly basis, respectively. These expenses are reported as “gaming taxes and premiums” in the consolidated statement of profit or loss and other comprehensive income. Fine art The Group’s fine art is stated at cost less any impairment losses. Any fine art impairment is assessed based on the CGU to which it belongs. No impairment has been recognized for the years ended 31 December 2019 and 2018. Fine art is derecognized upon disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statement of profit or loss and other comprehensive income when the asset is derecognized.

Annual Report 2019 147 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Dividends Dividends are recognized as a liability when they are approved by the shareholders in a general meeting. Interim/special dividends are simultaneously proposed and declared because the Company’s memorandum and articles of association grant the Directors the authority to declare interim/ special dividends. Consequently, interim/special dividends are recognized immediately as a liability when they are proposed and declared. Statutory reserve In accordance with the provisions of the Macau Commercial Code, Wynn Macau, Limited’s subsidiaries incorporated in Macau are required to transfer a minimum of 10% of their annual net profit to a legal reserve until that reserve equals 25% of their issued capital. This reserve is not distributable to shareholders. 2.3 IMPACT OF NEW AND REVISED IFRSs The Group has adopted the following new and revised standards effective as of 1 January 2019: IFRS 16 Leases IFRIC Interpretation 23 Uncertainty over Income Tax Treatments Amendments to IFRS 9 Prepayment Features with Negative Compensation Annual Improvements Amendments to IFRS 3, IFRS 11, IAS 12 and IAS 23   2015–2017 Cycle Amendments to IAS 19 Plan Amendment, Curtailment or Settlement

148 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.3 IMPACT OF NEW AND REVISED IFRSs (CONTINUED) IFRS 16 Leases The Group applied IFRS 16 Leases for the first time. The nature and effect of the changes as a result of adoption of the new accounting standard are described below. IFRS 16 supersedes IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases-Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. The standard sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for most leases under a single on-balance sheet model to recognize and measure right-of-use assets and lease liabilities, except for certain recognition exemptions. Lessor accounting under IFRS 16 is largely unchanged from IAS 17. Lessors continue to classify leases as either operating or finance leases using similar principles as in IAS 17. Therefore, IFRS 16 did not have an impact for leases where the Group is the lessor. The Group adopted IFRS 16 using the modified retrospective method of adoption with the date of initial application of 1 January 2019. Under this method, the standard is applied retrospectively with the cumulative effect of initially applying the standard recognized at the date of initial application, and the comparative information for 2018 was not restated and continues to be reported under IAS 17. The Group elected to use the transition practical expedient allowing the standard to be applied only to contracts that were previously identified as leases applying IAS 17 and IFRIC 4 at the date of initial application. The Group also elected to use the recognition exemptions for lease contracts that, at the commencement date, have a lease term of 12 months or less and do not contain any purchase options (“short-term leases”), and lease contracts for which the underlying assets are of low values (“low-value assets”). Instead, the Group recognizes the lease payments associated with those leases as an expense on a straight-line basis over the lease term.

Annual Report 2019 149 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.3 IMPACT OF NEW AND REVISED IFRSs (CONTINUED) IFRS 16 Leases (continued) The effect of adoption of IFRS 16 as at 1 January 2019 (increase/(decrease)) is as follows: HK$ (in thousands) Assets Right-of-use assets 2,124,510 Leasehold interests in land (1,590,281) Prepayments and other current assets (1,533) Total assets 532,696 Liabilities Current lease liabilities 121,523 Non-current lease liabilities 434,472 Other payables and accruals (23,299) Total liabilities 532,696 Set out in note 2.2 to the financial statements are the new accounting policies of the Group upon adoption of IFRS 16, which have been applied from the date of initial application: Under IFRS 16, a contract is, or contains a lease if the contract conveys a right to control the use of an identified asset for a period of time in exchange for consideration. Control is conveyed where the customer has both the right to obtain substantially all of the economic benefits from use of the identified asset and the right to direct the use of the identified asset.

150 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.3 IMPACT OF NEW AND REVISED IFRSs (CONTINUED) IFRS 16 Leases (continued) Right-of-use assets and lease liabilities are measured and recorded upon lease commencement at the present value of the future lease payments. The Company combines lease and associated non-lease components as a single lease component in its determination of minimum lease payments, except for certain asset classes that have significant non-lease components. As the interest rate implicit in its leases is not readily determinable, the Company uses its incremental borrowing rate to determine the present value of lease payments. The Company does not record an asset or a liability for short-term leases. Variable lease costs that do not depend on an index or a rate are recognized in profit or loss as incurred and are not included in the determination of right-of-use assets and lease liabilities. The right-of-use asset is subsequently measured at cost less accumulated depreciation and any impairment losses unless the right- of-use asset meets the definition of an investment property in IAS 40, or relates to a class of property, plant and equipment to which the revaluation model is applied. The lease liability is subsequently increased to reflect the interest on the lease liability and reduced for the lease payments. Lessees are required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset. Lessees are also required to remeasure the lease liability upon the occurrence of certain events, such as change in the lease term and change in future lease payments resulting from a change in an index or rate used to determine those payments. Lessees generally recognize the amount of the remeasurement of the lease liability as an adjustment to the right-of-use asset. The operating lease commitment of HK$684.8 million disclosed at 31 December 2018, adjusted for the effect of discounting and exclusion of short-term leases, resulted in lease liabilities of HK$556.0 million and was recognized as of 1 January 2019. The weighted average lessee’s incremental borrowing rate applied to the lease liabilities on 1 January 2019 was 5.09%. IFRIC Interpretation 23 Uncertainty over Income Tax Treatments Upon adoption of this interpretation, the Group considered whether it has any uncertain tax positions and concluded that it is not probable that the tax authorities will accept certain tax positions taken by the Group. However, the Group believes that it has unrecognized tax losses that are adequate to offset any adjustments that might be proposed by the tax authorities. Therefore, the interpretation did not have a material impact on the consolidated financial statements of the Group. Several other amendments have been applied for the first time in 2019, but did not have a material impact on the consolidated financial statement of the Group.

Annual Report 2019 151 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.4 ISSUED BUT NOT YET EFFECTIVE IFRSs The Group has not applied the following revised IFRSs, that have been issued but are not yet effective, in these financial statements. Amendments to IFRS 3 Definition of a Business1 Amendments to IAS 1 and IAS 8 Definition of Material1 Amendments to IFRS 9, IAS 39 Interest Rate Benchmark Reform1   and IFRS 7 1 Effective for annual periods beginning on or after 1 January 2020 These revised IFRSs are not expected to have a significant impact on the Group’s consolidated financial statements. 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES The preparation of the Group’s consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and their accompanying disclosures and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates may result in outcomes that may require a material adjustment to the carrying amount of the asset or liability affected in the future. Key sources of estimation uncertainty and critical judgments in applying the Group’s accounting policies, which have a significant effect on the consolidated financial statements are set out below. Useful lives of property and equipment The useful lives of assets are based on management’s estimations. Management considers the impact of changes in technology, customer service requirements, availability of capital funding and the required return on assets and equity to determine the optimum useful life expectation for each of the individual categories of property and equipment. The estimations of residual values of assets are also based on management’s judgments as to whether the assets will be sold or used to the end of their useful lives and what their condition will be like at that time. Depreciation is calculated on the straight-line basis to write off the cost of each item of property and equipment to its residual value over its estimated useful life. Management’s periodic reviews on the estimations made could result in changes in depreciable lives and, therefore, depreciation expense in future periods.

152 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (CONTINUED) Impairment of non-financial assets Management is required to make judgments concerning the cause, timing and amount of impairments. In the identification of impairment indicators, management considers the impact of changes in current competitive conditions, cost of capital, availability of funding, technological obsolescence, discontinuance of services and other circumstances that could indicate that an impairment exists. The Group applies the impairment assessments to its separate CGUs. This requires management to make significant judgments concerning the existence of impairment indicators, identification of separate CGUs’ remaining useful lives of assets and estimates of projected cash flows and fair values less costs of disposal. For non- financial assets other than goodwill, management’s judgments are also required when assessing whether a previously recognized impairment loss should be reversed. Where impairment indicators exist, the determination of the recoverable amount of a CGU requires management to make assumptions to determine the fair value less costs of disposal and value-in-use. In addition, for goodwill, the recoverable amount is estimated annually whether or not there is any indication of impairment. Key assumptions on which management has based its determinations of fair values less costs of disposal include the existence of binding sale agreements, and for the determination of values in use include projected revenues, gross margins, and average revenue per asset component, capital expenditures, expected customer base and market share. Management is also required to choose suitable discount rates in order to calculate the present values of those cash flows. Changes in key assumptions on which the recoverable amounts of assets are based could significantly affect the Group’s financial condition and results of operations. Provision for ECLs of trade receivables The Group uses a provision matrix to calculate ECLs for trade receivables. The provision rates are based on days outstanding for groupings of customers that have shared credit risk characteristics. The provision matrix is initially based on the Group’s historical observed default rates. The Group will calibrate the matrix to adjust the historical credit loss experience with known customer information and forward-looking information. For instance, if forecast economic conditions are expected to deteriorate over the next year which can lead to an increased number of defaults in the gaming sector, the historical default rates are adjusted. At every reporting date, the historical observed default rates are updated and changes in the forward-looking estimates are analyzed. The assessment of the correlation between historical observed default rates, forecast economic conditions and ECLs is a significant estimate. The amount of ECLs is sensitive to changes in circumstances and forecast economic conditions. The Group’s historical credit loss experience and forecast of economic conditions may also not be representative of customer’s actual default in the future. The information about the ECLs on the Group’s trade receivables is disclosed in note 14.

Annual Report 2019 153 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (CONTINUED) Determining the lease term of contracts with renewal and termination options — Group as a lessee The Group determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised. The Group has several lease contracts that include extension and termination options. The Group applies judgement in evaluating whether it is reasonably certain whether or not to exercise the option to renew or terminate the lease. That is, it considers all relevant factors that create an economic incentive for it to exercise either the renewal or termination. After the commencement date, the Group reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise or not to exercise the option to renew or to terminate. Furthermore, the periods covered by termination options are included as part of the lease term only when they are reasonably certain not to be exercised. Leases — Estimating the incremental borrowing rate The interest rate implicit in the lease is not readily determinable, therefore, the Group uses its incremental borrowing rate (“IBR”) to measure lease liabilities. The IBR is the rate of interest that the Group would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. The IBR therefore reflects what the Group ‘would have to pay’, which requires estimation when no observable rates are available or when they need to be adjusted to reflect the terms and conditions of the lease. The Group estimates the IBR using observable inputs when available and is required to make certain entity-specific estimates. Segment reporting Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-makers, who are responsible for allocating resources and assessing performance of the operating segments and making strategic decisions. For management purposes, during the year ended 31 December 2019, the Group reviewed Wynn Palace and Wynn Macau as two reportable segments.

154 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (CONTINUED) Fair value estimation — Black-Scholes pricing model The Group uses the Black-Scholes pricing model to value Wynn Resorts, Limited’s and Wynn Macau, Limited’s grants of options. The Black-Scholes pricing model uses assumptions of expected volatility, risk-free interest rates, the expected terms of options granted, and expected rates of dividends. Changes in these assumptions could materially affect the estimated fair values. Expected volatility is based on implied and historical factors related to Wynn Resorts, Limited’s and Wynn Macau, Limited’s common stock. Expected term represents the weighted average time between the option’s grant date and its exercise date. The risk-free interest rate used is equal to the U.S. Treasury yield curve and the Hong Kong Exchange Fund Bills for the WRL Omnibus Plan and Wynn Macau, Limited’s share option schemes, respectively, at the time of grant for the period equal to the expected term. Income taxes Income taxes represent the sum of income taxes currently payable and any deferred taxes. The calculation of deferred income taxes and any associated tax reserve is subject to a significant amount of judgment. The Group’s income tax returns may be examined by governmental authorities. Accordingly, the Group reviews any potentially unfavorable tax outcome and, when an unfavorable outcome is identified as probable and can be reasonably estimated, a tax reserve is established. 3. OTHER REVENUES AND EXPENSES 3.1 Staff costs For the year ended 31 December 2019 2018 HK$ HK$ (in thousands) Wages and salaries 4,539,624 4,266,339 Retirement plan contributions 145,228 130,565 Expense of share-based payments 124,125 106,303 Employee relations and training 34,574 27,700 Social security costs 12,285 10,130 Other costs and benefits 371,202 445,727 5,227,038 4,986,764 “Other costs and benefits” includes residential rental expense for operating staff of approximately HK$73.0 million for the year ended 31 December 2018.

Annual Report 2019 155 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 3. OTHER REVENUES AND EXPENSES (CONTINUED) 3.2 Other operating expenses For the year ended 31 December 2019 2018 HK$ HK$ (in thousands) License fees 1,318,132 1,496,212 Cost of sales 697,345 774,404 Repairs and maintenance 528,869 517,420 Advertising and promotions 480,222 488,121 Operating supplies and equipment 480,084 459,276 Utilities and fuel 339,580 355,221 Contracted services 311,293 354,319 Corporate support services and other 72,584 83,938 Other support services 54,142 53,091 Provision for doubtful accounts, net 44,528 23,140 Short-term leases expenses 33,958 — Auditor’s remuneration 9,134 8,263 Variable lease expenses 1,412 — Operating rental expenses — 58,826 Other expenses 492,892 426,011 4,864,175 5,098,242

156 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 3. OTHER REVENUES AND EXPENSES (CONTINUED) 3.3 Depreciation and amortization For the year ended 31 December 2019 2018 HK$ HK$ (in thousands) Depreciation of property and equipment 2,693,320 2,631,084 Depreciation of right-of-use assets 229,223 — Amortization of leasehold interests in land — 95,330 2,922,543 2,726,414 Depreciation expense of property and depreciation expense of right-of-use assets of approximately HK$4,280,000 and HK$841,000, respectively, for the year ended 31 December 2019 (2018: Depreciation expense of property and amortization expense of leasehold interests in land of approximately HK$4,035,000 and HK$841,000, respectively) are excluded from the table above and are classified as staff costs and included in other costs and benefits in note 3.1 to the financial statements. Such amounts are related to a home purchased by WRM for the use by one of the Group’s executives as described in note 27 to the financial statements. 3.4 Property charges and other For the year ended 31 December 2019 2018 HK$ HK$ (in thousands) Loss on disposals and abandonment of assets, net 71,471 153,916 Insurance reimbursement (37,427) — 34,044 153,916

Annual Report 2019 157 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 3. OTHER REVENUES AND EXPENSES (CONTINUED) 3.5 Finance revenues For the year ended 31 December 2019 2018 HK$ HK$ (in thousands) Interest income from cash at banks 76,052 102,592 3.6 Finance costs For the year ended 31 December 2019 2018 HK$ HK$ (in thousands) Interest expense 1,324,037 1,341,566 Amortization of debt financing costs 113,703 142,622 Bank fees for unused facilities 27,203 11,708 Interest expense on lease liabilities 25,309 — Less: capitalized interest (3,848) (250) 1,486,404 1,495,646 For the year ended 31 December 2019, interest of approximately HK$3,848,000 was capitalized using a weighted average rate of 4.32%. For the year ended 31 December 2018, interest of approximately HK$250,000 was capitalized using a weighted average rate of 4.33%.

158 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 4. INCOME TAX EXPENSE The major components of the income tax expense for the years ended 31 December 2019 and 2018 were: For the year ended 31 December 2019 2018 HK$ HK$ (in thousands) Income tax expense: current — overseas 12,427 12,427 No provision for Hong Kong profits tax for the year ended 31 December 2019 has been made as there was no assessable profit generated in Hong Kong (2018: nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (2018: 12%). The tax position for the years ended 31 December 2019 and 2018 reconciles to profit before tax as follows: For the year ended 31 December 2019 2018 HK$ % HK$ % (in thousands, except for percentages) Profit before tax 5,069,088 6,257,817 Tax at the applicable   income tax rate 608,291 12.0 750,938 12.0 Income not subject to tax (1,034,183) (20.4) (1,233,563) (19.7) Macau dividend tax 12,427 0.2 12,427 0.2 Deferred tax not  recognized 340,352 6.7 377,706 6.0 Others 85,540 1.7 104,919 1.7 Effective tax expense   for the year 12,427 0.2 12,427 0.2

Annual Report 2019 159 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 4. INCOME TAX EXPENSE (CONTINUED) The Group incurred Macau tax losses of approximately HK$2.35 billion, HK$1.96 billion and HK$1.95 billion during the tax years ended 31 December 2019, 2018 and 2017, respectively. These tax losses will expire in 2022, 2021 and 2020, respectively. As at 31 December 2019, the Group’s deferred tax assets relating to the pre-opening costs and other, University of Macau Development Foundation contribution, share-based payment plan, executive compensation, fixed assets and tax loss carryforwards and others amounting to HK$1.21 billion (2018: HK$1.31 billion) were not recognized as the Group determined it was not probable that future taxable profits will be available against which the deferred tax assets could be utilized. On 15 October 2015, WRM received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profits (the “Tax Holiday”) effective through 31 December 2020. Accordingly, the Group was exempted from the payment of approximately HK$602.9 million in such tax for the year ended 31 December 2019 (2018: HK$757.1 million). The Group’s non-gaming profits remain subject to the Macau Complementary Tax and its casino winnings remain subject to the Macau special gaming tax and other levies in accordance with its Concession Agreement. In March 2020, WRM applied for an additional 5-year exemption from Macau Complementary Tax on casino gaming profits through 2025. The extension is subject to approval and may only extend through 26 June 2022, the date Concession Agreement expires. In August 2016, WRM renewed the WRM Shareholder Dividend Tax Agreement with the Macau Special Administrative Region that provided for annual payments of MOP12.8 million (approximately HK$12.4 million) to the Macau Special Administrative Region in lieu of Complementary Tax on dividend distributions to its shareholders from gaming profits for each of the years 2016 through 2020. In March 2020, WRM applied for an extension of this agreement for an additional five years through 2025. The extension is subject to approval and may only extend through 26 June 2022, the date Concession Agreement expires. The Group is exempted from income tax in the Isle of Man and the Cayman Islands. The Group’s subsidiaries file income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examination by tax authorities in the locations where it operates. The Group’s 2015 to 2018 Macau Complementary Tax returns remain subject to examination by the Financial Services Bureau of the Macau Special Administrative Region (the “Financial Services Bureau”). In February 2018, the Financial Services Bureau issued its final tax assessments for Palo for the years 2013 and 2014 and the examination resulted in no change to the tax returns. In July 2018, the Financial Services Bureau issued final tax assessments for WRM for the years 2013 and 2014, while no additional tax was due, adjustments were made to WRM’s tax loss carryforwards. In January 2020, the Financial Services Bureau commenced examination of Palo’s 2015 and 2016 Macau Complementary Tax returns.

160 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 4. INCOME TAX EXPENSE (CONTINUED) Quarterly, the Group undertakes reviews for any potentially unfavorable tax outcomes and when an unfavorable outcome is identified as being probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities. The Group considered whether it has any uncertain tax positions and concluded that it is not probable that the tax authorities will accept certain tax positions taken by the Group. As at 31 December 2019, the Group had unrecognized tax losses of HK$6.26 billion (2018: HK$7.58 billion) and the Group believes that these unrecognized tax losses are adequate to offset any adjustments that might be proposed by the Macau tax authority. The Group believes that it has adequately provided reasonable reserves for prudent and foreseeable outcomes related to uncertain tax matters. 5. DIVIDENDS For the year ended 31 December 2019 2018 HK$ HK$ (in thousands) 2017 special dividend of HK$0.75 per Share declared — 3,897,534 2018 special dividend of HK$0.43 per Share declared — 2,234,692 2018 final dividend of HK$0.45 per Share declared   (2017: nil) 2,338,631 — 2019 interim dividend of HK$0.45 per Share declared   (2018: HK$0.32 per Share) 2,338,631 1,663,027 4,677,262 7,795,253

Annual Report 2019 161 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 6. EARNINGS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY The calculation of basic earnings per Share for the year ended 31 December 2019 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares in issue of 5,185,606,109 during the year (2018: 5,185,494,355), excluding Shares purchased and reserved for the Company’s employee ownership scheme. 2,420,000 Shares (2018: Shares of 2,650,000) were purchased and reserved and no Shares (2018: nil) were issued and reserved for the Company’s employee ownership scheme during the year. 2,420,915 of awarded shares vested under the Company’s employee ownership scheme during the year. The calculation of diluted earnings per Share for the year ended 31 December 2019 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares of 5,190,717,462 (2018: 5,193,287,221) including the weighted average number of Shares in issue of 5,185,606,109 during the year (2018: 5,185,494,355) plus the weighted average number of potential Shares of 5,111,353 (2018: 7,792,866) arising from the deemed exercise of share options and deemed vesting of awards under the Company’s employee ownership scheme (see also note 23). 7. SEGMENT INFORMATION The Group’s principal operating activities occur in Macau, which is the sole geographic area in which the Group is domiciled. The Group reviews the results of operations for each of its operating segments. Wynn Palace, which opened on 22 August 2016, is managed as an operating segment and a reportable segment. Wynn Macau and Encore at Wynn Macau are managed as a single integrated resort and are aggregated as one operating segment, which is also a reportable segment (“Wynn Macau”). The Group identifies each integrated resort as a reportable segment considering operations within each integrated resort have similar economic characteristics, type of customers, types of services and products, the regulatory environment of the operations and the Group’s organizational and management reporting structure. Other Macau primarily represents cash held at the Company.

162 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 7. SEGMENT INFORMATION (CONTINUED) For the year ended 31 December 2019 2018 HK$ HK$ (in thousands) Wynn Palace:  Casino 16,771,781 18,463,485  Rooms 1,368,158 1,332,801   Food and beverage 919,861 867,036   Retail and other 877,586 947,127 Wynn Macau:  Casino 14,078,475 15,632,951  Rooms 865,067 889,536   Food and beverage 639,290 598,513   Retail and other 641,473 860,364 Total operating revenues 36,161,691 39,591,813

Annual Report 2019 163 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 7. SEGMENT INFORMATION (CONTINUED) For the year ended 31 December 2019 2018 HK$ HK$ Notes (in thousands) Adjusted EBITDA   Wynn Palace 5,041,256 5,760,532   Wynn Macau 4,527,105 5,016,486 9,568,361 10,777,018 Other operating costs and expenses   Depreciation and amortization 3.3 2,922,543 2,726,414   Pre-opening costs 17,424 —   Property charges and other 3.4 34,044 153,916   Share-based payments 3.1 124,125 106,303   Wynn Macau, Limited corporate expenses 105,011 91,930 Operating profit 6,365,214 7,698,455 Non-operating income and expenses   Finance revenues 3.5 76,052 102,592   Finance costs 3.6 (1,486,404) (1,495,646)   Net foreign currency differences 114,226 (40,132)   Loss on extinguishment of debt — (7,452) Profit before tax 5,069,088 6,257,817   Income tax expense 4 12,427 12,427 Net profit attributable to owners of the Company 5,056,661 6,245,390

164 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 7. SEGMENT INFORMATION (CONTINUED) For the year ended 31 December 2019 2018 HK$ HK$ (in thousands) Capital expenditures Wynn Palace 514,077 697,921 Wynn Macau 1,126,111 490,916 Total 1,640,188 1,188,837 As at 31 December 2019 2018 HK$ HK$ (in thousands) Total assets Wynn Palace 29,056,220 30,286,168 Wynn Macau 13,337,831 15,354,131 Other Macau 7,895,951 441,492 Total 50,290,002 46,081,791 As at 31 December 2019 2018 HK$ HK$ (in thousands) Non-current assets Macau 33,946,893 34,669,379 Foreign countries 9,388 11,765 Total 33,956,281 34,681,144

Annual Report 2019 | 165

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2019

8. PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS

A summary of the property and equipment and construction in progress is set forth below.

	Buildings and Improvements HK$	Furniture, Fixtures and Equipment HK$	Leasehold Improvements HK$ (in thousands)	Construction in Progress HK$	Total Property and Equipment and construction in progress HK$
Cost:					
As at 1 January 2018	38,215,555	5,788,545	27,100	183,720	44,214,920
Additions	251,751	199,297	2,458	803,583	1,257,089
Transfers	543,857	141,031	—	(684,888)	—
Adjustment to project costs	(5,541)	(13,990)	—	45	(19,486)
Abandonments/disposals	(272,089)	(129,836)	(887)	(205)	(403,017)
As at 31 December 2018 and 1 January 2019	38,733,533	5,985,047	28,671	302,255	45,049,506
Additions	62,073	159,575	—	1,510,891	1,732,539
Transfers	794,281	339,180	—	(1,133,461)	—
Adjustment to project costs	(4,964)	(12,048)	—	296	(16,716)
Abandonments/disposals	(149,923)	(257,709)	—	(7,883)	(415,515)
As at 31 December 2019	**39,435,000**	**6,214,045**	**28,671**	**672,098**	**46,349,814**
Depreciation:					
As at 1 January 2018	7,403,127	3,286,726	20,798	—	10,710,651
Depreciation charged for the year	1,857,302	775,041	2,776	—	2,635,119
Abandonments/disposals	(135,340)	(103,225)	(887)	—	(239,452)
As at 31 December 2018 and 1 January 2019	9,125,089	3,958,542	22,687	—	13,106,318
Depreciation charged for the year	1,903,540	790,410	3,650	—	2,697,600
Abandonments/disposals	(104,055)	(235,977)	—	—	(340,032)
As at 31 December 2019	**10,924,574**	**4,512,975**	**26,337**	—	**15,463,886**
Net carrying amount:					
As at 31 December 2019	**28,510,426**	**1,701,070**	**2,334**	**672,098**	**30,885,928**
As at 31 December 2018	29,608,444	2,026,505	5,984	302,255	31,943,188
As at 1 January 2018	30,812,428	2,501,819	6,302	183,720	33,504,269

166 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 9. RIGHT-OF-USE ASSETS (a) Lessee arrangements The Group has entered into leases for warehouse facilities, apartment units for executives, dormitories for imported labor, and for certain office equipment in Macau. These leases typically contain renewal or continuation clauses. In addition to the leases described above, the Group pays rent for the use of the land sites on which Wynn Palace and Wynn Macau are situated. Set out below are the carrying amounts of right-of-use assets recognized and the movements during the year: Total Fixtures and Right-of-use Land Buildings Equipment Vehicle Assets HK$ HK$ HK$ HK$ HK$ (in thousands) As at 1 January 2019 1,713,767 331,157 74,831 4,755 2,124,510 Additions — 105,127 8,560 19,773 133,460 Termination — — (5,494) — (5,494) Depreciation of right-of-use assets (104,222) (89,762) (34,174) (4,874) (233,032) As at 31 December 2019 1,609,545 346,522 43,723 19,654 2,019,444 As at 31 December 2018, outstanding commitments for future minimum lease payments under non-cancellable operating leases were as follows: As at 31 December 2018 HK$ (in thousands) Within one year 149,840 After one year but not more than five years 298,571 More than five years 236,354 684,765

Annual Report 2019 167 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 9. RIGHT-OF-USE ASSETS (CONTINUED) (b) Lessor arrangements The Group has entered into leases for space with many high-end retailers which represent approximately 100,000 and 59,000 square feet of space at Wynn Palace and Wynn Macau, respectively. The lease arrangements generally include minimum base rent and contingent rental clauses based on a percentage of net sales. Generally, the terms of the leases range between three and five years. The Group records revenue on a straight-line basis over the term of the lease, and recognizes revenue for contingent rentals when the contingency has been resolved. The following table sets out the minimum and contingent rental income for the year: For the year ended 31 December 2019 2018 HK$ HK$ (in thousands) Minimum rental income 825,326 824,196 Contingent rental income 355,930 347,406 1,181,256 1,171,602 Future minimum rents to be received as at 31 December 2019 and 2018 were as follows: As at 31 December 2019 2018 HK$ HK$ (in thousands) Within one year 892,541 840,628 After one year but within two years 447,316 848,507 After two years but within three years 299,747 373,583 After three years but within four years 179,360 209,936 After four years but within five years 110,937 71,143 After five years 1,867 6,135 1,931,768 2,349,932

168 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 10. LEASEHOLD INTERESTS IN LAND The Group has the leasing rights for approximately 51 acres of the Cotai Land where Wynn Palace is located and approximately 16 acres of land on the Macau peninsula where Wynn Macau is located. Both pieces of leased land are under land concession contracts each with terms of 25 years from May 2012 and August 2004, respectively. The land concessions are granted by the Macau Government in return for the payment of a premium, all installments of which were paid before 31 December 2016 and 31 December 2009, respectively. Land concessions in Macau are generally renewable for additional periods, subject to applicable legislation. Leasehold interests in land which recognize the premiums and other capitalized costs are set forth below. 2018 HK$ (in thousands) Cost: As at beginning and end of the year 2,384,022 Amortization: As at beginning of the year 697,570 Amortization charge for the year 96,171 As at end of the year 793,741 Net carrying amount 1,590,281

Annual Report 2019 169 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 11. GOODWILL In September 2004, the Group acquired all of the 17.5% indirect ownership interests in WRM held by third parties, in exchange for 1,333,333 shares of Wynn Resorts, Limited’s common stock. As a result of the acquisition, WRM became an indirectly wholly-owned subsidiary of the Group. In accordance with the Group’s accounting policy for the acquisition of non-controlling interests, the assets and liabilities of WRM were not restated to reflect their fair values at the date of the acquisition. The difference between the purchase price and the non-controlling interests’ share of the assets and liabilities reflected within the consolidated statement of financial position of HK$398.3 million at the date of the acquisition was recorded as goodwill. The recoverable amount of a CGU has been determined based on value-in-use calculations. These calculations use pre-tax cash flow projections based on financial budgets approved by management covering a five-year period. Cash flows beyond the five-year period are extrapolated using an estimated weighted average growth rate of 3% that is determined based on past performance and expectations for market development. The weighted average growth rate used is consistent with the forecasts used in the industry. The discount rate applied to the cash flow projections is 11.15% (2018: 10.76%). The discount rate used is pre-tax and reflects specific risks relating to the Group. During the year ended 31 December 2019, there was no impairment of goodwill with indefinite useful lives (2018: nil).

170 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 12. OTHER NON-CURRENT ASSETS Other non-current assets consisted of the following as at 31 December 2019 and 2018: As at 31 December 2019 2018 HK$ HK$ (in thousands) Fine art 386,468 387,565 China, glass, silverware and other 121,259 158,606 Deposits and others 98,056 139,391 Memberships 1,020 1,020 606,803 686,582 13. INVENTORIES Inventories consisted of the following as at 31 December 2019 and 2018: As at 31 December 2019 2018 HK$ HK$ (in thousands) Operating supplies 234,667 172,806 Food and beverage 92,331 79,553 Retail merchandise 19,606 60,266 346,604 312,625

Annual Report 2019 171 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 14. TRADE AND OTHER RECEIVABLES Trade and other receivables consisted of the following as at 31 December 2019 and 2018: As at 31 December 2019 2018 HK$ HK$ (in thousands) Casino 1,440,710 1,041,909 Retail leases 106,365 87,326 Hotel 7,944 7,986 Trade receivables 1,555,019 1,137,221 Other receivables 91,296 109,018 Less: allowance for doubtful accounts (93,324) (110,765) Total trade and other receivables, net 1,552,991 1,135,474 An aged analysis of trade receivables is as follows: As at 31 December 2019 2018 HK$ HK$ (in thousands) Within 30 days 968,461 435,785 31 to 90 days 242,182 342,523 91 to 365 days 283,236 334,807 Over 365 days 61,140 24,106 Trade receivables 1,555,019 1,137,221 Other receivables 91,296 109,018 Less: allowance for doubtful accounts (93,324) (110,765) Total trade and other receivables, net 1,552,991 1,135,474

172 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 14. TRADE AND OTHER RECEIVABLES (CONTINUED) The advanced commissions included in the trade and other receivables are on terms requiring settlement within five business days of the month following the advance. Except for the advanced commissions, the trade and other receivables are generally repayable within 14 days. Movements in the provision for impairment of receivables of the Group, which were collectively impaired, are as follows: HK$ (In thousands) As at 1 January 2018 81,704 Charge for the year, net 23,140 Reversal of amounts written off, net 5,921 As at 31 December 2018 and 1 January 2019 110,765 Charge for the year, net 44,528 Amounts written off, net (61,969) As at 31 December 2019 93,324 Set out below is the information about the credit risk exposure on the Group’s trade receivables using a provision matrix: Within 31 to 91 to Over 30 days 90 days 365 days 365 days Total HK$ HK$ HK$ HK$ HK$ (in thousands, except for percentages) As at 31 December 2019   Gross trade receivables 968,461 242,182 283,236 61,140 1,555,019   Provision for impairment (4,430) (8,186) (49,033) (31,675) (93,324)   Expected credit loss rate 0.5% 3.4% 17.3% 51.8% 6.0% As at 31 December 2018   Gross trade receivables 435,785 342,523 334,807 24,106 1,137,221   Provision for impairment (10,028) (24,367) (60,320) (16,050) (110,765)   Expected credit loss rate 2.3% 7.1% 18.0% 66.6% 9.7%

Annual Report 2019 173 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 15. PREPAYMENTS AND OTHER CURRENT ASSETS Prepayments and other current assets consisted of the following as at 31 December 2019 and 2018: As at 31 December 2019 2018 HK$ HK$ (in thousands) Prepayments 86,851 89,410 Deposits 56,361 47,052 143,212 136,462 None of the above assets are either past due or impaired. The financial assets included in the above balances relate to deposits for which there have been no recent history of default. 16. RESTRICTED CASH AND CASH EQUIVALENTS As at 31 December 2019, the Group had restricted cash and cash equivalents of HK$25.6 million (2018: HK$18.1 million) reserved at the Trust to fund the WML employee ownership scheme. The remaining balance of HK$ 8.2 million (2018: nil) represents deposits placed with banks for certain bank guarantees provided for operational purpose. 17. CASH AND CASH EQUIVALENTS Cash and cash equivalents consisted of the following as at 31 December 2019 and 2018: As at 31 December 2019 2018 HK$ HK$ (in thousands) Cash at banks and short-term deposits 13,317,935 8,671,150 Cash on hand 769,551 855,273 14,087,486 9,526,423

174 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 17. CASH AND CASH EQUIVALENTS (CONTINUED) The cash and cash equivalents are denominated in the following currencies: As at 31 December 2019 2018 HK$ HK$ (in thousands) US$ 9,387,044 1,826,521 HK$ 4,546,065 7,619,343 MOP 74,276 56,680 Australian dollar 71,383 17,373 Singapore dollar 7,355 1,452 Other 1,363 5,054 14,087,486 9,526,423 Cash deposited at banks earns interest at floating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months generally, depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rates. 18. ACCOUNTS PAYABLE During 2019 and 2018, the Group normally received credit terms of 30 days. An aged analysis of accounts payable as at 31 December 2019 and 2018, based on the invoice dates, is as follows: As at 31 December 2019 2018 HK$ HK$ (in thousands) Within 30 days 275,983 564,509 31 to 60 days 30,721 37,301 61 to 90 days 17,593 15,494 Over 90 days 78,098 106,169 402,395 723,473

Annual Report 2019 | 175

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2019

19. OTHER PAYABLES AND ACCRUALS

Other payables and accruals consisted of the following:

	As at 31 December		As at 1 January
	2019	2018	2018
	HK$	HK$	HK$
		(in thousands)	
Current:			
Outstanding chip liabilities[1]	**3,478,348**	3,905,079	4,839,965
Customer deposits[2]	**1,833,253**	2,722,322	2,545,691
Gaming taxes payable	**1,227,614**	1,858,734	1,565,075
Loyalty program and related liabilities[3]	**86,781**	111,607	114,792
Donation payable	**83,249**	77,670	77,670
Other gaming-related liabilities[4]	**18,271**	20,136	20,167
Others	**1,042,308**	1,008,322	805,714
	7,769,824	9,703,870	9,969,074
Non-current:			
Donation payable	**144,297**	203,943	265,992
Total	**7,914,121**	9,907,813	10,235,066

In providing goods and services to its customers, there is often a timing difference between the Group receiving cash and the Group recording revenue for providing services or holding events. The Group's primary liabilities associated with customer contracts are outstanding chip liabilities, customer deposits, loyalty program and related liabilities and other gaming related liabilities.

(1) Outstanding chips represent amounts owed to gaming promoters and customers for chips in their possession. The amounts may be recognized as revenue or will be redeemed for cash in the future.

(2) Customer deposits include casino front money deposits and advance room and other deposits. Casino front money deposits represent funds deposited by customers before gaming play occurs. Such amounts may be recognized as revenue or will be redeemed for cash in the future. The advance room and other deposits represent cash received in advance for goods and services to be provided in the future. These amounts will be recognized as revenue when the goods and services are provided. Decreases in this balance generally represent the recognition of revenue and increases in the balance represent additional deposits made by customers. The deposits are expected to be primarily recognized as revenue within one year.

176 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 19. OTHER PAYABLES AND ACCRUALS (CONTINUED) (3) Loyalty program and related liabilities represent the deferral of revenue until the loyalty points or other complimentaries are redeemed. The amounts are expected to be recognized as revenue within one year from being earned by customers. (4) Other gaming-related liabilities generally represent unpaid wagers primarily in the form of unredeemed slot tickets. 20. INTEREST-BEARING BORROWINGS As at 31 December 2019 2018 Notes HK$ HK$ (in thousands) Bank loans, secured (a) 20,659,687 22,875,059 Senior notes, unsecured (b) 18,301,709 10,572,466 38,961,396 33,447,525 Less: debt financing costs, net (366,658) (369,378) Total interest-bearing borrowings 38,594,738 33,078,147

Annual Report 2019 177 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 20. INTEREST-BEARING BORROWINGS (CONTINUED) The borrowings are repayable as follows: As at 31 December 2019 2018 Notes HK$ HK$ (in thousands) Bank loans: (a)   In the next twelve months 2,132,855 —   In the second year 2,472,559 1,034,359   In the third to fifth years, inclusive 16,054,273 21,840,700 20,659,687 22,875,059   Less: debt financing costs, net (123,235) (179,074) 20,536,452 22,695,985 Senior notes: (b)   In the third to fifth years, inclusive 4,672,777 —   After the fifth year 13,628,932 10,572,466 18,301,709 10,572,466   Less: debt financing costs, net (243,423) (190,304) 18,058,286 10,382,162 Notes: (a) Bank loans, secured Wynn Macau Credit Facilities On 21 December 2018, WRM’s senior secured bank facilities were amended to, among other things, extend the maturity dates of the senior secured term loan and revolving credit facilities. As at 31 December 2019, the Wynn Macau Credit Facilities consisted of approximately HK$23.77 billion equivalent in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$17.93 billion equivalent fully funded senior term loan facility and an approximately HK$5.84 billion equivalent senior revolving credit facility. The borrowings under the Wynn Macau Credit Facilities were used to refinance WRM’s existing indebtedness and for general corporate purposes.

178 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 20. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (a) Bank loans, secured (continued) Wynn Macau Credit Facilities (continued) The amended term loan facility is repayable in graduating installments of between 2.875% and 4.50% of the principal amount on a quarterly basis commencing 30 September 2020, with a final installment of 75% of the principal amount repayable on 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day). Prior to the amendment, the term loan facility was repayable in graduating installments of between 2.50% and 7.33% of the principal amount on a quarterly basis commencing December 2018, with a final installment of 50% of the principal amount repayable in September 2021. The final maturity of any outstanding borrowings from the revolving credit facility is 26 June 2022 (or if 26 June 2022 is not a business day, the immediately preceding business day), by which time any outstanding borrowings from the revolving credit facility must be repaid. Prior to the amendment, the final maturity of any outstanding borrowings from the revolving credit facility was repayable by September 2020. The borrowings under the Wynn Macau Credit Facilities bear interest at LIBOR or HIBOR plus a margin of 1.50% to 2.25% per annum based on WRM’s leverage ratio. Customary fees and expenses were paid by WRM in connection with the Wynn Macau Credit Facilities. Borrowings under the Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of, and equity interests in WRM and Palo. The Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development financings in Macau. The circumstances giving rise to an event of default include if Wynn Resorts, Limited, the Company’s controlling shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness repayable by WRM under the senior secured credit facilities. The Company is not a party to the credit facilities agreements and related agreements and has no rights or obligations thereunder. In connection with the initial financing of the Wynn Macau project, the Group entered into a bank guarantee reimbursement agreement with Banco Nacional Ultramarino, S.A. (“BNU”) to secure a guarantee currently in the amount of MOP300 million (approximately HK$291.3 million) until 180 days after the end of the term of the Concession Agreement. This guarantee, which is for the benefit of the Macau government, assures certain aspects of the Group’s performance under the Concession Agreement, including the payment of premiums, fines and indemnities for any material failures to perform under the terms of the Concession Agreement. BNU, as issuer of the guarantee, is currently secured by a second priority security interest in the senior lender collateral package. After repayment of all indebtedness under the WRM’s credit facilities, the Group is obligated to promptly, upon demand by BNU, repay any claims made on the guarantee by the Macau government. The Group paid an annual fee to BNU of approximately MOP2.3 million (approximately HK$2.2 million) for the guarantee during 2019. As at 31 December 2019, the Group had approximately HK$3.11 billion in funding available under the revolving credit facility of the Wynn Macau Credit Facilities. On 3 February 2020, the Group prepaid approximately HK$ 1.17 billion equivalent of the term loan facility of the Wynn Macau Credit Facilities, and the future contractual amortization payments were reduced on a pro-rata basis.

Annual Report 2019 179 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 20. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (b) Senior notes, unsecured WML 2024 Notes and WML 2027 Notes On 20 September 2017, the Company completed the issuance of 4.875% senior notes due 2024 with an aggregate principal amount of US$600 million (approximately HK$4.67 billion) (the “WML 2024 Notes”) and 5.50% senior notes due 2027 with an aggregate principal amount of US$750 million (approximately HK$5.84 billion) (the “WML 2027 Notes”). The Company used the net proceeds from the WML 2024 Notes and WML 2027 Notes and cash on hand to fund the cost of extinguishing the WML 2021 Notes. Interest on the WML 2024 Notes and WML 2027 Notes is payable semi-annually in arrears on 1 April and 1 October of each year, beginning on 1 April 2018. The WML 2024 Notes and WML 2027 Notes, which are listed on the Hong Kong Stock Exchange, mature on 1 October 2024 and 1 October 2027, respectively. WML 2029 Notes On 17 December 2019, the Company completed the issuance of 5.125% senior notes due 2029 with an aggregate principal amount of US$1 billion (approximately HK$7.79 billion) (the “WML 2029 Notes”). The Company expects to use certain amounts from the net proceeds from the WML 2029 Notes to facilitate the repayment of US$1 billion (approximately HK$7.79 billion) of the term loan of the Wynn Macau Credit Facilities over the next two years, subject to generating sufficient operating cash flow from our Macau Operations. Interest on the WML 2029 Notes is payable semi-annually in arrears on 15 June and 15 December of each year, beginning on 15 June 2020. The WML 2029 Notes, which are listed on the Hong Kong Stock Exchange, mature on 15 December 2029. Redemption of WML 2024 Notes, WML 2027 Notes and WML 2029 Notes At any time prior to 1 October 2020, 1 October 2022 and 15 December 2024, the Company may redeem the WML 2024 Notes, WML 2027 Notes and WML 2029 Notes, respectively, in whole or in part, at a redemption price equal to the greater of (a) 100% of the principal amount of the WML 2024 Notes, WML 2027 Notes and WML 2029 Notes, or (b) a “make-whole” amount as determined by an independent investment banker in accordance with the terms of the indentures for the WML 2024 Notes and WML 2027 Notes, dated as of 20 September 2017 (the “2017 Indentures”), and the indenture for the WML 2029 Notes dated as of 17 December 2019 (together with the 2017 Indentures, the “WML Indentures”). In either case, the redemption price would include accrued and unpaid interest. In addition, (i) at any time prior to 1 October 2020, the Company may use the net cash proceeds from certain equity offerings to redeem up to 35% of the aggregate principal amount of the WML 2024 Notes and the WML 2027 Notes, at a redemption price equal to 104.875% of the aggregate principal amount of the WML 2024 Notes and 105.500% of the aggregate principal amount of the WML 2027 Notes, as applicable; and (ii) at any time prior to 15 December 2022, the Company may use the net cash proceeds from certain equity offerings to redeem up to 35% of the aggregate principal amount of the WML 2029 Notes at a redemption price equal to 105.125% of the aggregate principal amount of the WML 2029 Notes, plus accrued and unpaid interest, if any. On or after 1 October 2020, 1 October 2022 and 15 December 2024, the Company may redeem the WML 2024 Notes, WML 2027 Notes and WML 2029 Notes, respectively, in whole or in part, at a premium decreasing annually from 102.438%, 102.750% and 102.563%, respectively, of the applicable principal amount to 100% of the applicable principal amount, plus accrued and unpaid interest to, but not including, the redemption date.

180 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 20. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (continued) (b) Senior notes, unsecured (continued) Redemption of WML 2024 Notes, WML 2027 Notes and WML 2029 Notes (continued) If the Company undergoes a Change of Control (as defined in the WML Indentures), it must offer to repurchase the WML 2024 Notes, WML 2027 Notes and WML 2029 Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. Under the 2017 Indentures, the circumstances that will constitute a Change of Control includes, among others, the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to the Company’s former Chairman and Chief Executive Officer or a related party of the Company’s former Chairman and Chief Executive Officer, the consummation of any transaction that results in any party other than the Company’s former Chairman and Chief Executive Officer and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of WRL and the first day on which a majority of the members of the Board are not continuing directors. Under the indenture of the WML 2029 Notes, the circumstances that will constitute a Change of Control includes, among others, the consummation of any transaction that results in any party other than WRL or any affiliate of WRL becomes the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of the Company, measured by voting power rather than number of equity interests. In addition, the Company may redeem the WML 2024 Notes, WML 2027 Notes and WML 2029 Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, in response to any change in or amendment to certain tax laws or tax positions. Further, if a holder or beneficial owner of the WML 2024 Notes, WML 2027 Notes and WML 2029 Notes fails to meet certain requirements imposed by any Gaming Authority (as defined in the WML Indentures), the Company may require the holder or beneficial owner to dispose of or redeem its WML 2024 Notes, WML 2027 Notes and WML 2029 Notes. Upon the occurrence of (1) any event after which none of the Company or any of its subsidiaries have such licenses, concessions, subconcessions or other permits or authorizations as necessary to conduct gaming activities in substantially the same scope as it does on the date of the WML 2024 Notes, WML 2027 Notes and WML 2029 Notes issuance, for a period of ten consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of WML and its subsidiaries, taken as a whole, or (2) the termination, rescission, revocation or modification of any such licenses, concessions, subconcessions or other permits or authorizations which has had a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the WML 2024 Notes, WML 2027 Notes and WML 2029 Notes will have the right to require the Company to repurchase all or any part of such holder’s WML 2024 Notes, WML 2027 Notes and WML 2029 Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

Annual Report 2019 181 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 21. ISSUED CAPITAL AND SHARES HELD FOR EMPLOYEE OWNERSHIP SCHEME As at 31 December 2019 2018 HK$ HK$ (in thousands) Authorized:   20,000,000,000 Shares of HK$0.001 each 20,000 20,000 Issued and fully paid:   5,196,958,600 (2018: 5,196,958,600) Shares of   HK$0.001 each 5,197 5,197 As at 31 December 2019, nil Shares (2018: 627,255 Shares) held under the employee ownership scheme were included in the total number of issued Shares (note 23). During the year ended 31 December 2019, the Trust acquired 2,420,000 Shares (2018: 2,650,000 Shares) for HK$42.0 million (2018: HK$48.7 million), which was deducted from shareholders’ equity. 22. SHARE PREMIUM ACCOUNT AND RESERVES The Group’s share premium account mainly includes the amounts transferred from the share option reserve upon vesting of share awards under the employee ownership scheme. It also includes the difference between the nominal value of the shares of the subsidiaries acquired pursuant to the Group Reorganization prior to the Listing of the Company’s Shares, over the nominal value of the Company’s Shares issued in exchange with adjustments arising from the Group Reorganization. The amount of the Group’s reserves and the movements therein for the current and prior years are presented in the consolidated statement of changes in equity on page 121 of the financial statements. In accordance with the provisions of the Macau Commercial Code, the Company’s subsidiaries incorporated in Macau are required to transfer a minimum of 10% of their annual net profit to a legal reserve until that reserve equals 25% of their issued capital. The Company’s subsidiaries met this statutory requirement and WRM continues to maintain the required reserve of HK$48.6 million in “statutory reserve”. This reserve is not distributable to the respective shareholders.

182 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 23. SHARE-BASED PAYMENT PLAN The Company’s share option schemes The Company adopted a share option scheme (“Original Share Option Scheme”) on 16 September 2009 until it was terminated on upon the Company’s adoption of a new share option scheme on 30 May 2019 (“WML Share Option Scheme”). The purpose of the share option schemes is to reward participants, which may include Directors and employees of the Group, who have contributed to the Group and to encourage them to work towards enhancing the value of the Company and its Shares for the benefit of the Company and its Shareholders as a whole. The options granted under the share option scheme do not give immediate ownership of the underlying Shares as they require payment of an exercise price which must be higher than the then prevailing market price of the Shares on the date of the options granted. Upon the termination of the Original Share Option Scheme on 30 May 2019, no further options may be offered or granted under the Original Share Option Scheme but in all other respects the provisions of the Original Share Option Scheme shall remain in full force and effect in respect of options which are granted during the life of the Original Share Option Scheme and which remain unexpired immediately prior to the termination of the operation of the Original Share Option Scheme. The WML Share Option Scheme was adopted for a period of 10 years commencing from 30 May 2019. The maximum number of Shares which may be issued pursuant to the WML Share Option Scheme is 519,695,860 Shares. Except for the number of the options that may be granted and the expiry date of the WML Share Option Scheme, the terms of the WML Share Option Scheme and Original Share Option Scheme are the same in all material respects. As of 31 December 2019, no options have been granted or are outstanding under the WML Share Option Scheme. Subsequent to 2019, shares options for 4,115,000 Shares were granted under the WML Share Option Scheme.

Annual Report 2019 183 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 23. SHARE-BASED PAYMENT PLAN (CONTINUED) The Company’s share option schemes (continued) The following share options were outstanding under the Original Share Option Scheme during the year: Weighted Weighted Number of average average options exercise price exercise term (HK$) (Years) Outstanding as at 1 January 2018 7,006,000 18.11 6.9 Granted during the year 4,494,000 20.75 9.8 Exercised during the year (941,600) 15.16 — Outstanding as at 31 December 2018 and   1 January 2019 10,558,400 19.50 7.8 Granted during the year 455,000 19.80 9.2 Outstanding as at 31 December 2019 11,013,400 19.51 6.9 Options exercisable as at 31 December 2019 5,212,000 20.27 5.4 Options exercisable as at 31 December 2018 3,302,800 21.28 5.2 The weighted average fair value of the share options granted during the year was estimated at HK$4.31 per option (2018: HK$4.61 per option) based on the Black-Scholes pricing model. The following table lists the assumptions used in estimating the fair values of the share options granted. 2019 2018 Expected dividend yield 5.7% 5.7% Expected stock price volatility 40.7% 40.2% Risk-free interest rate 1.4% 2.3% Expected average life of options (years) 6.5 6.5 Share price on the date of grant (HK$ per Share) 19.80 20.63 Exercise price (HK$ per Share) 19.80 20.75 Changes in subjective assumptions could materially affect the fair value estimate.

184 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 23. SHARE-BASED PAYMENT PLAN (CONTINUED) The Company’s employee ownership scheme On 30 June 2014, the Company approved and adopted the employee ownership scheme. The employee ownership scheme allows for the grant of non-vested Shares of the Company’s common stock to eligible employees. The employee ownership scheme is administered by the Company’s Board of Directors and has been mandated under the plan to allot, issue and procure the transfer of a maximum of 50,000,000 Shares. The Board of Directors has discretion on the vesting and service requirements, exercise price and other conditions, subject to certain limits. The fair value of the awarded non-vested Shares was calculated based on the market prices of the Company’s Shares at the respective grant dates. Weighted Average Number Grant Date of Shares Fair Value (HK$) Non-vested as at 1 January 2018 11,842,707 17.55 Granted during the year 3,256,630 24.03 Vested during the year (3,565,245) 27.86 Forfeited during the year (1,780,825) 15.89 Non-vested as at 31 December 2018 and 1 January 2019 9,753,267 16.25 Granted during the year 3,742,418 18.93 Vested during the year (2,420,915) 11.25 Forfeited during the year (1,408,607) 17.60 Non-vested as at 31 December 2019 9,666,163 18.34 In January 2020, the Company awarded 1,583,125 non-vested Shares to Eligible Persons under the employee ownership scheme.

Annual Report 2019 185 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 23. SHARE-BASED PAYMENT PLAN (CONTINUED) WRL Omnibus Plan On 16 May 2014, Wynn Resorts, Limited adopted the Wynn Resorts, Limited 2014 omnibus incentive plan (the “WRL Omnibus Plan”) after approval from its stockholders. The WRL Omnibus Plan allows for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards and other share-based awards to the same eligible participants as the WRL’s 2002 stock incentive plan, as amended and restated (the “WRL 2002 Plan”). Under the approval of the WRL Omnibus Plan, no new awards may be made under the WRL 2002 Plan. The outstanding awards under the WRL 2002 Plan were transferred to the WRL Omnibus Plan and will remain pursuant to their existing terms and related award agreements. WRL reserved 4,409,390 shares of its common stock for issuance under the WRL Omnibus Plan. These shares were transferred from the remaining available amount under the WRL 2002 Plan. As at the date of these financial statements, 2,075,621 shares remained available for the grant of stock options or non-vested shares of WRL’s common stock. The WRL Omnibus Plan is administered by the compensation committee of WRL’s board of directors. The compensation committee has discretion under the WRL Omnibus Plan regarding which type of awards to grant, the vesting and service requirements, exercise price and other conditions, in all cases subject to certain limits. For stock options, the exercise price of stock options must be at least equal to the fair market value of the stock on the date of grant and the maximum term of such an award is ten years.

186 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 23. SHARE-BASED PAYMENT PLAN (CONTINUED) WRL Omnibus Plan (continued) A summary of option activities under the plan as at 31 December 2019 and 2018 and the changes during the years then ended as it relates to the Group is presented below: Weighted Weighted Number of Average Average Options Exercise Price Exercise Term (HK$) (Years) Outstanding as at 1 January 2018 168,160 371 1.4 Exercised during 2018 (4,000) 468 Transferred during 2018 3,230 369 Outstanding as at 31 December 2018 and   1 January 2019 167,390 369 0.3 Transferred during 2019 380 367 Exercised during 2019 (167,770) 367 Outstanding as at 31 December 2019 — — — Options exercisable as at 31 December 2019 — — — Options exercisable as at 31 December 2018 140,960 369 0.3 Since no options were granted under the WRL Omnibus Plan for the years ended 31 December 2019 and 2018, the disclosures of the weighted average fair value of options granted at the measurement date and, in turn, the significant inputs used in estimating the fair value per option are not applicable. The total intrinsic value of the options exercised for the year ended 31 December 2019 was HK$119.7 million (2018: HK$4.0 million).

Annual Report 2019 187 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 23. SHARE-BASED PAYMENT PLAN (CONTINUED) Non-vested shares under the WRL Omnibus Plan A summary of the status of the WRL Omnibus Plan’s non-vested shares as at 31 December 2019 and 2018 and the changes during the years then ended as it relates to the Group is set out below: Weighted Average Number Grant Date of Shares Fair Value (HK$) Non-vested as at 1 January 2018 55,000 833 Granted during the year 63,267 1,247 Vested during the year (20,667) 1,058 Non-vested as at 31 December 2018 and 1 January 2019 97,600 1,054 Granted during the year 110,177 965 Vested during the year (35,920) 924 Transferred during the year 80 1,314 Non-vested as at 31 December 2019 171,937 1,021 24. PENSIONS AND OTHER POST-EMPLOYMENT BENEFIT PLANS The Group recorded an expense for matching contributions of approximately HK$ 145.2 million for the year ended 31 December 2019 (2018: HK$130.6 million). Forfeited unvested contributions totaling HK$17.5 million (2018: HK$18.8 million) were utilized during the year. As at 31 December 2019, contributions of approximately HK$28.1 million (2018: HK$25.4 million) due had not been paid. The amounts were paid subsequent to the end of the reporting period.

188 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 25. DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS Directors’ and chief executive’s emoluments Directors’ and chief executive’s emoluments for the years ended 31 December 2019 and 2018 disclosed pursuant to the Listing Rules, section 383(1)(a), (b), (c), and (f) of the Hong Kong Companies Ordinance and Part 2 of the Companies (Disclosure of Information about Benefits of Directors) Regulation, is as follows: For the year ended 31 December 2019 2018 HK$ HK$ (in thousands) Share-based payments 58,914 38,536 Salaries 22,042 22,021 Discretionary bonus 17,640 22,096 Fees 5,163 4,525 Contributions to retirement plan 588 588 Other 3,575 9,704 Total emoluments 107,922 97,470

Annual Report 2019 | 189

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2019

25. DIRECTORS' AND CHIEF EXECUTIVE'S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED)

Directors' and chief executive's emoluments (continued)

	Fees HK$	Salaries HK$	Discretionary Bonus HK$	Share-based Payments HK$ (in thousands)	Contributions to Retirement Plan HK$	Other HK$	Total HK$
2019							
Executive Directors:							
Matthew O. Maddox[1]	—	—	—	—	—	—	—
Linda Chen	—	10,287	8,272	28,808	—	685	48,052
Ian Michael Coughlan	—	11,755	9,368	18,945	588	2,890	43,546
Non-executive Director:							
Craig S. Billings[2]	—	—	—	—	—	—	—
Independent non-executive Directors:							
Jeffrey Kin-fung Lam	1,050	—	—	2,061	—	—	3,111
Bruce Rockowitz	1,075	—	—	2,061	—	—	3,136
Nicholas Sallnow-Smith	1,325	—	—	2,061	—	—	3,386
Allan Zeman	1,075	—	—	4,306	—	—	5,381
Leah Dawn Xiaowei Ye[3]	638	—	—	672	—	—	1,310
	5,163	22,042	17,640	58,914	588	3,575	107,922
2018							
Executive Directors:							
Matthew O. Maddox[1]	—	—	—	—	—	—	—
Linda Chen	—	10,264	10,349	12,455	—	7,023	40,091
Ian Michael Coughlan	—	11,757	11,747	20,924	588	2,681	47,697
Stephen A. Wynn[4]	—	—	—	—	—	—	—
Non-executive Directors:							
Craig S. Billings[2]	—	—	—	—	—	—	—
Maurice L. Wooden[5]	—	—	—	—	—	—	—
Kim Sinatra[6]	—	—	—	—	—	—	—
Independent non-executive Directors:							
Jeffrey Kin-fung Lam	1,050	—	—	1,248	—	—	2,298
Bruce Rockowitz	1,075	—	—	1,248	—	—	2,323
Nicholas Sallnow-Smith	1,325	—	—	1,248	—	—	2,573
Allan Zeman	1,075	—	—	1,413	—	—	2,488
	4,525	22,021	22,096	38,536	588	9,704	97,470

190 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 25. DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED) Directors’ and chief executive’s emoluments (continued) Notes: 1 In addition to the directors’ emoluments disclosed in the above tables, the emolument for Mr. Maddox was charged to the Group, through the corporate allocation agreement, amounting to HK$16.3 million for the year ended 31 December 2019 (2018: HK$26.0 million). 2 In addition to the directors’ emoluments disclosed in the above tables, the emolument for Mr. Billings was charged to the Group, through the corporate allocation agreement, amounting to HK$11.1 million for the year ended 31 December 2019 (2018: HK$3.8 million). 3 Ms. Leah Dawn Xiaowei Ye was appointed as the independent non-executive Director of the Company with effect from 1 April 2019. 4 Mr. Stephen A, Wynn resigned as the Chairman of the Board, an executive Director, the Chief Executive Officer of the Company on 7 February 2018. In addition to the directors’ emoluments disclosed in the above tables, the emolument for Mr. Wynn was charged to the Group, through the corporate allocation agreement, amounting to HK$1.3 million for the period ended 6 February 2018. 5 Mr. Maurice L. Wooden resigned from the position as a non-executive Director of the Company effective 6 December 2018. 6 Ms. Kim Sinatra resigned from the position as a non-executive Director of the Company effective 8 August 2018. In addition to the directors’ emoluments disclosed in the above tables, the emolument for Ms. Sinatra was charged to the Group, through the corporate allocation agreement, amounting to HK $4.4 million for the period ended 7 August 2018. Five highest paid individuals’ emoluments During the year ended 31 December 2019, the five individuals whose emoluments were the highest in the Group included two (2018: two) Directors whose emoluments were reflected in the analysis presented above. Details of the emoluments payable to the remaining three (2018: three) highest paid individuals for each of the years ended 31 December 2019 and 2018 were as follows: For the year ended 31 December 2019 2018 HK$ HK$ (in thousands) Salaries and other benefits 26,352 27,587 Share-based payments 23,961 16,918 Discretionary bonus 15,161 18,271 Contributions to retirement plan 331 331 Total emoluments 65,805 63,107

Annual Report 2019 191 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 25. DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED) Five highest paid individuals’ emoluments (continued) The emoluments were within the following bands: For the year ended 31 December 2019 2018 Number of Number of Individuals Individuals HK$14,000,001 to HK$14,500,000 — 1 HK$14,500,001 to HK$15,000,000 1 — HK$15,000,001 to HK$15,500,000 1 1 HK$33,500,001 to HK$34,000,000 — 1 HK$35,500,001 to HK$36,000,000 1 — Total 3 3 The emoluments of certain individuals have been apportioned on a basis that is considered to be reasonable estimates of the utilization of services provided or the benefits received by the Group. The apportioned emoluments of these individuals are included in the expense allocations charged by Wynn Resorts, Limited and the Group’s fellow subsidiaries for the years ended 31 December 2019 and 2018 (See note 27 “Related Party Disclosures”). During the year, no emoluments were paid by the Group to any of the Directors or the five highest paid individuals as an inducement to join or upon joining the Group or as compensation for loss of office as a director of any member of the Group or in connection with the management of the affairs of any members of the Group. None of the Directors waived any emoluments during the years.

192 Wynn Macau, Limited

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2019

26. COMMITMENTS AND CONTINGENCIES

Capital commitments

As at 31 December 2019 and 2018, the Group had the following capital commitments under construction contracts, construction-related consulting and other agreements and purchase orders which have not been provided for in the Group's consolidated statement of financial position:

	As at 31 December	
	2019	2018
	HK$	HK$
	(in thousands)	
Contracted, but not provided for	**561,300**	514,020

Gaming premium commitment

Pursuant to the Concession Agreement signed with the Macau government, the Group has committed to pay an annual premium of MOP30.0 million (approximately HK$29.1 million) plus a variable annual premium which is equal to MOP300,000 (approximately HK$291,000) per gaming table reserved exclusively for certain kinds of games or players, MOP150,000 (approximately HK$146,000) per gaming table not so reserved and MOP1,000 (approximately HK$970) per electrical or mechanical gaming machine, including slot machines, subject to an annual minimum of MOP45.0 million (approximately HK$43.7 million).

Other service commitments

The Group has entered into agreements for providing shuttle bus services for employees commuting to and from work. The Group has also entered into various agreements for operations and maintenance of the SkyCab at Wynn Palace, and hotel and other facilities for both Wynn Palace and Wynn Macau. Under these agreements, the Group was obligated to make the following future payments as at 31 December 2019 and 2018:

	As at 31 December	
	2019	2018
	HK$	HK$
	(in thousands)	
Within one year	**381,163**	410,398
After one year but not more than five years	**414,847**	501,022
	796,010	911,420

Annual Report 2019 193 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 26. COMMITMENTS AND CONTINGENCIES (CONTINUED) Other service commitments (continued) As at 31 December 2019, the Group was committed to purchases of operating supplies totaling HK$173.4 million (2018: HK$186.3 million). As at 31 December 2019, in addition to the MOP300 million (approximately HK$291.3 million) bank guarantee issued for the Concession Agreement as described in note 20, banks granted guarantees to the Group for other purposes totalling HK$37.4 million (2018: HK$37.4 million). Employment agreements The Group has entered into employment agreements with several executive officers, other members of management and certain key employees. These agreements generally have two- to ten-year terms and typically indicate a base salary and often contain provisions for a discretionary bonus. Certain executives are also entitled to a separation payment if terminated without “cause” or upon voluntary termination of employment for “good reason” following a “change of control” (as these terms are defined in the employment contracts). Litigation The Group did not have any material litigation outstanding as at 31 December 2019. The litigation matter set out below is disclosed on a voluntary basis and, as with all litigations, no assurances can be provided as to the outcome thereof. Macau litigation related to Dore WRM has been named as a defendant in lawsuits filed in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operates a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds deposited with Dore as investments or gaming deposits that allegedly resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM is responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses. The Company made a voluntary announcement in connection with the Dore Incident on 14 September 2015. Based on advice from Macau counsel, we believe the claims are without merit and are unfounded. We intend to vigorously defend against the claims pleaded against us in these lawsuits.

194 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 27. RELATED PARTY DISCLOSURES As at 31 December 2019 and 2018, the outstanding balances between the Group and the related companies were as follows: As at 31 December Name of related Relation to the 2019 2018 companies Company HK$ HK$ (in thousands) Due from related   companies — current WIML Subsidiary of Wynn   Resorts, Limited 182,155 229,598 Wynn Las Vegas, LLC Subsidiary of Wynn   Resorts, Limited 3,726 36,526 Wynn Manpower Limited Subsidiary of Wynn   Resorts, Limited 493 719 Wynn MA, LLC Subsidiary of Wynn   Resorts, Limited 324 72 Palo Manpower Subsidiary of Wynn   Hong Kong Limited   Resorts, Limited 109 50 Palo Hong Kong Limited Subsidiary of Wynn   Resorts, Limited 107 48 SAC Hospitality Services Subsidiary of Wynn   HK Limited   Resorts, Limited 47 — Lumini Hospitality Services Subsidiary of Wynn   HK Limited   Resorts, Limited 47 — Harthor Hospitality Services Subsidiary of Wynn   HK Limited   Resorts, Limited 47 — SAC Hospitality Services Subsidiary of Wynn  Limited   Resorts, Limited 13 — Lumini Hospitality Services Subsidiary of Wynn  Limited   Resorts, Limited 13 — Harthor Hospitality Services Subsidiary of Wynn  Limited   Resorts, Limited 13 — Wynn Resorts Hotel Marketing Subsidiary of Wynn   and Sales (Asia), LLC   Resorts, Limited 3 3 Palo Marketing Services Subsidiary of Wynn  Limited   Resorts, Limited — 12,874 Las Vegas Jet, LLC Subsidiary of Wynn   Resorts, Limited — 3,028 187,097 282,918

Annual Report 2019 195 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 27. RELATED PARTY DISCLOSURES (CONTINUED) As at 31 December 2019 and 2018, the outstanding balances between the Group and the related companies were as follows (continued): As at 31 December Name of related Relation to the 2019 2018 companies Company HK$ HK$ (in thousands) Due to related   companies — current Wynn Resorts, Limited Ultimate parent  company 103,400 148,362 Worldwide Wynn Subsidiary of Wynn   Resorts, Limited 4,679 5,766 Wynn Design & Development Subsidiary of Wynn   Resorts, Limited 1,605 6,068 Las Vegas Jet, LLC Subsidiary of Wynn   Resorts, Limited 1,586 — Palo Marketing Services Subsidiary of Wynn  Limited   Resorts, Limited 257 — 111,527 160,196 The amounts disclosed in the above table are unsecured, interest-free and repayable on demand.

196 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 27. RELATED PARTY DISCLOSURES (CONTINUED) The Group had the following material connected transactions with related companies during the year: For the year ended 31 December Name of related Relation to the Primary nature 2019 2018 companies Company of transactions HK$ HK$ (in thousands) Wynn Resorts, Limited Ultimate parent License fees (i)  Company 1,318,132 1,496,212 Wynn Resorts, Limited Ultimate parent Corporate support  Company   services (ii) 60,098 77,073 Wynn Resorts, Limited Ultimate parent Share-based  Company  payment  expenses 72,885 50,982 Las Vegas Jet, LLC Subsidiary of Wynn Airplane usage   Resorts, Limited   charges (ii) 12,486 6,865 WIML Subsidiary of Wynn International   Resorts, Limited  marketing   expenses (iii) 48,476 46,832 Worldwide Wynn Subsidiary of Wynn Staff secondment   Resorts, Limited   payroll charges (iv) 119,025 131,452 Wynn Design & Subsidiary of Wynn Design/development  Development   Resorts, Limited   payroll (v) 36,443 12,277 Except for the share-based payment expenses incurred with Wynn Resorts, Limited, all of the above transactions are noted as continuing connected transactions. Notes: (i) License fees The license fees payable to Wynn Resorts, Limited equals the greater of (1) 3% of the gross monthly revenues of the intellectual property, and (2) US$1.5 million (approximately HK$11.7 million) per month. (ii) Corporate support services The annual fees for the services provided by Wynn Resorts are based on an allocation of the actual proportion of Wynn Resorts’ annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services. In any event, the annual fees charged by Wynn Resorts shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts during any financial year.

Annual Report 2019 197 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 27. RELATED PARTY DISCLOSURES (CONTINUED) Notes: (continued) (ii) Corporate support services (continued) Wynn Resorts allows the Company and its employees to use aircraft assets owned by Wynn Resorts and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts. (iii) International marketing expenses These administrative, promotional and marketing services are provided through branch offices located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges a service fee equal to the total costs it incurs in rendering the services plus 5%. (iv) Staff secondment payroll charges Worldwide Wynn, a subsidiary of Wynn Resorts, is responsible for supplying management personnel to WRM for pre-determined lengths of time through secondment arrangements. Worldwide Wynn is compensated for these services of the seconded employees during the period of secondment to WRM with a service fee equal to its aggregate costs plus 5%. (v) Design/development payroll Wynn Design & Development provides design and development services to the Group in connection with the construction and renovation works at Wynn Palace and Wynn Macau and Encore. A service fee is charged at the costs incurred by Wynn Design & Development to the Group for the services provided. The above transactions were carried out on terms mutually agreed between the Group and the related companies. There were no significant charges from the Group to the related companies during the years ended 31 December 2019 and 2018. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business. All such outstanding balances between the Group and the related companies are deemed to be trade in nature.

198 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 27. RELATED PARTY DISCLOSURES (CONTINUED) Home purchase In May 2010, Worldwide Wynn entered into an employment agreement with Ms. Linda Chen, who is also a director of the Company. Under the terms of the employment agreement, Worldwide Wynn caused WRM to purchase a house in Macau for use by Ms. Chen. As at 31 December 2019, the net carrying amount of the house together with improvements and its land lease right was HK$47.3 million (2018: HK$49.0 million). Ms. Chen has the option to purchase the home for no consideration at any time before the expiration of her employment. Compensation of senior/key management personnel of the Group For the year ended 31 December 2019 2018 HK$ HK$ (in thousands) Salaries, bonuses, allowances and benefits in kind 135,022 158,151 Share-based payments 76,733 54,557 Retirement benefits 1,698 1,799 Total compensation paid to senior/   key management personnel 213,453 214,507 Further details of Directors’ emoluments are included in note 25 to the financial statements.

Annual Report 2019 199 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 28. FAIR VALUE AND FAIR VALUE HIERARCHY OF FINANCIAL INSTRUMENTS Management has assessed that the fair values of cash and cash equivalents, restricted cash and cash equivalents, trade and other receivables, deposits, balances with related companies, accounts payable, the current portion of interest-bearing borrowings, construction payables and the current portion of financial liabilities included in other payables and accruals and other liabilities approximate to their carrying amounts largely due to the short term maturities of these instruments. The fair values of the non-current portion of interest-bearing borrowings have been calculated by discounting the expected future cash flows using rates currently available for instruments with similar terms, credit risks and remaining maturities. The fair value of the lease liabilities have been calculated by discounting the expected future cash flows using the Group’s incremental borrowing rate. The non-current portion of financial liabilities included in other payables and accruals, other liabilities and construction retentions payable were not discounted as the discounting factors were considered by management to be insignificant. 29. CHANGES IN FINANCIAL LIABILITIES ARISING FROM FINANCING ACTIVITIES As at Foreign As at 1 January exchange 31 December 2019 Cash flows movement Other 2019 HK$ HK$ HK$ HK$ HK$ (in thousands) Non-current interest-bearing  borrowings 33,078,147 5,595,375 (137,138) (2,074,501) 36,461,883 Current interest-bearing  borrowings — — — 2,132,855 2,132,855 Lease liabilities 555,995 (144,276) — 151,075 562,794 Interest payable 167,193 (1,343,855) (309) 1,335,255 158,284 Dividends payable 17,560 (6,984) — 7,319 17,895 Total liabilities from   financing activities 33,818,895 4,100,260 (137,447) 1,552,003 39,333,711

200 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 29. CHANGES IN FINANCIAL LIABILITIES ARISING FROM FINANCING ACTIVITIES (CONTINUED) As at Foreign As at 1 January exchange 31 December 2018 Cash flows movement Other 2018 HK$ HK$ HK$ HK$ HK$ (in thousands) Non-current interest-bearing  borrowings 27,674,046 4,836,969 34,348 532,784 33,078,147 Current interest-bearing  borrowings 449,259 — — (449,259) — Interest payable 158,068 (1,328,279) 706 1,336,698 167,193 Dividends payable 16,030 (10,278) — 11,808 17,560 Total liabilities from   financing activities 28,297,403 3,498,412 35,054 1,432,031 33,262,900 The ‘‘Other’’ column primarily includes the effect of reclassification of the current portion of interest-bearing borrowings, amortization of debt financing costs, additions and terminations of lease liabilities, movement in dividends payable during the year and interest expenses incurred and capitalized during the year. 30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES The Group’s principal financial liabilities comprise interest-bearing borrowings, lease liabilities, construction payables and construction retentions payable, accounts payable, amounts due to related companies and other payables. The main purpose of these financial liabilities is to finance the Group’s construction activities and its operations. The Group has various financial assets such as trade receivables and cash and cash equivalents, which arise directly from its operations. The main risks arising from the Group’s financial instruments are interest rate risk, foreign currency risk, credit risk and liquidity risk. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarized below.

Annual Report 2019 201 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Interest rate risk The Group’s primary exposure is changes in market interest rates associated with its bank loans that bear interest based on variable rates. The Group attempts by managing the mix of long-term fixed rate borrowings and variable rate borrowings, supplemented by hedging activities as believed by us to be appropriate. These risk management strategies may not always have the desired effect, and interest rate fluctuations could have a negative impact on the results of operations. As at 31 December 2019, all of the interest-bearing bank loans were variable rate borrowings based on LIBOR or HIBOR plus a margin (2018: same). Based on borrowings as at 31 December 2019, an assumed 100 basis point change in the variable rates would cause the annual interest expenses, without adjusting for any amounts to be capitalized, to change by HK$206.6 million (2018: HK$228.8 million). Foreign currency risk The financial statements of foreign operations are translated into Hong Kong dollars, the Company’s and the Group’s presentation currency, for incorporation into the consolidated financial statements. Some of the Group’s entities were denominated in currencies other than the functional currencies of the entities making the activities (primarily US$). The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar and the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments. As at 31 December 2019 and 2018, the Group had certain assets and liabilities that were denominated in currencies (primarily US$) other than Hong Kong dollar. Based on the financial position as at 31 December 2019, an assumed 1% increase or decrease in the value of the Hong Kong dollar against the U.S. dollar would cause the Group to recognize a gain or loss of HK$208.6 million (2018: HK$219.7 million).

202 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Credit risk Credit risk arises from financial assets of the Group, which comprise trade and other receivables, deposits, amounts due from related companies, cash and cash equivalents and restricted cash and cash equivalents. The Group’s exposure to credit risk arises from the potential default of the counterparty, with a maximum exposure equal to the carrying amount of these instruments. Exposure at the reporting dates is outlined under each applicable note. The Group does not hold any credit derivatives or collateral to offset its credit exposure. Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of casino accounts receivable. The Group issues credit in the form of markers to approved casino customers following investigations of creditworthiness. The Group maintains strict controls over the issuance of markers and aggressively pursues collection from those customers who fail to pay their marker balances on a timely basis. These collection efforts may include the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies, and litigation. Markers are generally legally enforceable instruments in Macau, however, markers are not legally enforceable instruments in some other countries. The collectability of markers given to foreign customers is affected by a number of factors including changes in currency exchange rates and economic conditions in the customers’ home countries. In assessing the allowance for doubtful accounts, the Group applies a simplified approach to measure credit risk. The simplified approach requires the recognition of a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience, adjusted for current and forward-looking factors specific to the debtors and the economic environment. Further quantitative data in respect of the Group’s exposure to credit risk arising from trade and other receivables are disclosed in note 14 to the financial statements.

Annual Report 2019 203 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Liquidity risk The Group measures and monitors its liquidity structure based on the overall assets, liabilities and debt in conjunction with its expected cash flows to ensure the capability to meet any unexpected and material cash requirements in the ordinary course of business. In addition, the Group’s senior bank facilities’ governing documents contain capital spending restrictions and other affirmative and negative covenants that require the maintenance of certain financial ratios. As at 31 December 2019, the estimated fair value for level 2 of the Group’s outstanding debt instruments was HK$39.14 billion (2018: HK$31.69 billion). The Group did not hold any assets or liabilities measured at fair value for levels 1 and 3 during the years 2019 and 2018. Level 1 fair values are those measured using quoted prices (unadjusted) in active markets for identical financial instruments, level 2 fair values are those measured using quoted prices in active markets for similar financial instruments, or using valuation techniques in which all significant input is directly or indirectly based on observable market data and level 3 fair values are those measured using valuation techniques in which any significant input is not based on observable market data. The table below analyzes the Group’s financial liabilities into relevant maturity groupings based on the remaining period to the contractual maturity date as at 31 December 2019 and 2018. The amounts disclosed are based on the contractual undiscounted cash flows of financial liabilities that include principal and interest payments. The maturities are calculated assuming the effect of interest rates with respect to variable rate financial liabilities remain constant as at the respective year ends and there are no changes in the aggregate principal amount of financial liabilities other than repayments at scheduled maturities as reflected in the table below.

204 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2019

30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED)

Liquidity risk (continued)

	Interest rates	Within one year or on demand HK$	Between one and two years HK$	Between two and five years HK$	Over five years HK$	Total HK$
			(in thousands)			
As at 31 December 2019						
Interest-bearing borrowings	3.55%–5.50%	3,874,357	4,137,563	23,883,787	16,588,357	48,484,064
Lease liabilities	4.90%–5.40%	132,373	114,505	257,974	167,976	672,828
Construction payables and accruals and construction retentions payable		490,380	1,315	–	–	491,695
Accounts payable		402,395	–	–	–	402,395
Amounts due to related companies		111,527	–	–	–	111,527
Other payables		5,441,537	83,249	77,670	–	5,602,456
Other liabilities		10,314	126,787	57,129	4,100	198,330
As at 31 December 2018						
Interest-bearing borrowings	4.10%–5.50%	1,541,314	2,541,088	24,761,226	12,093,794	40,937,422
Construction payables and accruals and construction retentions payable		436,856	1,293	–	–	438,149
Accounts payable		723,473	–	–	–	723,473
Amounts due to related companies		160,196	–	–	–	160,196
Other payables		6,736,486	77,670	155,340	–	6,969,496
Other liabilities		9,717	8,088	166,469	3,713	187,987

"Other payables" are mainly comprised of outstanding chip liabilities, customer deposits, donation payable, and other miscellaneous payables, excluding tax liabilities, incurred as at 31 December 2019 and 2018.

Annual Report 2019 205 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 30. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Capital management The primary objective of the Group’s capital management is to ensure that it maintains a strong credit rating in order to support its business and maximize shareholders’ value. The Group manages its capital structure and makes adjustments to it as economic conditions change, i.e., interest rates and equity markets. To maintain a strong capital structure and in response to changes in economic conditions, the Group may modify debt instruments to obtain more favorable interest rates, obtain additional debt financing, and may adjust dividend payments to shareholders as conditions require. The gearing ratio is a key indicator of the Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. As at 31 December 2019 2018 HK$ HK$ (in thousands, except for percentages) Interest-bearing borrowings 38,594,738 33,078,147 Accounts payable 402,395 723,473 Construction payables and accruals and   construction retentions payable 491,695 438,149 Other payables and accruals 7,914,121 9,907,813 Amounts due to related companies 111,527 160,196 Other liabilities 213,549 243,127 Lease liabilities 562,794 — Less: cash and cash equivalents (14,087,486) (9,526,423) restricted cash and cash equivalents (33,802) (18,067) Net debt 34,169,531 35,006,415 Equity 1,986,756 1,518,459 Total capital 1,986,756 1,518,459 Capital and net debt 36,156,287 36,524,874 Gearing ratio 94.5% 95.8%

206 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 31. STATEMENT OF FINANCIAL POSITION OF THE COMPANY Information about the statement of financial position of the Company is set forth below: As at 31 December 2019 2018 HK$ HK$ (in thousands) Non-current assets   Financial assets 17,522,913 17,620,777   Investment in a subsidiary 237,692 197,713   Contribution to Trust 186,547 161,372  Deposits — 14 Total non-current assets 17,947,152 17,979,876 Current assets  Prepayments 708 722   Amounts due from related companies 41,026 114,996   Other receivables 637,154 341,648   Cash and cash equivalents 7,863,516 418,841 Total current assets 8,542,404 876,207 Current liabilities   Other payables and accruals 193,371 169,846   Amounts due to related companies 11,338 7,549 Total current liabilities 204,709 177,395 Net current assets 8,337,695 698,812 Total assets less current liabilities 26,284,847 18,678,688 Non-current liabilities   Interest-bearing borrowings 18,058,286 10,382,162   Other payables and accruals 5,578 — Total non-current liabilities 18,063,864 10,382,162 Net assets 8,220,983 8,296,526 Equity   Issued capital 5,197 5,197   Share premium account# 12,949,728 12,946,483  Reserves (4,733,942) (4,655,154)   Total equity 8,220,983 8,296,526

Annual Report 2019 | 207

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2019

31. STATEMENT OF FINANCIAL POSITION OF THE COMPANY (CONTINUED)

#

	As at 31 December 2019 HK$ (in thousands)	2018 HK$
The Company's share premium account	**12,949,728**	12,946,483
Adjustment arising from the Group Reorganization	**(12,561,195)**	(12,561,195)
Consolidated share premium account	**388,533**	385,288

Information about the statement of changes in equity of the Company is set forth below:

	Issued Capital HK$	Share Premium Account HK$	Share Option Reserve HK$ (in thousands)	Retained Earnings/ (Accumulated Losses) HK$	Total Equity HK$
As at 1 January 2018	5,196	12,828,510	184,130	(4,208,059)	8,809,777
Net profit and other comprehensive income for the year	—	—	—	7,208,648	7,208,648
Total comprehensive income for the year	—	—	—	7,208,648	7,208,648
Share-based payments	—	—	55,428	—	55,428
Exercise of share options	1	18,663	(4,390)	—	14,274
Vesting of shares issued for employee ownership scheme	—	99,310	(99,314)	—	(4)
Returned dividend from forfeited awards under the employee ownership scheme	—	—	—	3,656	3,656
Dividends declared	—	—	—	(7,795,253)	(7,795,253)
As at 31 December 2018 and 1 January 2019	**5,197**	**12,946,483**	**135,854**	**(4,791,008)**	**8,296,526**
Net profit and other comprehensive income for the year	—	—	—	4,570,830	4,570,830
Total comprehensive income for the year	—	—	—	4,570,830	4,570,830
Share-based payments	—	—	51,933	—	51,933
Vesting of shares issued for employee ownership scheme	—	3,245	(27,239)	—	(23,994)
Returned dividend from forfeited awards under the employee ownership scheme	—	—	—	2,950	2,950
Dividends declared	—	—	—	(4,677,262)	(4,677,262)
As at 31 December 2019	**5,197**	**12,949,728**	**160,548**	**(4,894,490)**	**8,220,983**

208 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2019 31. STATEMENT OF FINANCIAL POSITION OF THE COMPANY (CONTINUED) The Company’s reserves available for distribution represent the share premium account, share option reserve and retained earnings/accumulated losses. Under the Companies Law (Revised) Chapter 22 of the Cayman Islands, the share premium of the Company is available for paying distributions or dividends to shareholders subject to the provisions of its Memorandum or Articles of Association and provided that immediately following the distribution of a dividend, the Company is able to pay its debts as they fall due in the ordinary course of business. Accordingly, the Company’s reserves available for distribution to shareholders as at 31 December 2019 amounted to approximately HK$8.22 billion (2018: HK$8.29 billion). 32. COMPARATIVE AMOUNTS Certain comparative amounts have been reclassified to conform with the current year’s presentation. 33. SUBSEQUENT EVENT In January 2020, an outbreak of a new strain of coronavirus (“COVID-19”) was identified and has spread around the world. Currently, there are no fully effective vaccines and there can be no assurance that an effective vaccine will be developed. The spread of COVID-19 and the recent developments surrounding the global pandemic are currently having negative impacts on all aspects of our business. The current, and uncertain future, impact of the COVID-19 outbreak, including its effect on the ability or desire of people to travel (including to and from our properties), is expected to continue to impact our results, operations, outlooks, plans, goals, growth, reputation, cash flows and liquidity. On 4 February 2020, the Macau government announced a 15-day closure of all casino operations in Macau, including those at Wynn Palace and Wynn Macau. Casino operations at Wynn Palace and Wynn Macau resumed on 20 February 2020 on a reduced basis. On 20 March 2020, our casinos operations were fully restored in terms of tables, slot machines and electronic gaming stations being activated, however certain health safeguards, such as limiting the number of seats per table game, slot machine spacing, temperature checks, mask protection, and health declarations remain in effect at the present time. Visitation to Macau has meaningfully decreased since the outbreak of COVID-19, driven by outbreak’s strong deterrent effect on travel and social activities, the Chinese government’s suspension of its visa and group tour schemes that allow mainland Chinese residents to travel to Macau, travel and entry restrictions in Macau, Hong Kong and certain cities and regions in mainland China, the suspension of ferry services and other modes of transportation within Macau and regionally, and, most recently, the ban on entry or enhanced quarantine requirements, depending on the person’s residency and their recent travel history, for any Macau residents, PRC citizens, Hong Kong residents and Taiwan residents attempting to enter Macau. Persons who are not residents of Greater China are barred from entry to Macau as at the date of these financial statements.

Annual Report 2019 209 Financial Statements Notes to Financial Statements For the year ended 31 December 2019 33. SUBSEQUENT EVENT (CONTINUED) Once travel advisories and restrictions are lifted, demand for casino resorts may remain weak for a significant length of time and we cannot predict if and when our properties will return to pre- outbreak demand or pricing. In particular, demand for casino resorts may be negatively impacted by the adverse changes in the perceived or actual economic climate, including higher unemployment rates, declines in income levels and loss of personal wealth resulting from the impact of COVID-19. In addition, we cannot predict the impact COVID-19 will have on our partners, such as tenants, travel agencies, suppliers and other vendors. We may be adversely impacted as a result of the adverse impact our partners suffer. As a result of all of the foregoing, we may be required to raise additional capital in the future and our access to and cost of financing will depend on, among other things, global economic conditions, conditions in the global financing markets, the availability of sufficient amounts of financing, our prospects and our credit ratings. If our credit ratings were to be downgraded, or general market conditions were to ascribe higher risk to our rating levels, our industry, or us, our access to capital and the cost of any debt financing will be further negatively impacted. In addition, the terms of future debt agreements could include more restrictive covenants, or require incremental collateral, which may further restrict our business operations or be unavailable due to our covenant restrictions then in effect. There is no guarantee that debt financings will be available in the future to fund our obligations, or that they will be available on terms consistent with our expectations. In addition, the COVID-19 outbreak has significantly increased economic and demand uncertainty. The current outbreak and continued spread of COVID-19 could cause a global recession, which would have a further adverse impact on our financial condition and operations. Current economic forecasts for significant increases in unemployment due to the adoption of social distancing and other policies to slow the spread of the virus is likely to have a negative impact on demand for casino resorts, and these impacts could exist for an extensive period of time. The extent of the effects of the outbreak on our business and the casino resort industry at large is highly uncertain and will ultimately depend on future developments, including, but not limited to, the duration and severity of the outbreak, the length of time it takes for demand and pricing to return and normal economic and operating conditions to resume. The COVID-19 outbreak has had and will continue to have an adverse effect on our results of operations and our ability to pay dividends. Given the uncertainty around the extent and timing of the potential future spread or mitigation of COVID-19 and around the imposition or relaxation of protective measures, we cannot reasonably estimate the impact to our future results of operations, cash flows, or financial condition. To the extent COVID-19 adversely affects our business, operations, financial condition and operating results, it may also have the effect of heightening many of the other risks related to our business, including, but not limited to, those relating to our high level of indebtedness, our need to generate sufficient cash flows to service our indebtedness, and our ability to comply with the covenants contained in the agreements that govern our indebtedness.

210 Wynn Macau, Limited Financial Summary A summary of the operating results and assets and liabilities of the Group for the last five years prepared on the basis as set out herein, is set forth below. The operating revenues for the years ended 31 December 2015, 2016 and 2017 have been restated to reflect the full retrospective adoption of IFRS 15 Revenue from Contracts with Customers, effective 1 January 2018, with no impact on respective profit before tax, profit for the year and assets and liabilities of the Group. Year ended 31 December 2019 2018 2017 2016 2015 HK$ HK$ HK$ HK$ HK$ (in thousands) Results Operating revenues 36,161,691 39,591,813 34,031,917 21,004,180 18,152,739 Profit before tax 5,069,088 6,257,817 3,712,921 1,447,959 2,416,860 Profit for the year 5,056,661 6,245,390 3,700,494 1,435,532 2,410,398 As at 31 December 2019 2018 2017 2016 2015 HK$ HK$ HK$ HK$ HK$ (in thousands) Assets and liabilities Total assets 50,290,002 46,081,791 42,995,739 42,945,473 42,283,507 Total liabilities 48,303,246 44,563,332 39,994,981 40,492,409 38,181,228 Net assets 1,986,756 1,518,459 3,000,758 2,453,064 4,102,279 The consolidated results of the Group for the years ended 31 December 2015, 2016, 2017, 2018 and 2019 and the consolidated assets and liabilities of the Group as at 31 December 2015, 2016, 2017, 2018 and 2019 are those set out in the audited financial statements. The summary above does not form part of the audited financial statements.

Annual Report 2019 211 Definitions “Actual Selling Price” the actual price at which the Award Shares are sold (net of brokerage, Hong Kong Stock Exchange trading fee, the Securities and Futures Commission of Hong Kong transaction levy and any other applicable costs) on vesting of an Award pursuant to the employee ownership scheme or in the case of a vesting when there is an event of change in control or privatization of the Company, the consideration receivable under the related scheme or offer “Award” an award granted by the Board to a Selected Participant, which may vest in the form of Award Shares or the Actual Selling Price of the Award Shares in cash, as the Board may determine in accordance with the terms of the Scheme Rules “Award Shares” the Shares granted to a Selected Participant in an Award “Board of Directors” or “Board” the Board of Directors of our Company “Code” the Corporate Governance Code and Corporate Governance Report set out in Appendix 14 to the Listing Rules as applicable on 31 December 2019 “Company”, “our Company” or Wynn Macau, Limited, a company incorporated on 4 September  “WML” 2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn Resorts, Limited “Concession Agreement” the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region entered into between WRM and the Macau government on 24 June 2002 “Cotai Land Concession the land concession contract entered into between WRM, Palo  Agreement” and the Macau government for approximately 51 acres of land in the Cotai area of Macau, and for which formal approval from the Macau government was published in the official gazette of Macau on 2 May 2012 “DICJ” The Gaming Inspection and Coordination Bureau of Macau

212 Wynn Macau, Limited Definitions “Director(s)” the director(s) of our Company “Eligible Person” any individual, being an employee or officer of any member of the Group (other than a connected person of the Company or an associate of a connected person of the Company); however, no individual who is resident in a place where the grant, acceptance or vesting of an Award pursuant to the employee ownership scheme is not permitted under the laws and regulations of such place or where, in the view of the Board, compliance with applicable laws and regulations in such place makes it necessary or expedient to exclude such individual, shall be entitled to participate in the employee ownership scheme and such individual shall therefore be excluded from the term “Eligible Person” “Encore” or “Encore at Wynn a casino resort located in Macau, connected to and fully  Macau” integrated with Wynn Macau, owned and operated directly by WRM which opened on 21 April 2010 “Galaxy” Galaxy Casino, S.A., one of the six gaming operators in Macau and one of the three concessionaires “Group”, “we”, “us” or “our“ our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group “Group Reorganization” the reorganization undertaken by the Group, as described in the section headed “History and Corporate Structure — IPO Reorganization” of the IPO Prospectus “Harthor Hospitality Services Harthor Hospitality Services HK Limited, a company   HK Limited” incorporated under the laws of Hong Kong and a wholly-owned subsidiary of Wynn Resorts, Limited “Harthor Hospitality Services Harthor Hospitality Services Limited, a company incorporated  Limited” under the laws of Macau and a wholly-owned subsidiary of Wynn Resorts, Limited “HIBOR” Hong Kong Interbank Offered Rate

Annual Report 2019 213 Definitions “HK$” Hong Kong dollars, the lawful currency of Hong Kong “Hong Kong” or “HKSAR” the Hong Kong Special Administrative Region of the PRC “Hong Kong Stock Exchange” The Stock Exchange of Hong Kong Limited “IFRS” International Financial Reporting Standards “IPO Prospectus” the IPO Prospectus of the Company published on 24 September 2009 in connection with the Listing “Las Vegas Jet, LLC” Las Vegas Jet, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “LIBOR” London Interbank Offered Rate “Listing” the initial listing of the Shares on the Main Board of the Hong Kong Stock Exchange on 9 October 2009 “Listing Rules” the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time) “Lumini Hospitality Services Lumini Hospitality Services HK Limited, a company incorporated   HK Limited” under the laws of Hong Kong and a wholly-owned subsidiary of Wynn Resorts, Limited “Lumini Hospitality Services Lumini Hospitality Services Limited, a company incorporated  Limited” under the laws of Macau and a wholly-owned subsidiary of Wynn Resorts, Limited “Macau” or “Macau Special the Macau Special Administrative Region of the PRC   Administrative Region” “Macau Operations” the integrated Wynn Palace and Wynn Macau and Encore at Wynn Macau

214 Wynn Macau, Limited Definitions “Melco” Melco Resorts (Macau) Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “MGM Macau” MGM Grand Paradise Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires “Model Code” the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix 10 of the Listing Rules “MOP” or “pataca” Macau pataca, the lawful currency of Macau “NASDAQ” National Association by Securities Dealers Automated Quotations “Palo Hong Kong Limited” Palo Hong Kong Limited, a company incorporated under the laws of Hong Kong and a wholly-owned subsidiary of Wynn Resorts, Limited “Palo Manpower Hong Kong Palo Manpower Hong Kong Limited, a company incorporated  Limited” under the laws of Hong Kong and a wholly-owned subsidiary of Wynn Resorts, Limited “Palo Marketing Services Palo Marketing Services Limited, a company incorporated under  Limited” the laws of Macau and a wholly-owned subsidiary of Wynn Resorts, Limited “Palo Real Estate Company Palo Real Estate Company Limited, a limited liability company   Limited” or “Palo” incorporated under the laws of Macau, subject to Ms. Linda Chen 10% social and voting interest and MOP1.00 economic interest in WRM, an indirect wholly-owned subsidiary of the Company “PRC”, “China” or “mainland the People’s Republic of China and, except where the context  China” requires and only for the purpose of this annual report for geographical and statistical reference only, references in this annual report to the PRC or China do not include Taiwan, Hong Kong or Macau; the term “Chinese” has a correlative meaning

Annual Report 2019 215 Definitions “SAC Hospitality Services SAC Hospitality Services HK Limited, a company incorporated   HK Limited” under the laws of Hong Kong and a wholly-owned subsidiary of Wynn Resorts, Limited “SAC Hospitality Services SAC Hospitality Services Limited, a company incorporated  Limited” under the laws of Macau and a wholly-owned subsidiary of Wynn Resorts, Limited “Scheme Rules” the rules relating to the employee ownership scheme “SEC” the U.S. Securities and Exchange Commission “SFO” the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) “Share(s)” ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company “Shareholder(s)” holder(s) of Share(s) of the Company from time to time “SJM” Sociedade de Jogos de Macau S.A., one of the six gaming operators in Macau and one of the three concessionaires “Trust” the trust constituted by the Trust Deed to service the employee ownership scheme “Trust Deed” the trust deed entered into between the Company and the Trustee (as may be restated, supplemented and amended from time to time) on 30 June 2014 “Trustee” the trustee appointed by the Company for the purpose of the Trust, and as at the date of this annual report, Computershare Hong Kong Trustees Limited, a company incorporated in Hong Kong and having its registered office at 46th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong “US$” United States dollars, the lawful currency of the United States

216 Wynn Macau, Limited Definitions “U.S. GAAP” the Generally Accepted Accounting Principles of the United States “Venetian Macau” Venetian Macau, S.A., one of the six gaming operators in Macau and one of the three sub-concessionaires “WM Cayman Holdings Limited I” WM Cayman Holdings Limited I, a company incorporated on 7 July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Wynn Group Asia, Inc. “WM Cayman Holdings Limited II” WM Cayman Holdings Limited II, a company incorporated on 8 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company “WML 2021 Notes” the US$600 million (approximately HK$4.67 billion) 5.25% senior notes due 2021 issued by the Company in October 2013 and the additional US$750 million (approximately HK$5.84 billion) 5.25% senior notes due 2021 issued by the Company on 20 March 2014 (Debt Stock Code: 5983), which were consolidated and form a single series of notes “WML 2024 Notes” the US$600 million (approximately HK$4.67 billion) 4.875% senior notes due 2024 issued by the Company in September 2017 (Debt Stock Code: 5279) “WML 2027 Notes” the US$750 million (approximately HK$5.84 billion) 5.50% senior notes due 2027 issued by the Company in September 2017 (Debt Stock Code: 5280) “WML 2029 Notes“ the US$1 billion (approximately HK$7.79 billion) 5.125% senior notes due 2029 issued by the Company in December 2019 (Debt Stock Code: 40102) “Worldwide Wynn” Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited

Annual Report 2019 217 Definitions “WRL Group” Wynn Resorts, Limited and its subsidiaries (other than the Group) “WRM” Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly-owned subsidiary of the Company “WRM Shareholder Dividend Tax the agreements, entered into during August 2016, for a term of  Agreement” five years between WRM and the Macau Special Administrative Region, that provide for an annual payment to the Macau Special Administrative Region of MOP12.8 million in years 2016 through 2020 in lieu of Complementary Tax otherwise due by WRM shareholders on dividend distributions to them from gaming profits earned in those years “Wynn Design & Development” Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly- owned subsidiary of Wynn Resorts, Limited “Wynn Group Asia, Inc.” Wynn Group Asia, Inc, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn International Marketing, Wynn International Marketing, Ltd., a company incorporated   Ltd.” or “WIML” under the laws of Isle of Man and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Las Vegas, LLC” Wynn Las Vegas, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Macau” a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and where appropriate, the term also includes Encore at Wynn Macau “Wynn Macau Credit Facilities” together, the HK$17.93 billion (equivalent) fully-funded senior term loan facilities and the HK$5.84 billion (equivalent) senior revolving credit facilities extended to WRM as subsequently amended from time to time and refinanced on 21 December 2018

218 Wynn Macau, Limited Definitions “Wynn Manpower Limited” Wynn Manpower Limited, a company incorporated under the laws of Macau and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn MA, LLC” Wynn MA, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Palace” an integrated resort situated on approximately 51 acres of land in the Cotai area of Macau in accordance with the terms of the Cotai Land Concession Agreement, which is operated by WRM and opened on 22 August 2016 “Wynn Resorts Finance, LLC” Wynn Resorts Finance, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Resorts Holdings, LLC” Wynn Resorts Holdings, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Resorts Hotel Marketing Wynn Resorts Hotel Marketing & Sales (Asia), LLC, a company   & Sale (Asia), LLC” formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Resorts International, Wynn Resorts International, Ltd., a company incorporated under  Ltd.” the laws of the Isle of Man and a wholly-owned subsidiary of the Company “Wynn Resorts, Limited”, “Wynn Wynn Resorts, Limited, a company formed under the laws of the   Resorts” or “WRL” State of Nevada, United States, and our controlling shareholder (as defined in the Listing Rules)

Annual Report 2019 219 Glossary “Average Daily Rate” average daily rate which is calculated by dividing total room revenues, including complimentaries (less service charges, if any), by total rooms occupied “chip(s)” a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables “gaming promoters” individuals or companies licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to patrons, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Macau Administrative Regulation no. 6/2002 “gross gaming win” the total win generated by all casino gaming activities combined, calculated before deduction of commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues) “In-house VIP Program” an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their financial background and payment history “REVPAR” revenue per available room which is calculated by dividing total room revenues, including complimentaries (less service charges, if any), by total rooms available

220 Wynn Macau, Limited Glossary “Rolling Chip” physically identifiable chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and our Macau Operations’ individual VIP players “slot machine win” the amount of handle (representing the total amount wagered) that is retained and recorded as casino revenues. Slot machine win is after adjustment for progressive accruals, but before the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis “table drop” the amount of cash deposited in a gaming table’s drop box that serves as a repository for cash, plus cash chips purchased at the casino cage “table games win” the amount of table drop or turnover that is retained and recorded as casino revenues. Table games win is before commissions and the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis “turnover” the sum of all losing Rolling Chip wagers within the VIP program “VIP player” client, patron or player who participates in our Macau Operations’ In-house VIP Program or in the VIP program of any of our gaming promoters

年度報告 2019 Annual Report 2019 Annual Report 年度報告 (853) 2888-9966 Wynn Macau, Limited Wynn www.wynnmacau.com Rua Cidade de Sintra, NAPE, Macau